Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

SUNGEVITY, INC.,

EASTERLY ACQUISITION CORP.,

SOLARIS MERGER SUB INC.

And

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

solely in its capacity as Sellers Representative

Dated as of June 28, 2016

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Article VIII

TERMINATION

Section 8.1	Termination	73

Exhibit A	Form of Certificate of Merger
Exhibit B	Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation
Exhibit C	Form of Amended and Restated Bylaws of the Surviving Corporation
Exhibit D	Form of Amended and Restated Certificate of Incorporation of Parent
Exhibit E	Form of Escrow Agreement
Exhibit F	Form of Written Consent and Joinder Agreement
Exhibit G	Form of Sungevity Holdings, Inc. 2016 Omnibus Equity Incentive Plan
Exhibit H	Form of Sungevity Holdings, Inc. 2016 Employee Stock Purchase Plan

index of defined terms

Defined Term	Section

Acquisition Proposal	5.6(d)(i)
Adjusted Company Preferred Consideration	9.17
Adjusted Company Preferred Per Share Consideration	2.1(b)(iv)
Adjusted Company Series A Per Share Consideration	2.1(b)(iv)
Adjusted Company Series B Per Share Consideration	2.1(b)(iii)
Adjusted Company Series C Per Share Consideration	2.1(b)(ii)
Adjusted Company Series D Per Share Consideration	2.1(b)(i)
Adverse Recommendation Change	5.6(a)
Advisory Committee	9.17
Affiliate	9.17
Agent	5.22
Aggregate Parent Common Stock	2.1(b)(vi)
Agreement	Preamble
Antitrust Filings	5.3(a)
Antitrust Law	9.17
Applicable Preference	9.17
Appraisal Rights Claim	9.17
Appraisal Rights Statute	2.7
Asserted Liability	7.5(a)
Audited Annual Financial Statements	5.5(c)
Available Cash	9.17
Business Combination	3.2(b)
Business Day	9.17
Cancelled Warrant	2.6(b)
Capitalization Date	4.2(b)
Certificate of Merger	1.3(a)
Claim Notice	9.17
Closing	1.2
Closing Date	1.2
Code	Recitals
Common Exchange Ratio	2.1(c)
Common Stock Allocation	2.1(h)
Common Stock Allocation Participant	9.17
Company	Preamble
Company Benefit Plan	4.11(b)
Company Board	4.4(b)
Company Book-Entry Shares	2.1(e)
Company Capital Stock	4.2(a)
Company Certificate	2.1(e)
Company Class A Common Stock	9.17
Company Class A Warrants	9.17
Company Class B Common Stock	9.17

 v

Company Common Per Share Consideration	2.1(b)(v)
Company Common Stock	2.1
Company Disclosure Letter	Article IV
Company Financial Statements	4.6(a)
Company Intellectual Property	9.17
Company Licenses	4.10(b)(i)
Company Material Adverse Effect	Article IV
Company Preferred Stock	2.1
Company Preferred Warrants	9.17
Company Recommendation	4.4(b)
Company Series A Per Share Consideration	9.17
Company Series A Preferred Stock	9.17
Company Series A Warrants	9.17
Company Series B Per Share Consideration	9.17
Company Series B Preferred Stock	9.17
Company Series B Warrants	9.17
Company Series C Per Share Consideration	9.17
Company Series C Preferred Stock	9.17
Company Series C Warrants	9.17
Company Series D Per Share Consideration	9.17
Company Series D Preferred Stock	9.17
Company Series D Warrants	9.17
Company Software Products	4.16(g)
Company Stock Options	9.17
Company Stock Plans	9.17
Company Stockholder Approval	4.4(c)
Company Systems	4.16(f)
Company Warrants	4.2(d)
Confidentiality Agreement	9.17
Consents	3.4(a)
Consideration Spreadsheet	2.1(c)
Contract	3.4(b)
control	9.17
Convertible Promissory Note	9.17
Debt Parties	5.22
DGCL	1.1(a)
Director	9.17
Dissenting Shares	2.7
DOJ	5.3(a)
EAR	4.21(a)
Effective Time	1.3(b)
Employee Grant Shares	2.6(d)
Environmental Laws	4.12
ERISA	3.10(a)
ERISA Affiliate	3.10(a)
Escrow Account	2.4(c)

Escrow Agent	2.4(c)
Escrow Agreement	2.4(c)
Escrow Shares	2.4(b)(i)
Exchange Act	3.4(a)
Exchange Agent	2.4(a)
Exchange Fund	2.4(a)
Expense Fund	9.14(j)
Fair Market Value of the Company	9.17
Filings	3.4(a)
Firms	9.16
Form S-4	5.5(a)
FTC	5.3(a)
GAAP	9.17
Governmental Entity	3.4(a)
Hazardous Substances	9.17
HSR Act	9.17
Implied Merger Consideration Per Company Common Share	9.17
Indebtedness	9.17
Indemnifying Holders	9.17
Indemnitee	5.11(a)
Indemnitees	5.11(a)
Initial Release Date	7.2
Intellectual Property	9.17
Intervening Event	5.6(d)(ii)
In-the-Money Common Warrant	2.6(c)
In-the-Money Preferred Warrant	2.6(b)
In-the-Money Warrant	2.6(c)
Investment Company Act	3.17
Investor Agreements	5.22
IPO	3.20(a)
Knowledge	9.17
known	9.17
Laws	9.17
Leased Property	4.13(b)
Letter of Transmittal	2.4(b)(i)
Liens	9.17
Losses	9.17
LSA	5.22
Material Adverse Effect	9.17
Material Contracts	9.17
Materially Burdensome Regulatory Condition	5.10(b)
Merger	1.1(a)
Merger Consideration	2.1(b)
Merger Sub	Preamble
Money Laundering Laws	4.22
Nasdaq	9.17

New Convertible Notes	9.17
Non-U.S. Company Benefit Plan	4.11(h)
Notice Period	5.6(b)(i)
OFAC	4.21(a)
OFAC Regulations	4.21(a)
Open Source Software	9.17
Order	9.17
Outside Date	8.1(b)(ii)
Parent	Preamble
Parent Acquisition Proposal	5.6(d)(iii)
Parent Benefit Plan	3.10(a)
Parent Board	3.3(b)
Parent Bylaws	3.1
Parent Capital Stock	3.2(a)
Parent Charter	3.1
Parent Common Stock	2.1(f)
Parent Disclosure Letter	Article III
Parent Indemnification Claim	7.2
Parent Indemnified Party	7.2
Parent Material Adverse Effect	Article III
Parent Preferred Stock	3.2(a)
Parent Recommendation	3.3(b)
Parent Restated Charter	1.4(b)
Parent SEC Documents	3.5(a)
Parent SEC Financial Statements	3.5(c)
Parent Stock Plan	5.20
Parent Stock Purchase Plan	5.20
Parent Stockholder Approval	3.18
Parent Stockholders Meeting	5.5(d)
Parent Warrant	2.1(g)
Payout Excess	2.2
Pending Claim	7.2
Per Share Calculations	9.17
Permitted Lien	9.17
Person	9.17
Preference Cutback Amount	9.17
Premium Cap	5.11(c)
Pro Rata Portion	9.17
Proceeding	9.17
Prohibited Fund	4.23(c)
Property Leases	4.13(b)
Prospectus	9.15
Proxy/Consent Solicitation Statement	5.5(a)
Redemption Shares	2.1(f)
Release	9.17
Released Claims	7.7

Renewable Portfolio Standard	9.17
Representative Losses	9.14(e)
Representatives	5.5(a)
Required Derivative Security Consents	2.6(e)
Required Governmental Consents	6.1(f)
Sales Process Claim	9.17
Sarbanes-Oxley Act	3.5(d)
SEC	3.4(a)
Section 1542	7.7(b)
Securities Act	3.4(a)
Seller Group	9.16
Sellers Representative	Preamble
Selling Stockholders	9.14(a)
Shared Cutback Amount	9.17
Sponsor	5.18
Stockholder Notice	5.4(b)
Subsidiary	9.17
Superior Proposal	5.6(d)(iv)
Survival Period	7.1
Surviving Corporation	1.1(a)
Takeover Laws	3.3(c)
Tax Benefits	7.3(e)
Tax Opinion	6.2(d)
Tax Opinion Materials	5.16
Tax Return	9.17
Taxes	9.17
Termination Fee	8.3(b)
Threatened	9.17
Total Escrow Shares	7.2
Transactions	1.1(a)
Trust Account	3.20
Trust Agreement	3.20
Trustee	3.20
Unaudited Annual Financial Statements	4.6(a)
Voting Agreement	Recitals
Waived 280G Benefits	5.19
WARN Act	4.11(l)
Warrant Agreement	2.1(g)
Written Consent and Joinder Agreement	5.4(a)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 28, 2016 (this “Agreement”), by and among SUNGEVITY, INC., a Delaware corporation (the “Company”), EASTERLY ACQUISITION CORP., a Delaware corporation (“Parent”), SOLARIS MERGER SUB INC., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Shareholder Representative Services LLC, a Colorado limited liability company (“Sellers Representative”), solely in its capacity as Sellers Representative.

WITNESSETH:

WHEREAS, in anticipation of the Merger, Parent has incorporated Merger Sub;

WHEREAS, each of the Company, Parent and Merger Sub desire, following the satisfaction or waiver of the conditions set forth in Article VI, to effect the Merger upon the terms and conditions set forth in this Agreement, whereby Merger Sub shall be merged with and into the Company, with the Company being the surviving entity in the Merger, and the Surviving Corporation becoming a wholly owned subsidiary of Parent;

WHEREAS, the Boards of Directors of each of the Company, Parent, and Merger Sub have determined that it is advisable and in the best interests of their respective companies and stockholders to consummate the Merger and the Transactions on the terms and conditions set forth herein;

WHEREAS, for U.S. federal income Tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); that this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and that the Company, Parent and Merger Sub will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code;

WHEREAS, certain stockholders of the Company are delivering to the Company and Parent, a Voting Agreement (the “Voting Agreement”), dated as of the date hereof, pursuant to which, among other things, the Persons indicated on the signature pages thereof have agreed to vote their Company Common Stock and Company Preferred Stock in favor of certain matters, including the Merger and the other Transactions; and

WHEREAS, the Company, Parent, and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Company, Parent, Merger Sub and Sellers Representative agree as follows:

Article I

THE MERGER

Section 1.1           The Merger.

(a)          At the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and upon the terms set forth in this Agreement, whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”). As a result of the Merger, the Surviving Corporation shall become a wholly owned Subsidiary of Parent. The Merger and other transactions contemplated by this Agreement, are referred to herein as the “Transactions.”

(b)          From and after the Effective Time, except as otherwise agreed pursuant to the terms of this Agreement, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of the Company and Merger Sub, all as provided under the DGCL.

Section 1.2           Closing. Unless this Agreement is earlier terminated pursuant to Article VIII, the closing of the Merger (the “Closing”) shall take place at the offices of Hogan Lovells US LLP, 875 Third Avenue, New York, NY 10022 at 11:00 a.m. local time, unless another time or place is mutually agreed upon in writing by Parent and the Company, as soon as practicable (but, subject to the satisfaction or, to the extent permitted hereunder, waiver of the applicable conditions set forth in Article VI, in any event, within three (3) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all applicable conditions set forth in Article VI (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions) or at such other time and place as the Company and Parent shall agree. The date and time on which the Closing occurs is referred to herein as the “Closing Date.”

Section 1.3           Effective Time.

(a)          On the Closing Date, the Company shall file a certificate of merger (the “Certificate of Merger”), in substantially the form attached hereto as Exhibit A, with the Delaware Secretary of State in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required by the DGCL in connection with the Merger.

(b)          The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such later time as the Company and Parent shall agree and specify in the Certificate of Merger (such time as the Merger becomes effective being the “Effective Time”).

Section 1.4           Certificates of Incorporation and Bylaws.

(a)          The certificate of incorporation of the Company shall be amended and restated in its entirety at the Effective Time to be in the form attached hereto as Exhibit B and, as so amended and restated, shall be the amended and restated certificate of incorporation of the Surviving Corporation. The bylaws of the Company shall be amended and restated in their entirety at the Effective Time to be in the form attached hereto as Exhibit C and, as so amended and restated, shall be the amended and restated bylaws of the Surviving Corporation.

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 (b)          Parent shall cause the certificate of incorporation of Parent to be amended and restated in its entirety at the Effective Time to be in the form attached hereto as Exhibit D (the “Parent Restated Charter”), which amendment and restatement shall, among other things, change the name of Parent to “Sungevity Holdings, Inc.”; provided, that if the provisions included in such form of Parent Restated Charter that relate to (i) a reverse stock split of the shares of Parent Common Stock and / or (ii) requiring that certain types of claims be brought only in courts in Delaware, in either case, are not approved by the Parent Stockholder Approval, then the Parent Restated Charter shall instead be amended and restated to be in the form attached hereto as Exhibit D but excluding any such provision(s) not so approved.

Section 1.5           Directors and Officers of Parent and the Surviving Corporation.

(a)          From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the Persons set forth in Section 1.5(a) of the Company Disclosure Letter shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately before the Effective Time shall be the officers of the Surviving Corporation.

(b)          Until successors are duly elected or appointed and qualified in accordance with applicable Law, the parties shall use reasonable best efforts and take all necessary action so that the Persons listed in Section 1.5(b) of the Company Disclosure Letter are elected or appointed, as applicable, to the positions of officers and directors of Parent, as set forth therein, to serve in such positions effective immediately before the Effective Time. If any Person listed in Section 1.5(b) of the Company Disclosure Letter is unable to serve or is no longer providing continuing services to either Parent or the Company, the party appointing such Person shall designate a successor.

Article II

EFFECT ON THE CAPITAL STOCK OF
THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1           Effect on Share Capital of Parent, the Company and Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any shares of the Company Class A Common Stock or Company Class B Common Stock (collectively, “Company Common Stock”), or any holder of any shares of Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock or Company Series D Preferred Stock (collectively, including any shares of Company Series D Preferred Stock issued immediately prior to the Effective Time upon conversion of any subordinated convertible notes, “Company Preferred Stock”):

(a)          All Company Common Stock and Company Preferred Stock that are held by the Company as treasury stock or that are owned by the Company, or any wholly owned Subsidiary of the Company or by Parent or any wholly owned Subsidiary of Parent immediately prior to the Effective Time shall be cancelled such that they shall cease to exist, and no consideration shall be delivered in exchange therefor.

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(b)          Subject to the other provisions of this Section 2.1 and Sections 2.2, 2.3, 2.4, 2.6 and 2.7, each share of Company Common Stock and Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive that portion of a fully paid and nonassessable share of Parent Common Stock determined as follows (the “Merger Consideration”):

(i)          each share of Company Series D Preferred Stock issued and outstanding immediately prior to the Effective Time, including any shares of Company Series D Preferred Stock issued pursuant to Section 2.6(b) (other than Dissenting Shares) and any shares of Company Series D Preferred Stock issued immediately prior to the Effective Time upon conversion of any subordinated convertible notes, shall be converted and exchanged, without any action on the part of the holders thereof, into the right to receive the Company Series D Per Share Consideration, plus the additional consideration, if any, as set forth in Section 2.1(b)(v) (the “Adjusted Company Series D Per Share Consideration”);

(ii)         each share of Company Series C Preferred Stock issued and outstanding immediately prior to the Effective Time, including any shares of Company Series C Preferred Stock issued pursuant to Section 2.6(b) (other than Dissenting Shares), shall be converted and exchanged, without any action on the part of the holders thereof, into the right to receive the Company Series C Per Share Consideration, plus the additional consideration, if any, as set forth in Section 2.1(b)(v) (the “Adjusted Company Series C Per Share Consideration”);

(iii)        each share of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time, including any shares of Company Series B Preferred Stock issued pursuant to Section 2.6(b) (other than Dissenting Shares), shall be converted and exchanged, without any action on the part of the holders thereof, into the right to receive the Company Series B Per Share Consideration, plus the additional consideration, if any, as set forth in Section 2.1(b)(v) (the “Adjusted Company Series B Per Share Consideration”);

(iv)        each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time, including any shares of Company Series A Preferred Stock issued pursuant to Section 2.6(b) (other than Dissenting Shares), shall be converted and exchanged, without any action on the part of the holders thereof, into the right to receive the Company Series A Per Share Consideration, plus the additional consideration, if any, as set forth in Section 2.1(b)(v) (the “Adjusted Company Series A Per Share Consideration” and, together with the Adjusted Company Series D Per Share Consideration, the Adjusted Company Series C Per Share Consideration and the Adjusted Company Series B Per Share Consideration, the applicable “Adjusted Company Preferred Per Share Consideration”);

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(v)         each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, including any shares of Company Common Stock issued pursuant to Section 2.6(c) (other than Dissenting Shares) shall be converted and exchanged, without any action on the part of the holders thereof, into the right to receive (collectively, the “Company Common Per Share Consideration”) and, as applicable, each share of Company Preferred Stock shall receive additional consideration as set forth below:

(1)         in addition to the additional consideration, if any, as set forth in the remainder of this Section 2.1(b)(v) (and each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time, including any shares of Company Preferred Stock issued pursuant to Section 2.6(b) (other than Dissenting Shares), shall additionally receive), such amount of Parent Common Stock, if any, equal to the lesser of 0.0003975 shares of Parent Common Stock and (A) the difference, if positive, of the Aggregate Parent Common Stock less the number of shares of Parent Common Stock issued pursuant to (x) the Common Stock Allocation, and (y) subsections (i) through (iv) above (and if negative, such difference equaling zero), divided by (B) the total number of shares of Company Preferred Stock and Company Common Stock, including any such shares of Company Preferred Stock and Company Common Stock issued pursuant to Section 2.6, issued and outstanding immediately prior to the Effective Time;

(2)         in addition (and each share of Company Series C Preferred Stock and Company Series D Preferred Stock issued and outstanding immediately prior to the Effective Time, including any shares of Company Series C Preferred Stock and Company Series D Preferred Stock issued pursuant to Section 2.6(b) (other than Dissenting Shares), shall additionally receive) such amount of Parent Common Stock, if any, equal to the lesser of 0.0000525 shares of Parent Common Stock and (A) the difference, if positive, of the Aggregate Parent Common Stock less the number of shares of Parent Common Stock issued pursuant to (x) the Common Stock Allocation, and (y) subsections (i) through (v)(1) above (and if negative, such difference equaling zero), divided by (B) the total number of shares of Company Series C Preferred Stock, Company Series D Preferred Stock and Company Common Stock, including any shares of Company Series C Preferred Stock, Company Series D Preferred Stock and Company Common Stock issued pursuant to Section 2.6, issued and outstanding immediately prior to the Effective Time;

(3)         in addition (and each share of Company Series D Preferred Stock issued and outstanding immediately prior to the Effective Time, including any shares of Company Series D Preferred Stock issued pursuant to Section 2.6(b) (other than Dissenting Shares), shall additionally receive) such amount of Parent Common Stock, if any, equal to the lesser of 0.0000405 shares of Parent Common Stock and (A) the difference, if positive, of the Aggregate Parent Common Stock less the number of shares of Parent Common Stock issued pursuant to (x) the Common Stock Allocation, and (y) subsections (i) through (v)(2) above (and if negative, such difference equaling zero), divided by (B) the total number of shares of Company Series D Preferred Stock and Company Common Stock, including any shares of Company Series D Preferred Stock and Company Common Stock issued pursuant to Section 2.6, issued and outstanding immediately prior to the Effective Time;

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(4)         such additional amount of Parent Common Stock, if any, equal to (A) the difference, if positive, of the Aggregate Parent Common Stock less the number of shares of Parent Common Stock issued pursuant to (x) the Common Stock Allocation, and (y) subsections (i) through (v)(3) above (and if negative, such difference equaling zero), divided by (B) the total number of shares of Company Common Stock, including any such shares of Company Common Stock issued pursuant to Section 2.6, issued and outstanding immediately prior to the Effective Time; and

(5)         such additional amount of Parent Common Stock as provided in Section 2.1(h)(i).

(vi)        For purposes of determining the amount of Parent Common Stock to be received by each Selling Stockholder, the aggregate amount of shares of Parent Common Stock to be received by all Selling Stockholders pursuant to this Section 2.1(b) (including by virtue of Section 2.6) and all Common Stock Allocation Participants pursuant to the Common Stock Allocation shall be 35,000,000 (the “Aggregate Parent Common Stock”). For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, in no event shall Parent issue, or be required to issue, at or in connection with the Closing or any of the Transactions contemplated by this Agreement (and taking into account the issuance and / or conversion of any outstanding convertible promissory notes, Company Capital Stock (or any other capital stock or interests therein of the Company), conversion of Company Preferred Stock or the exercise of Company Stock Options and Company Warrants) more than the sum of (x) the Aggregate Parent Common Stock and (y) the Employee Grant Shares.

(vii)       In the event that this Section 2.1 would otherwise result in the issuance of Parent Common Stock in excess of the Aggregate Parent Common Stock, the number of shares of Parent Common Stock issuable in respect of each share of Company Preferred Stock pursuant to Sections 2.1(b)(i) through (iv) above shall be reduced by a number equal to (x) the Company Series D Per Share Consideration (in the case of the Company Series D Preferred Stock), the Company Series C Per Share Consideration (in the case of the Company Series C Preferred Stock), the Company Series B Per Share Consideration (in the case of the Company Series B Preferred Stock), and the Company Series A Per Share Consideration (in the case of the Company Series A Preferred Stock), in each case, divided by the Adjusted Company Preferred Consideration, and then multiplied by (y) the sum of (A) 50% of the Shared Cutback Amount plus (B) the Preference Cutback Amount.

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(c)          Section 2.1(c) of the Company Disclosure Letter sets forth the Consideration Spreadsheet as of the Capitalization Date. As soon as possible, but in any event no later than three (3) Business Days, prior to the Effective Time, the Company shall deliver to Parent and the Exchange Agent the final Consideration Spreadsheet as of immediately prior to the Effective Time, which shall only reflect changes from the initial Consideration Spreadsheet as a result of the issuance and conversion of any outstanding convertible promissory notes, conversion of Company Preferred Stock or the exercise of Company Stock Options and Company Warrants (including the issuance of Company Capital Stock in accordance with Section 2.6 in respect thereof). For purposes of this Agreement, “Consideration Spreadsheet” means a spreadsheet which shall include: (i) the fraction of a share of Parent Common Stock into which one share of Company Common Stock shall be converted as a result of the Merger in accordance with Section 2.1(b)(v) (the “Common Exchange Ratio”), if any; (ii) the Per Share Calculations; (iii) the Implied Merger Consideration Per Company Common Share; (iv) (A) the names of all Selling Stockholders and their respective addresses, (B) the number and type of shares of Company Capital Stock held by each Selling Stockholder, (C) where applicable and if required by the Exchange Agent, the respective certificate numbers held by each Selling Stockholder, and (D) the number of shares of Parent Common Stock to be paid to each Selling Stockholder at Closing in respect of each type of shares of Company Capital Stock held by such Selling Stockholder (not including, for the purposes of this subsection (iv), information with respect to the issuance of Company Capital Stock immediately prior to the Effective Time in respect of In-the-Money Warrants); (v) (A) the names of all Common Stock Allocation Participants and their respective addresses, and (B) the number of shares of Parent Common Stock to be paid to each Common Stock Allocation Participant at Closing; (vi) (A) the names of all holders of In-the-Money Warrants and their respective addresses; (B) the number and type of shares of Company Capital Stock underlying the In-the-Money Warrants held by each such holder, (C) the grant date, expiration date, exercise price per share, vesting schedule and vested status of each In-the-Money Warrant held by each such holder, (D) the number of shares of Company Capital Stock issued immediately prior to the Effective Time in respect of each such In-the-Money Warrant in accordance with Section 2.6 and (E) the number of shares of Parent Common Stock to be paid to each Selling Stockholder at Closing in respect of such shares of Company Capital Stock; (vii) the number of each Indemnifying Holder’s Escrow Shares to be deposited in the Escrow Account pursuant to Section 2.4(b); (viii) with respect to each Indemnifying Holder, such Indemnifying Holder’s Escrow Shares divided by the total Escrow Shares; and (ix) solely for delivery of the final Consideration Spreadsheet and not in the initial delivery of the initial Consideration Spreadsheet, the allocation of the Employee Grant Shares. The Company shall also provide Parent with such information as Parent or Escrow Agent may reasonably request with regards to the calculation of the Merger Consideration. Parent, the Surviving Corporation and the Exchange Agent shall be entitled to rely entirely on the information contained in the Consideration Spreadsheet for the purposes of satisfying Parent’s and/or Surviving Corporation’s obligation to deliver the Merger Consideration.

(d)          Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of the Effective Time. Each stock certificate of Merger Sub shall, after the Effective Time, evidence ownership of the number of shares of common stock of the Surviving Corporation into which shares of the common stock of Merger Sub converted pursuant to the Merger.

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(e)          As of the Effective Time, all of the Company Common Stock and Company Preferred Stock converted into the right to receive the Merger Consideration pursuant to this Section 2.1 shall cease to exist and each holder of a certificate representing any such Company Common Stock and Company Preferred Stock (a “Company Certificate”) or Company Common Stock and Company Preferred Stock held in book entry form (“Company Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive, in accordance with Section 2.1(b), the Merger Consideration and any other amounts herein provided, upon surrender of such Company Certificate, if applicable, without interest.

(f)          The parties hereto acknowledge and agree that, pursuant to the terms of the Parent Charter, each share of common stock, par value $0.0001 per share, of Parent (“Parent Common Stock”) issued and outstanding immediately prior to the Effective Time with respect to which a Parent stockholder has validly exercised its redemption rights provided for in Section 9.2 of the Parent Charter (“Redemption Shares”) shall be redeemed in cash for an amount per share calculated in accordance with Section 9.2 of the Parent Charter. At or as promptly as practical after the Effective Time, Parent shall make the cash payments required under such Section 9.2 of the Parent Charter in respect of each such Redemption Share. As of the Effective Time, all such Redemption Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any shares of Parent Common Stock or shares of Parent Common Stock held in book entry form representing such Redemption Shares shall cease to have any rights with respect thereto, except the right to receive the cash payments referred to in the immediately preceding sentence.

(g)          The parties hereto acknowledge that each warrant to purchase shares of Parent Common Stock issued pursuant to the Warrant Agreement (the “Warrant Agreement”), dated as of July 29, 2015, by and between Parent and Continental Stock Transfer & Trust Company (including the Private Placement Warrants (as defined therein)) (a “Parent Warrant”), to the extent then outstanding, shall, pursuant to the terms of the Warrant Agreement, remain outstanding and shall be subject to the terms of the Warrant Agreement.

(h)          Subject to the other provisions of this Section 2.1 and Sections 2.2, 2.3 and 2.4, at the Effective Time, Common Stock Allocation Participants shall be entitled to receive an aggregate of 1,750,000 shares of Parent Common Stock, less 50% of the Shared Cutback Amount (the “Common Stock Allocation”) as follows:

(i)          each holder of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be entitled to receive as additional Merger Consideration a portion of the Common Stock Allocation equal to the product of (x) the Common Stock Allocation multiplied by the quotient of (y) the aggregate number of shares of Company Common Stock held by such holder immediately prior to the Effective Time, divided by the sum of the total issued and outstanding shares of Company Common Stock plus the total number of shares of Company Common Stock issuable pursuant to issued and outstanding vested Company Stock Options, both immediately prior to the Effective Time; provided, that the number of shares of Parent Common Stock issued pursuant to this Section 2.1(h)(i) shall be reduced by a number of shares having a fair market value equal to the amount necessary to satisfy the required tax withholding, if applicable, in connection with the issuance of the shares of Parent Common Stock from the Common Stock Allocation and the Company or the Parent, as applicable, shall remit the necessary tax withholdings on behalf of the holders of Company Common Stock to the applicable Governmental Entity; and

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(ii)         each holder of vested Company Stock Options issued and outstanding immediately prior to the Effective Time shall be entitled to receive a portion of the Common Stock Allocation equal to the product of (x) the Common Stock Allocation multiplied by the quotient of (y) the aggregate number of vested Company Stock Options held by such holder immediately prior to the Effective Time, divided by the sum of the total issued and outstanding shares of Company Common Stock plus the total number of shares of Company Common Stock issuable pursuant to issued and outstanding vested Company Stock Options, both immediately prior to the Effective Time; provided, that the number of shares of Parent Common Stock issued pursuant to this Section 2.1(h)(ii) shall be reduced by a number of shares having a fair market value equal to the amount necessary to satisfy the required tax withholding, if applicable, in connection with the issuance of the shares of Parent Common Stock from the Common Stock Allocation and the Company or the Parent, as applicable, shall remit the necessary tax withholdings on behalf of the holders of vested Company Stock Options to the applicable Governmental Entity.

(iii)        For the avoidance of doubt, no portion of the Common Stock Allocation shall be considered Escrow Shares. Additionally, for the avoidance of doubt, no holder of Company Preferred Stock nor any holder of Company Common Stock to the extent their Company Common Stock that is issued upon conversion of Company Preferred Stock shall be a Common Stock Allocation Participant.

Section 2.2           Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, (a) if, from the date of this Agreement until the Effective Time, and subject to the terms of this Agreement, the outstanding shares of Company Common Stock, Company Preferred Stock or Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, share or stock split (including a reverse share or stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction (for the avoidance of doubt, (i) excluding the exercise of redemption rights by Parent stockholders pursuant to Section 9.2 of the Parent Charter, but (ii) including any reverse stock split of Parent Common Stock if and to the extent implemented by the Parent Restated Charter), or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Merger Consideration, the Per Share Calculations and any other similarly dependent items, as the case may be, shall be equitably adjusted to provide the holders of Company Common Stock and Company Preferred Stock, Common Stock Allocation Participants and recipients of the Employee Grant Shares the same economic effect as contemplated by this Agreement prior to such event; provided that any reverse stock split of Parent Common Stock will not be effected prior to the Effective Time; (b) if shares of any series of Company Preferred Stock would be entitled to a greater amount of Parent Common Stock pursuant to Section 2.1(b) were such shares converted into Company Common Stock immediately prior to the Effective Time than such shares of Company Preferred Stock would be entitled to receive without such conversion, without any further action by the holders thereof, each such share shall be deemed to have converted to Company Common Stock immediately prior to the Effective Time; and (c) if any of the transactions contemplated by this Agreement or otherwise would result in Parent issuing, or being required to issue, at or in connection with the Closing or as a result of any of the transactions contemplated by this Agreement (and taking into account the issuance and / or conversion of any outstanding convertible promissory notes, Company Capital Stock (or any other capital stock or interests therein of the Company) conversion of Company Preferred Stock or the exercise of Company Stock Options and Company Warrants) more than the sum of (x) the Aggregate Parent Common Stock and (y) the Employee Grant Shares, after giving effect to Section 2.1(b)(vii) (such excess, the “Payout Excess”), then the Merger Consideration payable to each Selling Stockholder and the shares of Parent Common Stock issued to Common Stock Allocation Participants shall be reduced, on an individual basis, by a ratio equal to (i) the Aggregate Parent Common Stock divided by (ii) the Aggregate Parent Common Stock plus the Payout Excess (i.e, proportionately to the extent necessary so as not to result in any such excess).

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Section 2.3           Fractional Shares. No fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock and Company Preferred Stock in the Merger or pursuant to the issuance of shares of Parent Common Stock pursuant to Section 2.1(h), but in lieu thereof each holder of Company Common Stock and Company Preferred Stock or Common Stock Allocation Participant otherwise entitled to a fractional share of Parent Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.3, a cash payment in lieu of such fractional share of Parent Common Stock determined by multiplying the fractional share interest in Parent Common Stock to which such holder would otherwise be entitled by $10.00.

Section 2.4           Exchange of Certificates; Escrow.

(a)          At, promptly following or prior to the Effective Time, Parent shall deposit with a nationally recognized financial institution designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock and Company Preferred Stock, for exchange in accordance with this Article II, through the Exchange Agent, subject to Section 2.4(b)(ii), certificates or evidence of book-entry shares representing the full number of shares of Parent Common Stock issued pursuant to Section 2.1, Section 2.6(b) and Section 2.6(c) in exchange for outstanding shares of Company Common Stock and Company Preferred Stock and in respect of the Common Stock Allocation. Parent shall, after the Effective Time on the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions payable on such shares of Parent Common Stock pursuant to Section 2.4(c) (such shares of Parent Common Stock provided to the Exchange Agent, together with any dividends or other distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). Parent shall make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 2.3.

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(b)          Exchange Procedures.

(i)          Certificates. Parent shall instruct the Exchange Agent to mail or deliver, as soon as reasonably practicable after the Effective Time (and in any event within two (2) Business Days thereafter), to each holder of record of Company Capital Stock whose shares (subject to any appraisal rights under the Appraisal Rights Statute) were converted into the right to receive the Merger Consideration (A) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates, to the Exchange Agent and shall be in customary form and have such other provisions as are reasonably satisfactory to the Company (the “Letter of Transmittal”) and (B) instructions for use in effecting the surrender of the Company Certificates in exchange for the Merger Consideration. Upon surrender of a Company Certificate for Company Preferred Stock, In-the-Money Preferred Warrants or In-the-Money Common Warrants for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with the Letter of Transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Company Certificate, In-the-Money Preferred Warrant or In-the-Money Common Warrants, as applicable, shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay and deliver in exchange therefor as promptly as practicable (1) the number of whole shares of Parent Common Stock (which shall be in non-certificated book entry form unless determined otherwise by Parent) representing, in the aggregate, the sum of (x) ninety percent (90%) of the whole number of shares that such holder has the right to receive pursuant to Section 2.1(b) and (y) one hundred percent (100%) of the whole number of shares that such holder has the right to receive pursuant to Section 2.1(h) (after taking into account all shares then held by such holder and rounding such amount of shares down to the nearest whole share), (2) subject to Section 2.4(c) and Article VII, the number of whole shares of Parent Common Stock (which shall be in non-certificated book entry form unless determined otherwise by Parent) representing, in the aggregate, ten percent (10%) of the whole number of shares that such holder has the right to receive pursuant to Section 2.1(b) (after taking into account all shares then held by such holder and rounding such amount of shares down to the nearest whole share) (the “Escrow Shares”), which shall not be distributed to such holder but instead shall be deposited in the Escrow Account pursuant to Section 2.4(c), (3) any dividends or other distributions payable pursuant to Section 2.4(d) and (4) cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3, and the Company Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Capital Stock that is not registered in the transfer records of the Company payment may be made and shares may be issued to a Person other than the Person in whose name the Company Certificate so surrendered is registered, if such Company Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.4, each Company Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which the shares of Company Capital Stock theretofore represented by such Company Certificate have been converted pursuant to Section 2.1(b) and Section 2.1(h) (subject to this Section 2.4(b)(i), Section 2.4(c) and Article VII with respect to the Escrow Shares constituting a portion of such Merger Consideration), dividends or other distributions payable pursuant to Section 2.4(d) and cash in lieu of any fractional shares payable pursuant to Section 2.3. No interest shall be paid or accrue on any cash payable upon surrender of any Company Certificate.

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(ii)         Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Company Book-Entry Shares shall not be required to deliver a Company Certificate or an executed Letter of Transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each holder of record of one or more Company Book-Entry Shares whose shares of Company Capital Stock were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as practicable after the Effective Time, in respect of each share of Company Capital Stock (A) the number or shares of Parent Common Stock (which shall be in uncertificated book-entry form unless otherwise determined by Parent) representing, in the aggregate, (x) ninety percent (90%) of the whole number of shares that such holder has the right to receive pursuant to Section 2.1(b) and (y) one hundred percent (100%) of the whole number of shares that such holder has the right to receive pursuant to Section 2.1(h) (after taking into account all shares then held by such holder and rounding such amount of shares down to the nearest whole share), (B) subject to Section 2.4(c) and Article VII, the number of whole shares of Parent Common Stock (which shall be in non-certificated book entry form unless determined otherwise by Parent) representing, in the aggregate, such holder’s amount of Escrow Shares, which shall not be distributed to such holder but instead shall be deposited in the Escrow Account pursuant to Section 2.4(c), (C) any dividends or distributions payable pursuant to Section 2.2 and (D) cash in lieu of any fractional shares payable pursuant to Section 2.3, and the Company Book-Entry Shares of such holder shall forthwith be canceled.

(c)          Escrow Shares. Upon each exchange of Company Common Stock or Company Preferred Stock by a holder thereof pursuant to Section 2.4(b), the Exchange Agent shall deliver (and such holder shall be deemed to have received and deposited) such holder’s Escrow Shares into an escrow account (the “Escrow Account”) established pursuant to the terms and conditions of an escrow agreement (the “Escrow Agreement”) by and among Parent, Sellers Representative and Key Bank National Association, as escrow agent (the “Escrow Agent”), substantially in the form of Exhibit E attached hereto, which will be executed as of the Effective Time. Such Escrow Shares shall provide security for the satisfaction of claims for indemnification made by the Parent Indemnified Parties pursuant to Article VII. The Escrow Shares shall be retained in the Escrow Account until released pursuant to Section 7.2. During the period in which the Escrow Shares are retained in the Escrow Account they will be held for the benefit of the Indemnifying Holders (and the Indemnifying Holders shall be entitled to receive cash dividends on, and vote, such Escrow Shares but shall not have any right to possess, alienate or transfer any of such Escrow Shares), unless, until and to the extent it has been determined that any Parent Indemnified Party is entitled to retain any of the Escrow Shares in respect of indemnification claims pursuant to Article VII. In particular, the Escrow Shares will be shown as issued and outstanding on Parent’s financial statements and the applicable stockholders of the Company will be shown as the registered owner of their allocable portion of the Escrow Shares on the certificate(s) evidencing such Escrow Shares (if such shares are certificated) on the books and records of Parent, and any cash dividends or other distributions made with respect to such Escrow Shares shall be promptly paid to the applicable owner of such Escrow Shares. For avoidance of doubt, the total amount of Escrow Shares placed in the Escrow Account at Closing is 3,325,000.

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(d)          Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any certificate formerly representing Company Common Stock or Company Preferred Stock, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.3, until the surrender of such Company Certificate in accordance with this Article II. Subject to applicable Law, following surrender of any such Company Certificate, together with a duly executed Letter of Transmittal, there shall be paid to the holder of the shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Company Common Stock or Company Preferred Stock to which such holder is entitled pursuant to Section 2.3 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock to which such holder is entitled and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time, but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(e)          The Merger Consideration issued (and paid) in accordance with the terms of this Article II upon the surrender of the Company Certificates (or, automatically, in the case of the Company Book-Entry Shares) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Company Common Stock and Company Preferred Stock (other than the right to receive the payments and deliveries contemplated by this Article II). After the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock or Company Preferred Stock outstanding that were in issue immediately prior to the Effective Time. If, after the Effective Time, any Company Certificates formerly representing shares of Company Common Stock or Company Preferred Stock are presented to Parent, the Surviving Corporation or the Exchange Agent, for any reason, they shall be cancelled and exchanged as provided in this Article II.

(f)          Any portion of the Exchange Fund (other than any portion thereof constituting Escrow Shares that remain held in the Escrow Account) that remains undistributed to the holders of Parent Common Stock for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock or Company Preferred Stock or Common Stock Allocation Participant who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for the Merger Consideration or any claim pursuant to Section 2.1(h)(ii) and any dividends or distributions with respect to shares Parent Common Stock as contemplated by Section 2.4(d).

(g)          None of the Company, Parent, Merger Sub or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

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(h)          In the event any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, to the extent required by the Exchange Agent, the posting by such Person of a bond in reasonable amount as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Company Certificate, the shares of Parent Common Stock and the cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Company Certificate been surrendered as provided in this Article II.

(i)          The Exchange Agent shall invest any cash included in the Exchange Fund, as mutually directed in writing by Parent and Sellers Representative. Any interest and other income resulting from such investments shall be paid to Parent.

(j)          Each of Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock or Company Preferred Stock pursuant to this Agreement or from any consideration payable to a Common Stock Allocation Participant pursuant to Section 2.1(h)(ii) such amounts that are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. Any amount properly deducted or withheld pursuant to this Section 2.4(j) and paid to the appropriate Governmental Entity shall be treated as having been paid to the holder of Company Common Stock or Company Preferred Stock or Common Stock Allocation Participant in respect of which such deduction or withholding was made. In the case of any amounts properly withheld from any payments not consisting entirely of cash, Parent and the Exchange Agent, as applicable, shall be treated as though it withheld an appropriate amount of shares of Parent Common Stock otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Preferred Stock or Common Stock Allocation Participant, sold such shares of Parent Common Stock for an amount of cash equal to its fair market value at the time of such deemed sale and paid such cash proceeds to the holder of Company Common Stock or Company Preferred Stock in respect of which such deduction or withholding was made. Each of Parent and the Exchange Agent shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate taxing authority within the period required under applicable Law.

Section 2.5           Further Assurances. At and after the Effective Time, the officers and directors of Parent or the Surviving Corporation, as applicable, shall be authorized to execute and deliver, in the name and on behalf of the Company, Parent or the Surviving Corporation, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, Parent or Merger Sub, any other actions and things necessary to vest, perfect or confirm of record or otherwise in Parent or the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Parent or the Surviving Corporation, as applicable, as a result of, or in connection with, the Transactions, including the Merger.

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Section 2.6           Company Warrants, Company Stock Options and Employee Grant Shares.

(a)          Company Stock Options. At the Effective Time, all Company Stock Options that are issued and outstanding shall be cancelled and extinguished, with no Merger Consideration payable in connection with such cancellation and no further rights to the holder thereof, except as set forth in Section 2.1(h)(ii), as applicable.

(b)          Company Preferred Warrants. Subject to Sections 2.1(a), 2.2, 2.3, 2.4, each Company Preferred Warrant that is outstanding and not exercised immediately prior to the Effective Time (each, an “In-the-Money Preferred Warrant”) shall be cancelled and converted automatically into the right to receive, immediately prior to the Effective Time, such number of shares of such series of Company Preferred Stock underlying such In-the-Money Preferred Warrant equal to the product of (i) (A) (1) the Applicable Preference with respect to such series of Company Preferred Stock underlying such In-the-Money Preferred Warrant, minus (2) the exercise price payable in respect of each share of Company Preferred Stock underlying such In-the-Money Preferred Warrant, divided by (B) the Applicable Preference with respect to such series of Company Preferred Stock underlying such In-the-Money Preferred Warrant, and (ii) the total number of shares underlying such In-the-Money Preferred Warrant. If the Applicable Preference does not exceed the exercise price payable in respect of each share of Company Preferred Stock underlying such Company Preferred Warrant, then such Company Preferred Warrant shall be cancelled and extinguished, with no Merger Consideration or other consideration payable in connection with such cancellation and no further rights to the holder thereof and such Company Preferred Warrant shall not be deemed an In-the-Money Preferred Warrant (each, a “Cancelled Warrant”). For the avoidance of doubt, each share of Company Preferred Stock underlying an In-the-Money Preferred Warrant and issued immediately prior to the Effective Time pursuant to this Section 2.6(b) shall receive Merger Consideration in accordance with Section 2.1(b)(i), (ii), (iii) or (iv), as applicable, and 2.1(b)(v), subject to the other terms and conditions of this Agreement applicable to shares of Company Preferred Stock.

(c)          Company Class A Warrants. Subject to Sections 2.1(a), 2.2, 2.3, 2.4, each Company Class A Warrant that is outstanding and not exercised immediately prior to the Effective Time (each, an “In-the-Money Common Warrant” and, together with the In-the-Money Preferred Warrant, the “In-the-Money Warrant”) shall be cancelled and converted automatically into the right to receive, immediately prior to the Effective Time, such number of shares of Company Common Stock equal to the product of (i) (A) (1) the Implied Merger Consideration Per Company Common Share, minus (2) the exercise price payable in respect of each share of Company Common Stock underlying such In-the-Money Common Warrant, divided by (B) Implied Merger Consideration Per Company Common Share, and (ii) the total number of shares underlying such In-the-Money Common Warrant. If the Implied Merger Consideration Per Company Common Share does not exceed the exercise price payable in respect of each share of Company Common Stock underlying such Company Class A Warrant, then such Company Class A Warrant shall be treated as a Cancelled Warrant and cancelled and extinguished, with no Merger Consideration or other consideration payable in connection with such cancellation and no further rights to the holder thereof and such Company Common Warrant shall not be deemed an In-the-Money Warrant. For the avoidance of doubt, each share of Company Common Stock underlying an In-the-Money Warrant and issued immediately prior to the Effective Time pursuant to this Section 2.6(c) shall receive Merger Consideration in accordance with Section 2.1(b)(v), subject to the other terms and conditions of this Agreement applicable to shares of Company Common Stock.

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(d)          Employee Grant Shares. Immediately following the Effective Time, Parent shall issue, subject to (i) applicable withholding, (ii) Parent Stockholder Approval of the Parent Stock Plan and the Parent Stock Purchase Plan, and (iii) the availability of an exemption from the registration requirements under the Securities Act and applicable state securities Laws in respect thereof, an aggregate of 700,000 shares of Parent Common Stock to certain employees of the Company as set forth in the Consideration Spreadsheet as of the Capitalization Date (the “Employee Grant Shares”). The Employee Grant Shares shall be subject to each employee of the Company receiving such Employee Grant Shares executing a lock-up agreement in a form provided by Parent pursuant to which such employees shall agree not to transfer such Employee Grant Shares for one (1) year after the Effective Time.

(e)          Prior to the Effective Time, and subject to the review and approval of Parent (which shall not be unreasonably withheld), the Company shall take all actions necessary to effect the Transactions contemplated by Sections 2.6(a), 2.6(b) and 2.6(c) under any Company Stock Options or Company Warrants, all Company Stock Option and Company Warrant agreements and any other plan or arrangement of the Company (whether written or oral, formal or informal) relating thereto, including delivering all required notices and obtaining any required Consents, unless otherwise waived in accordance thereto, that are necessary to effect the Transactions contemplated by Sections 2.6(a), 2.6(b) and 2.6(c) in form and substance reasonably acceptable to Parent; provided, however, that no such Consents will be required if such rights are terminable under applicable Law or Contract (collectively, “Required Derivative Security Consents”).

Section 2.7           Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time that are held by holders who have, as of such time, preserved appraisal rights under Section 262 of the DGCL (the “Appraisal Rights Statute”) shall not be converted in accordance with this Article II into the right to receive the Merger Consideration, but instead the holders of such shares of Company Capital Stock (the “Dissenting Shares”) shall be entitled only to such rights as may be granted to such holder or holders pursuant to the Appraisal Rights Statute, and Parent shall issue (or pay) any consideration required to be issued (or paid) to such holders of Dissenting Shares; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under the Appraisal Rights Statute, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the DGCL, then the rights of such holder pursuant to the Appraisal Rights Statute shall cease and such Dissenting Shares shall be deemed to have been converted into, as of the Effective Time, and to have become exchangeable solely for the right to receive, the Merger Consideration, subject in all respects to the terms and conditions of this Agreement and the Escrow Agreement. The Company shall deliver prompt notice to Parent of any demands for appraisal of any shares of Company Capital Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL that are received by the Company relating to appraisal of any shares of Company Capital Stock. The Company shall provide Parent with the opportunity to participate in and control all negotiations and proceedings with respect to demands for appraisal under the DGCL and shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

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Article III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in (a) the disclosure letter delivered by Parent to the Company (the “Parent Disclosure Letter”) simultaneously with the execution of this Agreement (with specific reference to the section of this Agreement to which the information stated in such disclosure relates (provided, that (i) disclosure in any section of such Parent Disclosure Letter shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of the Parent Disclosure Letter that such disclosure is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Parent Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Material Adverse Effect on Parent (a “Parent Material Adverse Effect”)), or (b) the Parent SEC Documents filed with the SEC after April 29, 2015 and prior to the date hereof (other than disclosures in the “Risk Factors” or “Forward Looking Statements” sections of any Parent SEC Documents or any other similar disclosure in any Parent SEC Documents to the extent that such disclosure is predictive or forward-looking in nature), Parent represents and warrants to the Company as follows:

Section 3.1           Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The copies of the amended and restated certificate of incorporation (the “Parent Charter”) and bylaws (the “Parent Bylaws”) of Parent, as most recently filed with the Parent SEC Documents prior to the date of this Agreement, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. The copies of the certificate of incorporation and bylaws of Merger Sub have been furnished to the Company, and are true, complete and correct copies of such documents as in effect as of the date of this Agreement. Merger Sub is wholly owned directly by Parent, was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Transactions contemplated hereby.

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Section 3.2           Capitalization.

(a)          The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Parent Preferred Stock,” and together with Parent Common Stock, the “Parent Capital Stock”). As of the date of this Agreement there were 25,000,000 shares of Parent Common Stock issued and outstanding, no shares of Parent Preferred Stock issued and outstanding and 16,750,000 shares of Parent Common Stock issuable upon the exercise of outstanding Parent Warrants, and 15,000 Parent Warrants issuable upon conversion of the Convertible Promissory Note. Except as set forth in the preceding sentence, no shares of capital stock or other equity securities of Parent are issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are or will be fully paid, nonassessable and free of preemptive rights.

(b)          Section 3.2(b) of the Parent Disclosure Letter sets forth as of the date hereof the number of issued and outstanding Parent Warrants, the exercise prices with respect thereto and the number of shares of Parent Common Stock into which such Parent Warrants are exercisable; provided, that no Parent Warrants are exercisable until after the consummation of a Business Combination (as defined in Article II of the Parent Charter) (“Business Combination”) as set forth in the Warrant Agreement. Except (i) as set forth in this Section 3.2(b), (ii) as described in Section 3.2(b) of the Parent Disclosure Letter and (iii) for rights of holders of Parent Common Stock to redeem their shares of Parent Common Stock into cash held in the Trust Account pursuant to the Parent Charter, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Parent Common Stock or any other equity interests of Parent or other voting securities of Parent or obligating Parent to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking or to redeem, purchase or otherwise acquire any of the foregoing, and Parent has not granted any share appreciation rights or any other contractual rights the value of which is derived from the financial performance of Parent or the value of Parent Common Stock or any other equity interests of Parent. There are no contractual obligations of Parent pursuant to which Parent could be required to register shares of Parent Capital Stock or other securities under the Securities Act. There are no bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchange for, securities having the right to vote) on any matters on which stockholders of Parent may vote. Parent is not a party to any voting Contract with respect to the voting of any of its securities.

(c)          The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.01 par value per share, all of which have been duly authorized and validly issued, are fully paid and nonassessable and are owned directly by Parent free and clear of any Lien.

(d)          Except for Merger Sub, Parent does not have any Subsidiaries and does not own, directly or indirectly, any capital stock, membership, interest, partnership interest, joint venture interest or other interest in any Person.

(e)          Except as set forth in Section 3.2(e) of the Parent Disclosure Letter, Parent is not a party to any voting Contract with respect to the voting of any of its securities.

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Section 3.3           Authority; Execution and Delivery; Enforceability; State Takeover Statutes.

(a)          Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and, subject to the receipt of Parent Stockholder Approval and the adoption of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub, to consummate the Transactions applicable to Parent and Merger Sub, including the Merger. The execution and delivery by each of Parent and Merger Sub of this Agreement, the performance and compliance by each of Parent and Merger Sub with each of its obligations herein and the consummation by Parent and Merger Sub of the Transactions applicable to Parent and Merger Sub have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject to receipt of the Parent Stockholder Approval and the adoption of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub. Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(b)          The Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held, unanimously adopted resolutions (i) approving this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth in this Agreement, (ii) determining that the terms of the Agreement, the Merger and the other Transactions constitute a Business Combination and are fair to, and in the best interests of, Parent and the Parent stockholders, (iii) directing that this Agreement be submitted to the stockholders of Parent for adoption, (iv) recommending that its stockholders adopt this Agreement and approve the Merger (the “Parent Recommendation”) and (v) declaring that this Agreement is advisable. Such resolutions referred to above have not been amended or rescinded by the Parent Board prior to the date hereof.

(c)          Assuming that on the date of this Agreement neither the Company nor any of its “affiliates” or “associates” is an “interested stockholder” of Parent (each term, as defined in DGCL Section 203), the resolutions of the Parent Board adopted pursuant to Section 3.3(b) are sufficient to render inapplicable to this Agreement and the Merger the restrictions of Section 203 of the DGCL. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws (collectively, “Takeover Laws”) apply to this Agreement or the Merger.

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Section 3.4           Consents and Approvals; No Conflicts.

(a)          Except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of the Form S-4 and the Proxy/Consent Solicitation Statement, (ii) the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL, including any annual franchise Tax report associated therewith, (iii) the Parent Stockholder Approval, (iv) filings, permits, authorizations, Consents, notice to and approvals as may be required under, and other applicable requirements of, (A) the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (B) the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), (C) notice pursuant to the rules and regulations of the Nasdaq, and (D) the HSR Act and any other applicable Antitrust Laws and (v) such other consent, approval, waiver, license, permit, franchise, authorization or Order (“Consents”) of, or registration, declaration, notice, report, submission or other filing (“Filings”) with, any Governmental Entity, the failure of which, with respect to clauses (iv) and (v), to obtain or make has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no Consents of, or Filings with, any federal, state, or local court, administrative or regulatory agency or commission or other governmental authority or instrumentality, domestic or foreign (each a “Governmental Entity”) are necessary for the consummation by Parent and Merger Sub of the Transactions.

(b)          Neither the execution and delivery of this Agreement by Parent nor the consummation by Parent of the Transactions, nor compliance by Parent with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Parent Charter or Parent Bylaws or (ii) assuming that the authorizations, Consents and approvals referred to in Section 3.4(a) and the Parent Stockholder Approval are duly obtained in accordance with the DGCL, (x) violate any (1) Law or (2) Order, in either case, applicable to Parent or any of its properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent under, any of the terms, conditions or provisions of any note, bond, debenture, mortgage, indenture, deed of trust, license, lease, agreement or other contract, agreement, commitment instrument or obligation (each, including all amendments thereto, a “Contract”) to which Parent is a party, or by which it or any of its properties or assets may be bound or affected, except, in the case of the foregoing clause (ii), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 3.5           SEC Documents; Financial Statements; Undisclosed Liabilities.

(a)          Parent has filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by Parent with the SEC under the Securities Act or the Exchange Act since formation, together with any exhibits, amendments, restatements or supplements thereto, and will file or furnish all forms, reports, schedules, statements, registration statements, prospectuses and other documents, together with any exhibits, amendments, restatements or supplements thereto, required to be filed or furnished, as applicable, by it subsequent to the date of this Agreement through and including the Closing Date, with the SEC (the “Parent SEC Documents”). Parent has provided, or will provide, to the Company, in the form filed with the SEC, except to the extent available in full without redaction on the SEC’s EDGAR website, the Parent SEC Documents.

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(b)          As of its respective filing date and, if amended, as of the date of the last amendment prior to the date of this Agreement, each Parent SEC Document complied in all material respects with the requirements of all applicable Laws, including the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, and the rules and regulations thereunder, as the case may be, applicable to such Parent SEC Document and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)          The consolidated financial statements of Parent included in the Parent SEC Documents (including, in each case, any notes or schedules thereto) and all related compilations, reviews and other reports issued by Parent’s accountants with respect thereto (the “Parent SEC Financial Statements”), comply as to form in all material respects with applicable accounting requirements, the Securities Act, the Exchange Act and the published rules and regulations of the SEC with respect thereto. The Parent SEC Financial Statements fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in stockholders’ equity of Parent (on a consolidated basis) as of the respective dates of and for the periods referred to in the Parent SEC Financial Statements, and were prepared in accordance with GAAP (except as otherwise noted therein) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of interim Parent SEC Financial Statements, to normal year-end adjustments (which are not material in significance or amount) and the absence of notes. The books and records of Parent are accurate and complete in all material respects, have been maintained in accordance with sound business practices and accurately present and reflect in all material respects all of the transactions and actions therein described and the Parent SEC Financial Statements have been prepared, in all material respects, in accordance with such books and records. At the Closing, all such books and records will be in the possession of Parent. No financial statements of any Person other than Parent are required by GAAP to be included in the consolidated financial statements of Parent. Parent does not have, nor has ever had, any “off-balance sheet financing arrangements” (as defined in Item 303(a) of Regulation S-K of the Securities Act). Parent has made available to the Company copies of each management letter delivered to Parent by its accounting firm in connection with the financial statements included in the Parent SEC Documents or relating to any review by such accounting firm of the internal controls of Parent.

(d)          Parent is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder or under the Exchange Act (the “Sarbanes-Oxley Act”) and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq.

(e)          Parent has made available to the Company true and complete copies of all written comment letters from the staff of the SEC received since April 29, 2015 relating to the Parent SEC Documents and all written responses of Parent thereto, which are otherwise publicly available on the SEC’s EDGAR system. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Parent SEC Documents and none of the Parent SEC Documents is the subject of ongoing SEC review. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations, pending or, to the Knowledge of Parent, pending, in each case regarding any accounting practices of Parent.

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(f)          Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Parent’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s management has completed an assessment of the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on Parent’s management’s most recently completed evaluation of Parent’s internal control over financial reporting, (i) Parent had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) Parent does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(g)          Parent does not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued), except (i) as disclosed, reflected or reserved against in the most recent balance sheet included in the Parent SEC Financial Statements or the notes thereto filed with the SEC prior to the date hereof, and (ii) for liabilities and obligations arising out of or in connection with this Agreement, the Merger or the Transactions and disclosed prior to the date hereof to the Company.

Section 3.6           Absence of Certain Changes or Events. Since April 29, 2015, (a) prior to the date hereof, Parent has conducted its business in all material respects only in the ordinary course and in a manner consistent with past practice and (b) there has not been any event that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 3.7           Information Supplied. None of the information supplied or to be supplied by Parent and Merger Sub for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 is filed with the SEC, or at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the Proxy/Consent Solicitation Statement will, at the date it or any amendment or supplement is first mailed to Parent’s stockholders and the Company’s stockholders or at the time of the Parent Stockholders Meeting contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Parent to such portions thereof that relate expressly to the Company or any of its Subsidiaries or to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein). The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder.

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Section 3.8           Legal Proceedings. There are no Proceedings pending, or to the Knowledge of Parent, Threatened against Parent, Merger Sub or any of their assets, rights or properties or any of the officers or directors of Parent or Merger Sub, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. None of Parent, Merger Sub or any of their properties, rights or assets is or are subject to any Order, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

Section 3.9           Compliance with Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) Parent is in compliance and has been in compliance with all Laws and Orders applicable to Parent or any of its properties, rights or assets, and (b) Parent has not received any written communication during the past year from a Governmental Entity that alleges that Parent is not in compliance with any Law. Parent holds, and has at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business and ownership of its properties, rights and assets under and pursuant to each (and has paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 3.10         No Employees or Benefit Plans.

(a)          Neither Parent nor any ERISA Affiliates employs any individual as an employee or consultant or sponsors or maintains any Parent Benefit Plan (as defined in the next sentence). For purposes hereof, “Parent Benefit Plan” means any employee benefit plan including any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and each stock grant, stock purchase, stock option, severance, employment, change-in-control, fringe benefit, loan, bonus, incentive, sabbatical, medical, dental, vision, disability, cafeteria benefit, dependent care, welfare benefit, life insurance or accident insurance, retirement, supplemental retirement, deferred compensation or other compensation or benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, maintained, entered into or contributed to by Parent or any of its ERISA Affiliates, or to which Parent or any of its ERISA Affiliates is a party, whether written or oral, for the benefit of any present or former employee, consultant or director of Parent (including their dependents or beneficiaries) or with respect to which Parent or any of its ERISA Affiliates has any liability (contingent or otherwise), other than any schemes or arrangements mandated by a government outside of the United States. For purposes of this Agreement, “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

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(b)          Except as otherwise contemplated under this Agreement or pursuant to the terms of the Parent Benefit Plans which are included in the Parent SEC Documents as of the date of this Agreement, neither the execution nor delivery of this Agreement nor the consummation of the Transactions contemplated hereby shall, whether alone or in combination with any other event, result in (i) the accelerated vesting or payment of, or any (x) increase in (for any executive officer or director), or (y) material increase in (for any non-executive officer employee), any compensation to any present or former executive officer, director or non-executive officer employee, respectively, of Parent or (ii) the entitlement of any present or former executive officer or director of Parent to severance or termination pay or benefits, or of any present or former non-executive officer employee of Parent to material severance or termination pay or benefits.

Section 3.11         Properties. Except as set forth in Section 3.11 of the Parent Disclosure Letter, Parent does not own or lease any real property or personal property. Except as set forth in Section 3.11 of the Parent Disclosure Letter, there are no options or other Contracts under which Parent has a right or obligation to acquire or lease any interest in real property or personal property. Parent has good and valid title to, or a valid leasehold in, all of its property or assets, free and clear of any Liens, other than Permitted Liens.

Section 3.12         Taxes. Parent has timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Parent is not the beneficiary of any extension of time within which to file any material Tax Return. All material Taxes of Parent (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Parent has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Parent has not granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against Parent. There are no pending or Threatened in writing disputes, claims, audits, examinations or other proceedings regarding any material Taxes of Parent or the assets of Parent. Parent has not been informed in writing by any jurisdiction in which it has not filed Tax Returns that the jurisdiction believes that Parent is or may be required to file any Tax Return that was not filed or may be subject to taxation in that jurisdiction. Parent has made available to the Company true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of Parent. Parent is not a party to or bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes). Parent (a) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent) and (b) has no liability for the Taxes of any Person (other than Parent) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise. Parent has not been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Parent has not participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law). Parent will not be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting made prior to the Closing, (ii) closing agreement executed prior to the Closing, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) with respect to a transaction consummated prior to the Closing, (iv) installment sale or open transaction disposition made prior to the Closing, or (v) prepaid amount received prior to the Closing outside of the ordinary course of business. Parent is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

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Section 3.13         Material Contracts.

(a)          Section 3.13 of the Parent Disclosure Letter contains a complete and accurate list of all Material Contracts to which Parent is a party in effect as of the date hereof. Each such Material Contract has been delivered to, or made available for review by, the Company and is a true and correct copy of such Material Contract (including all amendments thereto).

(b)          (i) There is no breach or violation of or default by Parent under any of such Material Contracts, except such breaches, violations and defaults as have been waived, and (ii) no event has occurred with respect to Parent or, to Parent’s Knowledge, with respect to a third party, which, with notice or lapse of time or both, would constitute a breach, violation or default, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a lien, prepayment or acceleration under any of such Material Contracts, except, in the case of clause (i) and (ii) above, as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 3.14         Intellectual Property. Except for its corporate name, Parent does not own, license or otherwise have any right, title or interest in any Intellectual Property.

Section 3.15         Indebtedness. Except for the Convertible Promissory Note, Parent does not have any Indebtedness.

Section 3.16         Broker’s Fees. Except for the fees of Citigroup Global Markets Inc. set forth in Section 3.16 of the Parent Disclosure Letter, neither Parent nor any of its officers or directors on behalf of Parent has employed any financial advisor, broker or finder or incurred any liability for any financial advisory fee, broker’s fees, commissions or finder’s fees in connection with any of the Transactions contemplated hereby.

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Section 3.17         Investment Company Act. Parent is not and has not been an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

Section 3.18         Stockholder Vote. The only vote of the holders of any class or series of Parent Capital Stock necessary to approve this Agreement, the Merger and the other Transactions contemplated hereby and thereby is the adoption of this Agreement by the holders of a majority of the shares of Parent Common Stock outstanding and entitled to vote thereon (the “Parent Stockholder Approval”).

Section 3.19         Affiliate Transactions. Except as set forth in Section 3.19 of the Parent Disclosure Letter, there have been no transactions, agreements, arrangements or understandings between Parent, on the one hand, and any Affiliates of Parent or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that have not been so disclosed in the Parent SEC Documents.

Section 3.20         Trust Account.

(a)          The Amended and Restated Investment Trust Agreement (the “Trust Agreement”) by and between Parent and Continental Stock Transfer & Trust Company (the “Trustee”), dated as of October 13, 2015, is valid, binding and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. Except as set forth in Section 3.20(a) of the Parent Disclosure Letter, there are no separate agreements, side letters, or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or that would entitle any Person to any portion of the cash proceeds of the initial public offering of Parent (the “IPO”) and private placements of its securities, substantially all of which proceeds have been deposited by the Trustee in a trust account (the “Trust Account”) pursuant to the Trust Agreement for the benefit of Parent, certain of its stockholders and the underwriters of its IPO.

(b)          As of the date hereof, the Trust Account consists of no less than $200,000,000 invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Prior to the Closing, none of the funds held in the Trust Account may be released except (i) to pay income and franchise Taxes from any interest income earned in the Trust Account and (ii) to redeem shares of Parent Common Stock in accordance with the provisions of the Parent Charter.

Section 3.21         Information Provided. No representation or warranty by Parent contained in this Agreement and no statement contained in any document (including the Parent Disclosure Letter), certificate, or other writing furnished or to be furnished by Parent to the Company or any of its Representatives pursuant to the provisions hereof or in connection with the Transactions, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

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Section 3.22         No Other Representations or Warranties. Except for the representations and warranties expressly contained in Article IV, Parent acknowledges and agrees that the Company has not made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or any Company Subsidiary furnished or made available to Parent, any of its Affiliates or any Person acting on any of their behalf, including any information, documents or material made available to Parent in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of or in connection with, the Transactions.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the disclosure letter delivered by the Company to Parent (the “Company Disclosure Letter”) prior to the execution of this Agreement (with specific reference to the section of this Agreement to which the information stated in such disclosure relates; provided that (a) disclosure in any section of the Company Disclosure Letter shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of the Company Disclosure Letter that such disclosure is applicable to such other section notwithstanding the omission of a reference or cross-reference thereto and (b) the mere inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries (a “Company Material Adverse Effect”)), the Company represents and warrants to Parent as follows:

Section 4.1           Corporate Organization. Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified is not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The copies of the certificate of incorporation and bylaws or equivalent constitutional documents of the Company and its Subsidiaries have been furnished to Parent, and are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

Section 4.2           Company Capitalization.

(a)          The authorized share capital of the Company consists of (i) 5,300,000,000 shares of Company Class A Common Stock, (ii) 595,850,000 shares of Company Class B Common Stock, (iii) 77,000,000 shares of Company Series A Preferred Stock, (iv) 1,080,000,000 shares of Company Series B Preferred Stock, (v) 1,740,000,000 shares of Company Series C Preferred Stock, and (vi) 1,700,000,000 shares of Company Series D Preferred Stock (together, the “Company Capital Stock”).

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(b)          As of the close of business on June 23, 2016 (the “Capitalization Date”) there were (i) 12,000,000 shares of Company Class A Common Stock issued and outstanding, (ii) 24,932,059 shares of Company Class B Common Stock issued and outstanding, (iii) 76,336,303 shares of Company Series A Preferred Stock issued and outstanding, (iv) 900,931,595 shares of Company Series B Preferred Stock issued and outstanding, (v) 1,126,260,017 shares of Company Series C Preferred Stock issued and outstanding, and (vi) 1,094,467,515 shares of Company Series D Preferred Stock issued and outstanding, and, since the Capitalization Date through the date hereof, no additional shares of Company Capital Stock have been issued other than the issuance of shares upon the exercise or settlement of Company Stock Options or Company Warrants. All of the issued shares of Company Capital Stock have been duly authorized and validly issued and are or will be fully paid, nonassessable and free of preemptive rights. Section 4.2(b) of the Company Disclosure Letter sets forth, as of the Capitalization Date, the name of each Person that is the registered owner of any Company Common Stock or Company Preferred Stock and the number of shares of Company Common Stock or Company Preferred Stock owned by such Person.

(c)          As of the close of business on the Capitalization Date there were 595,850,000 shares of Company Common Stock reserved for issuance under the Company Stock Plans and 545,887,467 Company Stock Options issued and outstanding, and, since the Capitalization Date through the date hereof, no Company Stock Options have been issued and no additional shares of Company Common Stock have become subject to issuance under the Company Stock Plans. Section 4.2(c) of the Company Disclosure Letter sets forth, as of the date hereof, a list of all holders of outstanding Company Stock Options, including the number of shares of Company Common Stock subject to each such Company Stock Option, the grant date, and exercise price for such Company Stock Option and the extent to which such Company Stock Option is vested and exercisable. The Company has heretofore provided or made available to Parent (or Parent’s Representatives) a true and complete copy of its standard form of option agreement as of the Capitalization Date and any stock option agreements that substantially differ from such standard form.

(d)          As of the close of business on the Capitalization Date there were (i) 20,000,000 Company Class A Warrants, (ii) 137,255 Company Series A Warrants, (iii) 170,116,130 Company Series B Warrants, (iv) 153,583,333 Company Series C Warrants, and (v) 45,168,190 Company Series D Warrants (together, the “Company Warrants”) issued and outstanding, and, since the Capitalization Date through the date hereof, no Company Warrants have been issued. Section 4.2(d) of the Company Disclosure Letter sets forth, as of the Capitalization Date, a list of all holders of outstanding Company Warrants, including the number of shares of Company Common Stock or Company Preferred Stock subject to each such Company Warrant, the issue date, and exercise price for such share of Company Common Stock or Company Preferred Stock for which each Company Warrant is exercisable, the extent to which such Company Warrant is vested and exercisable and the date on which such Company Warrant expires. The Company has heretofore provided or made available to Parent (or Parent’s Representatives) true and complete copies of each Company Warrant.

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(e)          Except as set forth in Section 4.2(e) of the Company Disclosure Letter and Sections 4.2(a), 4.2(b), 4.2(c), and 4.2(d), there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party, or by which the Company is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking, or to redeem, purchase or otherwise acquire any of the foregoing, except for acquisitions or deemed acquisitions of shares of Company Common Stock or other equity securities of the Company in connection with the exercise or vesting of options pursuant to Company Stock Plans and required Tax withholding in connection therewith. There are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchange for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

(f)          The Company owns, directly or indirectly, all of the issued shares of each of its Subsidiaries, free and clear of any Liens, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 4.2(f) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any of its securities. There are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which any Company Subsidiary is a party, or by which any Company Subsidiary is bound, obligating any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other voting securities of any Company Subsidiary or obligating any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking, or to redeem, purchase or otherwise acquire any of the foregoing.

Section 4.3           Subsidiaries. Section 4.3 of the Company Disclosure Letter sets forth a true and complete list of each of the Company’s Subsidiaries and each such Subsidiary’s jurisdiction of incorporation or organization. Each Subsidiary of the Company is a corporation, limited liability company or limited partnership (or the equivalent in such jurisdiction) duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization to the extent such jurisdiction recognizes such concept, and has all requisite corporate, limited liability company or limited partnership power and authority and governmental authorizations to own, operate, lease and otherwise hold its assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each other jurisdiction in which it owns, operates, leases or otherwise holds assets, or conducts any business, so as to require such qualification, except where the lack of such power, authority, authorization, license or qualification would not, individually or in the aggregate, have a Company Material Adverse Effect.

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Section 4.4           Authority; Execution and Delivery; Enforceability.

(a)          The Company has full corporate power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and, subject to the receipt of the Company Stockholder Approval, to consummate the Transaction, including the Merger. The Company is not subject to Section 2115 of the California Corporations Code. The execution and delivery by the Company of this Agreement, the performance and compliance by the Company with its obligations herein and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject to the receipt of the Company Stockholder Approval. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub of this Agreement, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally and by general equitable principles. Neither the Company nor any of its “affiliates” or “associates” is, as of the date of this Agreement, nor since Parent’s inception has been, an “interested stockholder” of Parent as defined in DGCL Section 203.

(b)          The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, adopted resolutions (i) approving this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth in this Agreement, (ii) determining that the terms of the Merger and the other Transactions are fair to, and in the best interests of, the Company and its stockholders, (iii) directing that this Agreement be submitted to the stockholders of the Company for adoption and approval, (iv) recommending that its stockholders adopt this Agreement and approve the Merger (the “Company Recommendation”) and (v) declaring that this Agreement is advisable.

(c)          The only votes of holders of any class or series of Company Capital Stock necessary to adopt this Agreement is the adoption of this Agreement by (i) the holders of a majority of the Company Capital Stock (excluding the Company Class B Common Stock), voting as single class on an as-if converted to Company Class A Common Stock; (ii) the holders of a majority of the Company Series A Preferred Stock, voting as a single class; (iii) the holders of a majority of the Company Series B Preferred Stock, voting as a single class; (iv) the holders of a majority of the Company Series C Preferred Stock, voting as a single class; (v) the holders of a majority of the Company Series D Preferred Stock, voting as a single class; and (vi) the holders of a majority of the Company Preferred Stock, voting as a single class (the “Company Stockholder Approval”).

(d)          No Takeover Laws, including Section 203 of the DGCL, apply to this Agreement or the Merger.

Section 4.5           Consents and Approvals; No Conflicts.

(a)          Except for (i)  the Company Stockholder Approval, (ii) Filings, permits, authorizations, Consents, notice to and approvals as may be required under, and other applicable requirements of, the HSR Act and any other applicable Antitrust Laws, and (iii) such other Consents or other Filings with, any Governmental Entity the failure of which to obtain or make has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Consents of, or Filings with, any Governmental Entity are necessary for the consummation by the Company of the Transactions.

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(b)          Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of the Company or any of the similar organizational documents of any of its Subsidiaries or (ii) assuming that the authorizations, Consents and approvals referred to in Section 4.4(a) are duly obtained in accordance with the DGCL and applicable Law, (x) violate any (1) Law or (2) Order, in either case, applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of the foregoing clause (ii), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.6           Reports; Financial Statements; Undisclosed Liabilities.

(a)          The Company has delivered to Parent copies of (i) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2014 and the related audited consolidated statements of operations and comprehensive loss, consolidated statements of convertible redeemable preferred stock, redeemable noncontrolling interests and stockholders’ deficit and consolidated statements of cash of the Company and its Subsidiaries for the years ended December 31, 2014 and 2013, together with a true and correct copy of the report of BDO USA, LLP, the Company’s independent auditor, on such audited information, (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2015 and 2014 and the related unaudited consolidated statements of operations and comprehensive loss, consolidated statements of convertible redeemable preferred stock, redeemable noncontrolling interests and stockholders’ deficit and consolidated statements of cash flows of the Company and its Subsidiaries for the years ended December 31, 2015 and 2014 (the “Unaudited Annual Financial Statements”), and (iii) the unaudited interim consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2016 and the related unaudited consolidated statements of operations and comprehensive loss, consolidated statements of convertible redeemable preferred stock, redeemable noncontrolling interests and stockholders’ deficit and consolidated statements of cash flow of the Company and its Subsidiaries for the three (3) months ended March 31, 2016 (the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with GAAP consistently applied except as described therein, and fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated therein (except, in the case of the unaudited interim Company Financial Statements, subject to normal year-end audit adjustments and the absence of footnotes). The accountants of the Company and its Subsidiaries have not notified the Company or any of its Subsidiaries of any deficiencies in the design or operation of the internal controls of the Company or any of its Subsidiaries in connection with the audits of the Company Financial Statements. The books and records of the Company are accurate and complete in all material respects, have been maintained in accordance with sound business practices and accurately present and reflect in all material respects all of the transactions and actions therein described and the Company Financial Statements have been prepared, in all material respects, in accordance with such books and records in accordance with GAAP. At the Closing, all such books and records will be in the possession of the Company. No financial statements of any Person other than the Company and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company.

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(b)          The Company does not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) that would be required to be reflected on a balance sheet of the Company prepared in accordance with GAAP as in effect as of the date of this Agreement, except liabilities or obligations (i) that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (ii)  disclosed, reflected or reserved against in the most recent balance sheet included in the Company Financial Statements or the notes thereto, (iii) incurred in the ordinary course of business since the date of the most recent balance sheet included in the Company Financial Statements and (iv) arising out of or in connection with this Agreement, the Merger or the Transactions.

Section 4.7           Absence of Certain Changes or Events. Since December 31, 2015, (a) prior to the date hereof, the Company and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course and in a manner consistent with past practice and (b) there has not been any event that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 4.8           Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 is filed with the SEC, or at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the Proxy/Consent Solicitation Statement will, at the date it or any amendment or supplement is first mailed to the Parent’s stockholders and the Company’s stockholders or at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company to such portions thereof that relate expressly to Parent or Merger Sub or to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein).

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Section 4.9           Legal Proceedings. Except as set forth in Section 4.9 of the Company Disclosure Letter, there are no Proceedings pending, or to the Knowledge of the Company, Threatened against the Company or any of its Subsidiaries or any of their respective assets, rights or properties or any of the officers or Directors of the Company, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective properties, rights or assets is or are subject to any Order, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 4.10         Compliance with Laws.

(a)          Except as set forth in Section 4.10(a) of the Company Disclosure Letter and as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries are in compliance and since December 31, 2013, have been in compliance with all Laws and Orders applicable to the Company, any of its Subsidiaries or any of their respective properties, rights, assets, businesses or operations and (b) neither the Company nor any of its Subsidiaries has received any written communication since December 31, 2013 from a Governmental Entity that alleges that the Company or any of its Subsidiaries are not in compliance with any Law.

(b)          Except as, either individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect:

(i)          The Company and each of its Subsidiaries (or an employee thereof, as applicable) hold, and have at all times since December 31, 2013 held, all licenses, franchises, permits, certificates of authority, authorizations, approvals, registrations and similar consents (collectively, “Company Licenses”) necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith).

(ii)         Each Company License is valid, binding and in full force and effect and the holder thereof is not in breach of the terms thereof.

(iii)        Provided that all Consents required thereunder have been obtained, no Company License shall be suspended, terminated, modified, limited, cancelled, revoked, not renewed or impaired or become suspended, terminated, modified, limited, cancelled, revoked, not renewed or impaired, in whole or in part, as a result of the execution and delivery by the Company of, or the consummation by the Company of the Transactions contemplated by, this Agreement.

(c)          Section 4.10(c) of the Company Disclosure Letter sets forth a true, correct and complete list of all material Company Licenses as of the date of this Agreement, copies of which have made available to Parent prior to the date hereof.

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Section 4.11         Employee Matters.

(a)          Section 4.11(a) of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of each Company Benefit Plan, except for at-will employees and consulting letter agreements that provide solely for compensation not in excess of $350,000. With respect to each Company Benefit Plan, except for at-will employees and consulting letter agreements that provide solely for compensation not in excess of $350,000, the Company has provided or made available to Parent prior to the date hereof true, correct and complete copies, as applicable, of: (i) the plan document, including any amendments thereto, all related trust documents, insurance Contracts or other funding vehicles, and the most recent summary plan description together with the summary or summaries of all material modifications thereto, (ii) a written description of such Company Benefit Plan if such Company Benefit Plan is not set forth in a written document, (iii) the most recently prepared actuarial report, (iv) the two (2) most recent annual reports (Form 5500 series), (v) the two (2) most recent financial statements, (vi) the most recent determination or opinion letter from the Internal Revenue Service with respect to each Company Benefit Plan intended to qualify under Section 401(a) of the Code and (vii) all material correspondence to or from the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity received or sent in the last three (3) years with respect to any such Company Benefit Plan.

(b)          No material liability under Title IV of ERISA has been incurred by the Company or any of its ERISA Affiliates which has not been satisfied in full and no event has occurred and, to the Knowledge of the Company, no condition exists that could reasonably be likely to result in the Company or any of its ERISA Affiliates incurring a material liability under Title IV of ERISA. No Company Benefit Plan is a defined benefit pension plan or is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. Neither the Company nor any of its ERISA Affiliates has sponsored, maintained or contributed to, or has had an obligation to contribute to, a defined benefit pension plan or a plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code within the six (6) years prior to the date hereof. No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. Neither the Company nor any of its ERISA Affiliates has, or has ever had, any obligation to contribute to or other liability with respect to a “multiemployer plan” within the meaning of Section 3(37) of ERISA. For purposes hereof, “Company Benefit Plan” means any employee benefit plan including any “employee benefit plan,” as defined in Section 3(3) of ERISA and each stock grant, stock purchase, stock option, severance, employment, change-in-control, fringe benefit, loan, bonus, incentive, sabbatical, medical, dental, vision, disability, cafeteria benefit, dependent care, welfare benefit, life insurance or accident insurance, retirement, supplemental retirement, deferred compensation or other compensation or benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, maintained, entered into or contributed to by the Company or any of its ERISA Affiliates, or to which the Company or any of its ERISA Affiliates is a party, whether written or oral, for the benefit of any present or former employee, consultant or Director of the Company or any of its Subsidiaries (including their dependents or beneficiaries) or with respect to which the Company or any of its ERISA Affiliates has any liability (contingent or otherwise), other than any schemes or arrangements mandated by a government outside of the United States.

(c)          Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service and the Company is not aware of any reason why any such determination or opinion letter should be revoked or not be reissued.

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(d)          Each Company Benefit Plan has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, Orders, rules and regulations, including ERISA and the Code, which are applicable to such Company Benefit Plan. There are no pending or, to the Knowledge of the Company, Threatened Proceedings against any Company Benefit Plan, any fiduciary thereof, the Company or any of its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, none of the Company, any of its Subsidiaries, any officer of the Company or of any of its Subsidiaries or any Company Benefit Plans which are subject to ERISA, including any trusts created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any of its Subsidiaries or any officer of the Company or of any of its Subsidiaries to any Tax or penalty on prohibited transactions imposed by such Section 4975 of the Code or to any material liability under Section 502(i) or 502(1) of ERISA.

(e)          Each Company Stock Option was granted with an exercise price per share equal to or greater than the fair market value of the underlying shares on the date of grant and has a grant date identical to the date on which the Company Board or its compensation committee actually awarded the Company Stock Option. Each Company Stock Option qualifies for the tax and accounting treatment afforded to such Company Stock Option in the Company’s Tax Returns and the Company Financial Statements, respectively, and does not trigger any liability for the Company Stock Option holder under Section 409A of the Code.

(f)          There is no current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries, except as required to avoid excise Tax under Section 4980B of the Code.

(g)          Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been administered in all material respects in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any individual for any excise Taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(h)          Each Company Benefit Plan that is maintained outside the jurisdiction of the United States or covers any employees or other service providers of the Company or any of its Subsidiaries who reside or work outside of the United States (each, a “Non-U.S. Company Benefit Plan”) has, to the extent required to be registered or approved by any Governmental Entity, been registered with, or approved by, such Governmental Entity and, to the Knowledge of the Company, nothing has occurred that would adversely affect such registration or approval. To the extent intended to be funded or book reserved, each Non-U.S. Company Benefit Plan is funded or book reserved, as appropriate, based upon reasonable actuarial assumptions.

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(i)          Except as otherwise contemplated under this Agreement or except pursuant to the terms of Company Benefit Plans which have been provided to Parent as of the date of this Agreement, neither the execution nor delivery of this Agreement nor the consummation of the Transactions shall, whether alone or in combination with any other event, result in (i) the accelerated vesting or payment of, or any increase in, any compensation to any present or former employee or Director of the Company or any of its Subsidiaries, (ii) the entitlement of any present or former employee or Director of the Company or any of its Subsidiaries to severance or termination pay or benefits or (iii) the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any individual for any excise Taxes, interest or penalties incurred pursuant to Section 4999 of the Code.

(j)          Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, agreement with any works council, or labor Contract. No labor union, labor organization, works council, or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification. There are no representation or certification Proceedings or petitions seeking a representation Proceeding presently pending or, to the Company’s Knowledge, Threatened to be brought or filed with any labor relations tribunal or authority, and there have been no such efforts within the past three (3) years. Neither the Company nor any Subsidiary has engaged in any unfair labor practice with respect to any individuals employed by or otherwise performing services for the Company or any of its Subsidiaries. There are no, and during the twelve (12) month period immediately prior to the date hereof have been no, labor strikes, disputes, lockouts, work slowdowns, group work stoppages, picketing or similar labor activities involving any group of employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, Threatened against or affecting the Company or any of its Subsidiaries.

(k)          Since December 31, 2015, except as required by the terms of any Company Benefit Plan or as required by applicable Law, neither the Company nor any of its Subsidiaries has (i) increased the compensation or benefits of any Director or executive officer, (ii) increased benefits payable under any existing severance or termination pay policies or employment agreements with any Director or executive officer, (iii) entered into any employment, consulting, indemnification, severance, termination, deferred compensation or other similar agreement (or amended any such existing agreement) with any Director or executive officer, or (iv) established, adopted or amended any bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any Director or executive officer.

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(l)          The Company and its Subsidiaries are and have been in compliance with all applicable Laws in respect of employment and employment practices including, without limitation, all Laws in respect of terms and conditions of employment, health and safety, wages and hours (including overtime and classification of workers as independent contractors and/or classification of employees as exempt from the requirements of the Fair Labor Standards Act or similar Laws), child labor, immigration, employment discrimination, retaliation, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations and unemployment insurance, except for noncompliance as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has not effectuated a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), and similar Laws, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its Subsidiaries, without complying with all provisions of the WARN Act or implemented any early retirement, separation or window program within the past five (5) years, nor has the Company or any of its Subsidiaries planned or announced any such action or program for the future. Except as set forth in Schedule 4.11(l), there are no, and during the twelve (12) month period immediately prior to the date hereof have been no, charges of unfair labor practices, grievances, claims, complaints or other employment-related Proceedings pending, or to the Knowledge of the Company, Threatened by, on behalf of, or with respect to any current or former employee, applicant or independent contractor or group of employees, applicants or independent contractors of the Company or any of its Subsidiaries.

Section 4.12         Environmental Matters. Except as would not reasonably be expected to result in, individually or in the aggregate, material liability, the Company and its Subsidiaries are in compliance, and at all times since December 31, 2013, have complied, with all applicable Laws (including common law), statutes, rules, regulations, Orders, decrees, permits, authorizations or legal requirements of any Governmental Entity relating to: (a) the protection or restoration of the environment or natural resources, (b) the handling, storage, use, presence, disposal, Release or threatened Release of, or exposure to, any Hazardous Substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to Persons or property from exposure to any Hazardous Substance (collectively, “Environmental Laws”). There has been no Release at, on, under, or from any real properties currently owned, operated or leased by the Company or any of its Subsidiaries, nor was there a Release at any real property formerly owned, operated or leased by the Company or any of its Subsidiaries during the period of such ownership, operation, or tenancy, nor has the Company or any of its Subsidiaries arranged for the transportation, disposal or treatment of Hazardous Substances at or to any location, in each case, such that Company or any of its Subsidiaries has or would reasonably be expected to incur material liabilities. There are no Proceedings pending or, to the Knowledge of the Company, Threatened against the Company seeking to impose, or that would reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, which liability or obligation would reasonably be expected to result in, either individually or in the aggregate, material liability. The Company has made available to Parent true, correct and complete copies of all environmental assessments, reports, audits and other material documents in its possession or under its control that relate to Company’s or any of its Subsidiaries’ compliance with Environmental Laws or the environmental condition of any real property that Company or any of its Subsidiaries currently or formerly have owned, operated, or leased.

Section 4.13         Properties.

(a)          The Company and its Subsidiaries do not own any real property.

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(b)          Section 4.13(b) of the Company Disclosure Letter contains a true, correct and complete description of all leases, licenses, permits, subleases, and occupancy agreements, together with any amendments, modifications and documentation evidencing exercise of any options or extensions thereto (the “Property Leases”), with respect to all real property leased by the Company or any of its Subsidiaries as of the date hereof (the “Leased Property”).

(c)          Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries has valid leasehold or sublease interests or other comparable Contract rights in or relating to the Leased Property free and clear of all Liens, except for Permitted Liens, (ii) the Company and each of its Subsidiaries has complied with the terms of all of the Real Property Leases and all of the Real Property Leases are in full force and effect, enforceable in accordance with their terms against the Company or any Subsidiary party thereto and, to the Knowledge of the Company, the counterparties thereto, (iii) neither the Company nor any of its Subsidiaries has received or provided any written notice of any event or occurrence that has resulted or would reasonably be expected to result (with or without the giving of notice, the lapse of time or both) in a default with respect to any of the Real Property Leases, (iv) none of the Leased Property is subject to any options, rights of first offer, rights of first refusal or other rights of any Person to lease, use or occupy any Leased Property or any portion thereof, and no Person other than the Company and its Subsidiaries has any right to use, occupy or lease all or any portion of the Leased Property, and (v) the Leased Property constitutes all real property currently leased, used, occupied or held for use in connection with the business of the Company and its Subsidiaries.

Section 4.14         Material Contracts.

(a)          Section 4.14(a) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts of the Company in effect as of the date hereof. Each such Material Contract has been delivered to, or made available for review by, Parent and is a true and correct copy of such Material Contract (including all amendments thereto).

(b)          Except as would not reasonably be likely to reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Material Contract of the Company is, and immediately after the Closing shall continue to be, legal, valid, binding and enforceable against the Company or one of its Subsidiaries, as the case may be, and to the Knowledge of the Company, the other parties thereto, in accordance with its terms subject to proper authorization and execution of such Material Contract by the other party thereto and except as limited by Laws affecting the enforcement of creditors’ rights generally and by general equitable principles. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) no party has repudiated any material provision of any Material Contract of the Company, (ii) neither the Company nor any of its Subsidiaries is in default under, in breach of, or in receipt of any claim of default or breach under, any material term in any Material Contract of the Company, (iii) no event has occurred which with the passage of time or the giving of notice or both would result in a default or breach by the Company or any of its Subsidiaries under any Material Contract of the Company, and, to the Knowledge of the Company, there is no existing or Threatened breach or cancellation by the other parties to any Material Contract of the Company, and (iv) neither the Company nor any of its Subsidiaries has received any written notice of any default or event that with notice or lapse of time, would constitute a default by the Company and its Subsidiaries under any Material Contract of the Company. None of the rights of the Company under any of such Material Contracts will be subject to termination or modification (nor will the Company be required to make any payment or incur any other liability or obligation) as a result of the consummation of the Transactions, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

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Section 4.15         Taxes. Each of the Company and its Subsidiaries has timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return. All material Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of the Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries. Except as set forth in Section 4.15 of the Company Disclosure Letter, there are no pending or Threatened in writing disputes, claims, audits, examinations or other proceedings regarding any material Taxes of the Company or its Subsidiaries or the assets of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has been informed in writing by any jurisdiction in which it has not filed Tax Returns that the jurisdiction believes that the Company or any of its Subsidiaries is or may be required to file any Tax Return that was not filed or may be subject to taxation in that jurisdiction. The Company has made available to Parent true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries or any customary Tax indemnification provisions in ordinary course commercial agreement or arrangements that are not primarily related to Taxes). Neither the Company nor any of its Subsidiaries (a) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (b) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise. Neither the Company nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code. Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law). At no time during the past five years has the Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting made prior to the Closing, (ii) closing agreement executed prior to the Closing, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) with respect to a transaction consummated prior to the Closing, (iv) installment sale or open transaction disposition made prior to the Closing, or (v) prepaid amount received prior to the Closing outside of the ordinary course of business. The Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Notwithstanding anything to the contrary in this Agreement, no representation is being provided regarding the amount, value or condition of, or any limitations on, any Tax asset or attribute of the Company or any of its Subsidiaries (e.g., net operating loss or net operating carryforward or Tax credits, including for the avoidance of doubt, any Tax credits under Section 25D or Section 48 of the Code), or any grant provided under Section 1603 of the American Recovery and Reinvestment Tax Act of 2009, including the ability of Parent or any of its affiliates to utilize such Tax assets or Tax attributes or grants after the Closing.

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Section 4.16         Intellectual Property.

(a)          Section 4.16(a) of the Company Disclosure Letter sets forth a list of all material Company Intellectual Property that is owned by the Company and its Subsidiaries. Such list includes all such Company Intellectual Property that has been registered or for which the Company or any of its Subsidiaries has filed an application for registration and specifies, where applicable, (i) the name of the current owner, (ii) the jurisdiction where the application or registration is located, (iii) the application or registration number, (iv) the filing date and issuance, registration or grant date and (v) the prosecution or registration status. Each item of Company Intellectual Property that is owned by the Company and its Subsidiaries is, to the Company’s Knowledge, valid, enforceable, and subsisting, and neither the Company nor any of its Subsidiaries is aware of any facts, circumstances or information that would, or reasonably could be expected to, render any such Company Intellectual Property invalid or unenforceable or adversely affect, limit, restrict, impair or impede the ability of the Company or any of its Subsidiaries to use and practice such Intellectual Property after the Closing Date.

(b)          The Company or one of its Subsidiaries either: (i) is the sole owner of all right, title and interest in and to each item of Company Intellectual Property free and clear of all Liens, other than Permitted Liens, or (ii) is entitled to use each item of licensed Intellectual Property in the operation of its business as currently conducted in all material respects.

(c)          Except as would not reasonably be likely to reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company Intellectual Property that is owned by the Company and operation of the Company’s and its Subsidiaries’ businesses (or any products thereof or materially used therein) do not infringe, conflict with, misappropriate, or otherwise violate any rights of any Person in or to any Intellectual Property; provided, however, that with respect to third party patents and the Company Intellectual Property that is licensed by the Company, the foregoing representation is made to the Company’s Knowledge; (ii) no Proceeding is currently pending or, to the Knowledge of the Company, Threatened by any Person that the current use by the Company or any of its Subsidiaries of the Company Intellectual Property or the operation of the Company’s and its Subsidiaries’ businesses (or any products thereof or materially used therein) infringes the Intellectual Property of a third party; (iii) no Proceeding is currently pending or has been Threatened in writing against any third party involving an infringement, misappropriation or other violation by such third party of any Company owned Company Intellectual Property; and (iv), to the Knowledge of the Company, no third party is engaging in any activity that infringes, misappropriates or otherwise violates any Company owned Company Intellectual Property.

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(d)          To the Knowledge of the Company, the Company Intellectual Property is all of the Intellectual Property used in or necessary for the operation of the Company’s business.

(e)          Except as set forth on Section 4.16(e) of the Company Disclosure Letter, the Company and its Subsidiaries have taken commercially reasonable steps, consistent with generally-accepted industry standards, to obtain, maintain and protect the Company Intellectual Property. The Company and its Subsidiaries require and have required (and have obtained from) each current and former employee, officer, consultant and contractor performing work for the Company’s or its Subsidiaries’ respective businesses who may develop or has developed (alone or with others) any Intellectual Property for the Company to execute sufficient employment agreements, non-disclosure agreements and assignment of invention and works of authorship agreements that (i) assign to the Company or its Subsidiary all right, title and interest in and to any Intellectual Property arising from or developed in connection with such employees’, consultants’ or contractors’ work for or on behalf of the Company or its Subsidiary and (ii) provide reasonable protection for the confidential and proprietary information of the Company and its Subsidiaries.  The Company has no Knowledge of any misappropriation or any unauthorized disclosure of any confidential or proprietary information of the Company or any of its Subsidiaries or any breach of any obligations of confidentiality with respect to the Company’s and its Subsidiaries’ respective businesses, except as would not reasonably be likely to reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)          The computer, information technology and data processing systems, facilities and services used in the conduct of the Company’s and its Subsidiaries’ respective businesses, including all software, hardware, networks, interfaces, platforms and related systems and services used or currently planned to be used therein (collectively, “Company Systems”), are (i) in good working condition and (ii) reasonably sufficient for the immediate and anticipated future needs of the Company’s and its Subsidiaries’ respective businesses as intended to be operated by the Company and its Subsidiaries in the next two (2) months.  There has been no failure, breakdown or continued substandard performance of any Company Systems that has caused a material disruption or interruption in or to the operation of the Company’s or any of its Subsidiaries’ respective businesses.  The Company and its Subsidiaries have in place industry standard (and, in any event, not less than commercially reasonable) disaster recovery and business continuity plans, procedures, and facilities.

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(g)          Section 4.16(g) of the Company Disclosure Letter sets forth a complete and accurate list of all Open Source Software that has been or is being used, incorporated into and/or distributed with any products developed, modified, manufactured, distributed or sold by or on behalf of the Company or any of its Subsidiaries (“Company Software Products”) in any way, and identifying the applicable licenses governing the use of each such Open Source Software. Except as would not reasonably be likely to reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has used any Open Source Software in any manner that would or could (i) require the disclosure or distribution in source code form of any Company Software Products or any material portion thereof, (ii) require the licensing of any Company Software Products or any material portion thereof under any Open Source Software license or (iii) impose any other material limitation, restriction or condition on the right of the Company or any of its Subsidiaries to use or distribute any Company Software Products. With respect to any Open Source Software that has been incorporated into and/or distributed with any Company Software Products, or otherwise used by the Company or any of its Subsidiaries, the Company or such Subsidiary has been and are in compliance with all applicable Open Source Software licenses with respect thereto, except as would not reasonably be likely to reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h)          All products and services of the Company and its Subsidiaries perform in all material respects in accordance with the specifications and documentation provided to customers and users. The Company and its Subsidiaries have used commercially reasonable efforts to document and correct any material defects, bugs and errors in the Company Systems and any Company Software Products in accordance with generally-accepted industry standards, and, to the Knowledge of the Company, the Company Systems and Company Software Products do not contain or make available any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement or destruction.

Section 4.17         Insurance. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (a) all insurance policies with respect to the business and assets of the Company and its Subsidiaries are in full force and effect, (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of any of such insurance policies, (c) the Company and its Subsidiaries have not received any written notice of cancellation of any of such insurance policies and (d) all appropriate insurers under such insurance policies have been timely notified of all potentially insurable losses known to the Company and of pending Proceedings, and all appropriate actions have been taken to timely file all claims in respect of such insurable matters.

Section 4.18         Broker’s Fees. Neither the Company nor any of its officers or Directors, on behalf of the Company, has employed any financial advisor, broker or finder in a manner that would result in any liability of Parent or Merger Sub for any financial advisory fee, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

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Section 4.19         Affiliate Transactions. Except as set forth in Section 4.19 of the Company Disclosure Letter, there have been no transactions, agreements, arrangements or understandings between the Company, on the one hand, and any Affiliates of the Company or other Persons, on the other hand, other than any such arrangements entered into on reasonable market terms.

Section 4.20         Agreements with Regulatory Agencies. Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other similar Order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or since December 31, 2013, has adopted any extraordinary board resolutions at the request of, any Governmental Entity that currently restricts in any material respect the conduct of its business or that materially relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management, or its operations or business, nor has the Company received any written notice from any Governmental Entity indicating that it intends to issue, Order, or request any of the foregoing.

Section 4.21         Compliance with Trade Controls.

(a)          The Company and its Subsidiaries are, and have been during the last five (5) years, in full compliance with all applicable export control and economic sanctions Laws of the United States and other countries, including but not limited to the U.S. Export Administration Regulations (“EAR”) (15 C.F.R. 730 et seq.), the EAR’s rules on Restrictive Trade Practices or Boycotts (13 C.F.R. Part 760), and the economic sanctions rules and regulations implemented under statutory authority and/or Presidential Executive Orders and administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) (31 C.F.R. Part 500 et seq., collectively, the “OFAC Regulations”).

(b)          In the five (5)-year period immediately preceding the date of this Agreement, neither the Company nor any of its Subsidiaries has, directly or indirectly, (i) provided any services, goods, software or technology to any person or entity in Burma (Myanmar), Cuba, Iran, North Korea, Sudan, Syria, the Crimea region (since December 2014), and Libya (during 2011), or otherwise exported, re-exported, sold or otherwise transferred any goods, software or technology that are subject to the EAR in violation of the EAR or in violation of any OFAC Regulations; (ii) been a party to or a beneficiary under any Contract under which such goods have been sold or services provided, directly or indirectly, to customers in countries subject to sanctions under the OFAC Regulations without the proper license or other authorization from the U.S. Government; or (iii) engaged in any other transactions with any Person with whom U.S. Persons are prohibited from dealing under the EAR or the OFAC Regulations, including any Person designated by OFAC on the list of Specially Designated Nationals and Blocked Persons, the list of Foreign Sanctions Evaders or the Sectoral Sanctions Identifications list, unless the Company or such Subsidiary had proper authorization under the EAR and/or OFAC Regulations to engage in such transactions or dealings.

(c)          In the five (5)-year period immediately preceding the date of this Agreement, there has not been and there is no Legal Proceeding by any Governmental Entity with respect to a violation of any applicable U.S. or non-U.S. export control, import or economic sanctions Laws, including the EAR and the OFAC Regulations, that is now pending or Threatened in writing with respect to the Company.

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(d)          The Company and its Subsidiaries are in compliance with all applicable U.S. and non-U.S. customs Laws and regulations, including any export or import declaration filing, payment of customs duties, compliance with import quotas, import registration or any other similar requirements related to the exportation or importation of goods or services by the Company or any of its Subsidiaries. There are no Legal Proceeding by any Governmental Entity with respect to a violation of any applicable U.S. or non-U.S. customs Laws that is now pending or Threatened in writing with respect to the Company or any of its Subsidiaries.

Section 4.22         Anti-Money Laundering. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with all applicable anti-money laundering Laws and all applicable financial record keeping and reporting requirements, rules, regulations and guidelines (collectively, “Money Laundering Laws”) and no claim by or before any Governmental Entity involving the Company or any of its Subsidiaries with respect to Money Laundering Laws is pending and, to the Knowledge of the Company, no such claims are Threatened or contemplated.

Section 4.23         Ethical Practices. Neither the Company nor any of its Subsidiaries, or any of their respective Directors, officers, employees, agents or consultants, or any other Person acting for, or on behalf of, the Company or any of its Subsidiaries, directly or indirectly, has:

(a)          violated or is in violation of the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act or the OECD Convention on Combating Bribery of Foreign Public Officials in Business Transactions;

(b)          been notified of any investigation by any Governmental Entity with regard to any actual or alleged payment in violation of the Laws referred to in clause (a) above;

(c)          used funds or other assets, or made any promise or undertaking in such regard, for the establishment or maintenance of a secret or unrecorded fund (a “Prohibited Fund”); or

(d)          made any false or fictitious entries in any books or records of the Company or any of its Subsidiaries relating to any Prohibited Fund.

Section 4.24         Information Provided. No representation or warranty by the Company contained in this Agreement and no statement contained in any document (including the Company Disclosure Letter), certificate, or other writing furnished or to be furnished by the Company to Parent or any of its Representatives pursuant to the provisions hereof or in connection with the Transactions, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

Section 4.25         No Other Representations or Warranties. Except for the representations and warranties expressly contained in Article III, the Company acknowledges and agrees that Parent and Merger Sub have not made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Parent or Merger Sub furnished or made available to the Company, any Company Subsidiary, any of their Affiliates or any Person acting on any of their behalf, including any information, documents or material made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of or in connection with, the Transactions.

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Article V

COVENANTS

Section 5.1           Parent Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent shall, except to the extent that the Company shall consent in advance in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or as expressly required or permitted by this Agreement, or as set forth in Section 5.1 of the Parent Disclosure Letter, or as required by applicable Law or a Governmental Entity of competent jurisdiction, carry on its business in the ordinary course consistent with past practice in all material respects and use commercially reasonable efforts to preserve intact its present business organization and advantageous business relationships. Without limiting the generality of the foregoing and except as expressly contemplated by this Agreement or as set forth in Section 5.1 of the Parent Disclosure Letter or as required by applicable Law or a Governmental Entity of competent jurisdiction, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not, and shall not permit Merger Sub to:

(a)          incur any Indebtedness;

(b)          adjust, split, combine or reclassify any Parent Capital Stock;

(c)          make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of Parent Capital Stock, other than with respect to Redemption Shares as expressly contemplated by this Agreement;

(d)          issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the Convertible Promissory Note, which shall not be modified or amended;

(e)          increase or decrease the authorized number of shares of any class or series of Parent Capital Stock;

(f)          sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, business or assets to any individual, corporation or other entity;

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(g)          acquire (whether by merger or consolidation, acquisition of stock or assets or otherwise) any other Person or business;

(h)          (i) terminate, materially amend, renew or waive any material provision of, any Material Contract, other than normal renewals in the ordinary course of business, (ii) enter into any Contract that would constitute a Material Contract if it were in effect on the date of this Agreement or (iii) terminate, materially amend, renew or waive any material provision of any Contract with the Sponsor;

(i)          hire any employee or adopt any Parent Benefit Plan;

(j)          settle any material Proceeding;

(k)          take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(l)          amend its certificate of incorporation or bylaws;

(m)          merge or consolidate itself with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve;

(n)          implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable Laws;

(o)          enter into any material new line of business;

(p)          make, or commit to make, any capital expenditures;

(q)          other than in the ordinary course of business consistent with past practice or as may be required by applicable Laws, make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended material Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes, or agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(r)          take, or fail to take, any action that is intended to or would reasonably be expected to result in the failure of any of the conditions in Article VI to be satisfied; or

(s)          agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.1.

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Section 5.2           Company Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees as to itself and each of its Subsidiaries, except to the extent that Parent shall consent in advance in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or as expressly required or permitted by this Agreement, or as set forth in Section 5.2 of the Company Disclosure Letter, or as required by applicable Law or a Governmental Entity of competent jurisdiction, to carry on its business in the ordinary course consistent with past practice in all material respects and use commercially reasonable efforts to preserve intact its present business organization and advantageous business relationships. Without limiting the generality of the foregoing and except as expressly contemplated by this Agreement or as set forth in Section 5.2 of the Company Disclosure Letter or as required by applicable Law or a Governmental Entity of competent jurisdiction, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not and shall not permit any of its Subsidiaries to:

(a)          incur any Indebtedness, except (i) trade payables in the ordinary course of business, (ii) deferred revenue, (iii) borrowings under the Company’s credit facilities outstanding as of the date hereof, (iv) the New Convertible Notes and (v) a secured or unsecured loan facility for working capital purposes, with the principal amount of such loan not to exceed $10,000,000 in the aggregate;

(b)          adjust, split, combine or reclassify any Company Capital Stock;

(c)          make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of Company Capital Stock (except (A) dividends paid by any of the wholly-owned Subsidiaries of the Company to the Company or any of its wholly-owned Subsidiaries, and (B) the acceptance of the Company Common Stock as payment for the exercise price of options or for withholding Taxes incurred in connection with the exercise of options or the vesting or settlement of the Company Stock Options and dividend equivalents thereon, if any, in each case in accordance with past practice and the terms of the applicable award agreements);

(d)          issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except (i) pursuant to the exercise of Company Stock Options or Company Warrants outstanding prior to the date hereof or the settlement or vesting of Company Stock Options outstanding prior to the date hereof in accordance with their terms, (ii) issuances pursuant to new employment agreements with persons who are not executive officers in the ordinary course and (iii) any shares of Company Capital Stock issuable upon conversion of the New Convertible Notes or any outstanding subordinated convertible notes;

(e)          sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, business or assets to any individual, corporation or other entity other than a wholly-owned Subsidiary, other than in the ordinary course of business;

(f)          except for transactions in the ordinary course of business (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith) or as required by any Material Contract, acquire (whether by merger or consolidation, acquisition of stock or assets or otherwise) any other Person or business;

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(g)          terminate, materially amend, renew or waive any material provision of any Material Contracts, other than (i) normal terminations or renewals in the ordinary course of business and (ii) other amendments, modifications or terminations that do not materially impact economic terms of such agreements in a manner adverse to the Company or any Subsidiary;

(h)          except as required under the terms of any Company Benefit Plan, in accordance with its ordinary course of business and past practices, or as required by applicable Law, (i) other than as provided for in any written agreements made available to Parent, increase the compensation or benefits of any Directors, officers or employees, except for increases in salaries in the ordinary course of business consistent with past practice that do not exceed 5% in the aggregate, (ii) increase benefits payable under any existing severance or termination pay policies for any Director or officer, (iii) enter into any employment, consulting, indemnification, severance, termination, deferred compensation or other similar agreement (or amend any such existing agreement) with any Director or officer, (iv) except which in the aggregate would not increase the obligations of the Company or any of its Subsidiaries by more than 5% of its existing annual obligations under Company Benefit Plans, (A) establish, adopt or enter into any plan, program, practice, policy, agreement or arrangement for the current or future benefit of any Director, employee or consultant of the Company or any of its Subsidiaries that would be a Company Benefit Plan if it were in existence as of the date hereof, or (B) terminate or amend any Company Benefit Plan, or (v) fund any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan; provided, that none of the foregoing clauses shall restrict the Company’s ability to renew its existing policies and Company Benefit Plans;

(i)          negotiate or enter into any collective bargaining agreement or other Contract with any labor organization or other representative of any employees of the Company or any of its Subsidiaries;

(j)          settle any Proceeding, except in an amount and for consideration not in excess of $100,000 individually or $250,000 in the aggregate and that would not impose any material restriction on the business of it or its Subsidiaries;

(k)         take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(l)          amend its certificate of incorporation, bylaws or comparable governing documents;

(m)        merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

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(n)          implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable Laws;

(o)          enter into any new material line of business;

(p)          make, or commit to make, any capital expenditures, as defined according to GAAP, in excess of $1,850,000 in the aggregate;

(q)          other than in the ordinary course of business consistent with past practice or as may be required by applicable Laws, make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended material Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes, or agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(r)          take or fail to take any action that could reasonably be expected to cause the loss, lapse or abandonment of any material Company Intellectual Property;

(s)          take, or fail to take, any action that is intended to or would reasonably be expected to result in the failure of any of the conditions in Article VI to be satisfied; or

(t)          unless set forth on or as set forth in Section 5.2 of the Company Disclosure Letter or as required by applicable Law or a Governmental Entity of competent jurisdiction, agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

Notwithstanding the foregoing, nothing in Section 5.2 shall prohibit the Company from taking any action or omitting to take any action as required by the Agreement.

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Section 5.3           Regulatory Approvals.

(a)          Each of Parent, Merger Sub and, where applicable, the Company shall use their reasonable best efforts to obtain the expiration or early termination of any waiting periods, or any applicable approvals required, under the HSR Act or other Antitrust Law, and shall (i) make or cause to be made the registrations, declarations and Filings required of such party under the HSR Act and any other Antitrust Law listed in Section 5.3 of the Parent Disclosure Letter (“Antitrust Filings”) with respect to the Transactions as promptly as reasonably practicable and advisable after the date of this Agreement, and any Filing fees associated therewith shall be borne by the Company, and such initial Filings from Parent and the Company shall request early termination of any applicable waiting period under the HSR Act, (ii) agree not to extend any waiting period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the Transactions, except with the prior written consent of the other party not to be unreasonably withheld, conditioned or delayed, (iii) subject to applicable Law, furnish to the other party as promptly as reasonably practicable all information required for any application or other Filing to be made by the other party pursuant to any applicable Law in connection with the Transactions, (iv) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by, the Antitrust Division of the U.S. Department of Justice (the “DOJ”), the Federal Trade Commission (“FTC”) or any other Governmental Entity in respect of such Antitrust Filings, this Agreement or the Transactions, (v) promptly notify the other party of any material communication between that party and the FTC, the DOJ or any other Governmental Entity in respect of any Antitrust Filings or any inquiry or Proceeding relating to this Agreement or the Transactions and of any material communication received or given in connection with any Proceeding by a private party relating to the Transactions, (vi) subject to applicable Law, discuss with and permit the other party (and its counsel) to review in advance, and consider in good faith the other party’s reasonable comments in connection with, any Antitrust Filing or communication to the FTC, the DOJ or any other Governmental Entity or in connection with any Proceeding by a private party to any other Person, relating to any Antitrust Filing or inquiry or other Proceeding relating to this Agreement or the Transactions, (vii) not participate or agree to participate in any substantive meeting, telephone call or discussion with the FTC, the DOJ or any other Governmental Entity in respect of any Antitrust Filing, inquiry or Proceeding relating to this Agreement or the Transactions unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate in such meeting, telephone call or discussion, (viii) subject to applicable Law, furnish the other party promptly with copies of all correspondence, filings and communications between them and their Affiliates on the one hand, and the FTC, the DOJ or any other Governmental Entity or members of their respective staffs on the other hand, with respect to any Antitrust Filing, inquiry or Proceeding relating to this Agreement or the Transactions, and (ix) act in good faith and reasonably cooperate with the other party in connection with any Antitrust Filings and in connection with resolving any investigation or inquiry of any such agency or other Governmental Entity under the HSR Act or any other Antitrust Law with respect to any such Antitrust Filing, this Agreement, the Merger or the Transactions.

(b)          In furtherance and not in limitation of the foregoing, each of Parent, Merger Sub and the Company shall take any and all steps necessary to (i) resolve, avoid or eliminate impediments or objections, if any, that may be asserted with respect to the Transactions under any Antitrust Law and (ii) avoid the entry of, effect the dissolution of, and have vacated, lifted, reversed or overturned, any Order that would prevent, prohibit, restrict or delay the consummation of the Transactions, so as to enable the parties hereto to close the Transactions expeditiously and as promptly as reasonably practicable. Without limiting the foregoing, Parent and Merger Sub shall propose, negotiate, commit to and effect, by consent decree, hold separate Orders or otherwise, the sale, divesture, disposition or license of, and otherwise take or commit to take actions that after the Closing Date would limit Parent’s, any of its Affiliates’, the Company’s or any of its Subsidiaries’ freedom of action with respect to, or its or their ability to retain, one or more of the assets, properties, businesses, product lines or services of Parent, any of its Affiliates, the Company or any of its Subsidiaries or any interest or interests therein. Parent and Merger Sub also shall agree to terminate or assign any Contract or business relationship if required to obtain any necessary clearance, or the termination of any applicable waiting period, under any Antitrust Law. In addition, Parent and Merger Sub shall defend vigorously through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated, lifted, reversed, overturned or terminated, any Order (whether temporary, preliminary or permanent) that would restrain, prevent or delay the Closing prior to the consummation of the Transactions, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action. In furtherance of the foregoing, Parent and Merger Sub shall negotiate in good faith with all applicable Governmental Entities. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall require Parent, the Company or their respective Subsidiaries to take, or agree to take, any actions specified in this Section 5.3 that, individually or in the aggregate, is a Materially Burdensome Regulatory Condition.

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Section 5.4           Company Stockholder Consent.

(a)          The Company shall use its reasonable best efforts to obtain, as promptly as reasonably practicable following the date the Form S-4 is declared effective by the SEC but in any event within ten (10) Business Days of such effectiveness, the Company Stockholder Approval pursuant to a written consent and joinder agreement duly executed and delivered by the stockholders of the Company in substantially the form attached hereto as Exhibit F (the “Written Consent and Joinder Agreement”). The Company shall mail the Proxy/Consent Solicitation Statement included in the Form S-4, together with the Written Consent and Joinder Agreement, to all of the Company’s stockholders within three (3) Business Day of the effective date of the Form S-4. Other than in the event the Company Board has made an Adverse Recommendation Change in compliance with Section 5.6(b), the Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval and shall include the Company Recommendation in the Proxy/Consent Solicitation Statement. Immediately following receipt of the Written Consent and Joinder Agreement, the Company shall deliver a copy of such Written Consent and Joinder Agreement to Parent. Notwithstanding Section 5.6(a) or any Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect and the Company shall submit this Agreement and the Transactions, including the Merger, for stockholder approval pursuant to the Written Consent and Joinder Agreement.

(b)          Reasonably promptly following receipt of the Company Stockholder Approval, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every stockholder of the Company that did not execute the Written Consent and Joinder Agreement. The Stockholder Notice shall (i) be a statement to the effect that the Company Board determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the stockholders of the Company and approved and adopted this Agreement, the Merger and the other Transactions, (ii) provide the stockholders of the Company to whom it is sent with notice of the actions taken in the Written Consent and Joinder Agreement, including the approval and adoption of this Agreement, the Merger and the other Transactions in accordance with Section 228(e) of the DGCL and the certificate of incorporation and bylaws of the Company and (iii) include a description of the appraisal rights of the Company’s stockholders available under the Appraisal Rights Statute, along with such other information as is required thereunder and pursuant to applicable Law. All materials (including any amendments thereto) submitted to the stockholders of the Company in accordance with this Section 5.4(b) shall be subject to Parent’s advance review and reasonable approval.

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Section 5.5           Preparation of the Proxy/Consent Solicitation Statement; Parent Stockholders Meeting.

(a)          As promptly as practicable after the date of this Agreement, Parent and Company shall jointly prepare a proxy/consent solicitation statement for the purposes of (i) registering under the Securities Act the Parent Common Stock to be issued in the Merger, (ii) providing Parent’s stockholders with the opportunity to redeem their shares of Parent Common Stock in connection with the Merger, (iii) soliciting proxies from Parent’s stockholders to obtain the adoption and requisite approval of this Agreement and the Transactions and the other matters set forth in Section 5.5(a) of the Parent Disclosure Letter, to be voted on at a meeting of the holders of Parent Common Stock to be called and held for such purpose, and (iv) the solicitation of the Company Stockholder Approval, including the execution and delivery of the Written Consent and Joinder Agreement (together with any amendments or supplements thereto, the “Proxy/Consent Solicitation Statement”). Parent shall prepare and cause to be filed with the SEC a Registration on Form S-4 (the “Form S-4”), in which the Proxy/Consent Solicitation Statement will be included, and Parent and the Company shall use their reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing (including by responding to comments of the SEC), and, prior to the effective date of the Form S-4, Parent and the Company shall take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any such jurisdiction) to be taken under any applicable state securities Laws in connection with the issuance of shares of Parent Common Stock. The Proxy/Consent Solicitation Statement will comply as to form in all material respects with the requirements of the DGCL and the Exchange Act and the rules and regulations thereunder. Each of Parent and the Company shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form S-4 and Proxy/Consent Solicitation Statement and the Company’s consent (which shall not be unreasonably withheld) with respect to disclosure provided by the Company in the Form S-4 shall be required prior to Parent filing the Form S-4. As promptly as practicable after the Form S-4 becomes effective, Parent shall use its reasonable best efforts to cause the Proxy/Consent Solicitation Statement to be mailed to its stockholders, in accordance with applicable Law.

(b)          If at any time prior to (i) the Form S-4 is filed with the SEC, (ii) at any time the Form S-4 is amended or supplemented, or (iii) the Effective Time, any information relating to Parent, the Company, or any of their respective Affiliates, directors or officers, should be discovered by Parent or the Company that should be set forth in the initial Form S-4 filing, an amendment or supplement to the Form S-4 or the Proxy/Consent Solicitation Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Parent and the Company. Parent shall notify the Company promptly of the time when the Form S-4 has become effective, of the issuance of any stop Order or suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Form S-4 or the Proxy/Consent Solicitation Statement or for additional information and shall supply the Company with copies of all written correspondence between it or any of its or its Affiliates’ directors, officers, members, employees, agents, advisors and other representatives (collectively, the “Representatives”), on the one hand, and the SEC or its staff, on the other hand, with respect to the Form S-4 or the Proxy/Consent Solicitation Statement or the Merger.

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(c)          The Company shall finalize the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2015 and 2014 and the related audited consolidated statements of operations and comprehensive loss, consolidated statements of convertible redeemable preferred stock, redeemable noncontrolling interests and stockholders’ deficit and consolidated statements of cash flows of the Company and its Subsidiaries for the years ended December 31, 2015 and 2014, together with a true and correct copy of the report of BDO USA, LLP, the Company’s independent auditor, on such audited information (the “Audited Annual Financial Statements”) and submit such Audited Annual Financial Statements for the periods required to be included in the Form S-4 with the first Form S-4 filing. Immediately after such Audited Annual Financial Statements become available, all references to the Unaudited Annual Financial Statements in this Agreement shall be substituted with the Audited Annual Financial Statements, including without limitation for the purposes of delivering the certificate set forth in Section 6.3(a).

(d)          Parent shall, as soon as practicable following effectiveness of the Form S-4, duly call, give notice of, convene and hold a meeting of its stockholders (the “Parent Stockholders Meeting”) for the purpose of seeking the Parent Stockholder Approval. Parent shall provide to the Company copies in advance of all written materials to be distributed to Parent’s stockholders for the Parent Stockholder Meeting. Parent shall, through the Parent Board, make the Parent Recommendation, include such Parent Recommendation in the Proxy/Consent Solicitation Statement, and use its reasonable best efforts to (i) solicit from its stockholders proxies in favor of adoption of this Agreement and approval of the other matters set forth in Section 5.5(a) of the Parent Disclosure Letter, and (ii) take all other action necessary or advisable to secure the Parent Stockholder Approval. Unless this Agreement is terminated in accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect and Parent shall submit this Agreement and the other matters set forth in Section 5.5(a) of the Parent Disclosure Letter for stockholder adoption and approval at the Parent Stockholders Meeting.

(e)          Subject to the second sentence of this Section 5.5(e), but notwithstanding anything else to the contrary in this Agreement, Parent shall not make any public filing with respect to the Transactions (including, without limitation, the Proxy/Consent Solicitation Statement) without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). Parent may make any public filing with respect to the Transactions to the extent required by applicable Law, provided, that the Company shall, in any event, be consulted in order to determine the extent to which any such filing is required by applicable Law and to the extent such filing is jointly determined by Parent and the Company to be not so required, such filing shall not be made.

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Section 5.6           No Solicitation; No-Shop.

(a)          The Company shall immediately cease any existing discussions and negotiations with any third parties conducted prior to the date hereof with respect to any Acquisition Proposal. Neither the Company nor any of its Subsidiaries shall, directly or indirectly, through any Affiliate or any of its or their Representatives or otherwise (i) initiate, solicit, pursue, discuss or encourage any inquiries or the making of any proposal that constitutes an Acquisition Proposal or that may reasonably be expected to lead to any Acquisition Proposal, (ii) continue or engage in negotiations or discussions concerning, or provide any non-public information to any Person relating to, any Acquisition Proposal other than information to any other Person that is traditionally provided in the regular course of business to third parties where the Company and its Representatives have no reason to believe that such information may be utilized to evaluate any such Acquisition Proposal, or (iii) agree to, approve or recommend, or otherwise enter into any Contract with respect to, any Acquisition Proposal (including any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement relating to any Acquisition Proposal). Neither the Company Board nor any committee thereof shall (A) withhold, withdraw or modify or qualify, or propose publicly, or to any Selling Stockholder, to withhold, withdraw or modify or qualify, in any manner adverse to Parent, the approval, determination of advisability or recommendation by the Company Board or such committee of this Agreement and the Transactions, (B) make any other public statement in connection with the solicitation of Company Stockholder Approval by or on behalf of the Company Board that would reasonably be expected to have the same effect, or (C) approve, determine to be advisable or recommend, or propose publicly, or to any Selling Stockholder, to approve, determine to be advisable, or recommend, any Acquisition Proposal (any action described in clause (A), (B) or (C) being referred to as an “Adverse Recommendation Change”). For the sake of clarity, in the event of an Adverse Recommendation Change made in compliance with this Section 5.6 and so long as such Adverse Recommendation Change is in effect, the Company Board shall be free to initiate or respond to communications (whether in person, orally, via e-mail or otherwise), in all cases in compliance with applicable Law, with Selling Stockholders who have not previously entered into a Voting Agreement in order to explain the Company Board’s basis and recommendation for Selling Stockholders with regards to the Adverse Recommendation Change.

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(b)          Notwithstanding the foregoing, prior to obtaining Company Stockholder Approval:

(i)          nothing contained in this Agreement shall prevent the Company from furnishing information to, or engaging in negotiations or discussions with, a Person that has first made an unsolicited bona fide Acquisition Proposal after the date of this Agreement if and to the extent that (A) the Company Board determines in good faith (after consultation with its advisors) that such Acquisition Proposal is a Superior Proposal, and the Company Board determines in good faith (after consultation with its outside legal counsel), in the exercise of its fiduciary duties, that to do otherwise would violate its fiduciary duties to the stockholders of the Company under applicable Law, (B) prior to furnishing such information to, or engaging in negotiations or discussions with, such Person, the Company Board receives from such Person an executed confidentiality agreement (x) with terms no more favorable to such Person than those set forth in the non-disclosure agreement entered into with Parent and (y) under which the Company is permitted to share terms of any Acquisition Proposal with Parent, (C) the Company gives Parent prompt, at least five (5) Business Days (the “Notice Period”) written notice of its intention to take such action with respect to the Superior Proposal and attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Proposal, (D) the Company shall use its reasonable best efforts to cause its Directors, officers, employees and Representatives to, during the Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions)), and (E) the Company Board determines in good faith (after consultation with its advisors) that such Acquisition Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Parent during the Notice Period in the terms and conditions of this Agreement; and

(ii)         the Company Board may effect an Adverse Recommendation Change in response to an Intervening Event or with respect to an unsolicited bona fide Acquisition Proposal first made by a Person after the date of this Agreement; provided, that no Adverse Recommendation Change may be made (A) unless the Company Board first determines in good faith after consultation with its outside counsel that the failure to effect such Adverse Recommendation Change would violate its fiduciary duties to the stockholders of the Company under applicable Law, (B) in the case of an Adverse Recommendation Change related to an Acquisition Proposal, unless the Company Board determines in good faith (after consultation with its advisors) that such Acquisition Proposal is a Superior Proposal, and (C) until after at least five (5) Business Days following Parent’s receipt of written notice from the Company advising Parent that the Company Board intends to take such action and the basis therefor, including in the event of an Adverse Recommendation Change related to an Intervening Event, the circumstances thereof. After providing such notice, and prior to effecting such Adverse Recommendation Change, (I) the Company shall, during such five (5) Business Day period, negotiate in good faith with Parent with respect to any revisions to the terms of the Transactions proposed by Parent, (II) in determining whether to make an Adverse Recommendation Change, the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice during such five (5) Business Day period and (III) following the end of such five (5) Business Day period, the Company Board or any committee thereof must determine that (x) the failure to effect such Adverse Recommendation Change would result in a violation of the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law and (y) in the case of an Adverse Recommendation Change related to an Acquisition Proposal, the Acquisition Proposal continues to be a Superior Proposal.

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(c)          Parent shall immediately cease any existing discussions and negotiations with any third parties conducted prior to the date hereof with respect to any Parent Acquisition Proposal and shall not enter into any Contract with respect to any Parent Acquisition Proposal until the earlier of the consummation of the Merger or the termination of this Agreement pursuant to Section 8.1. Until the earlier of the consummation of the Transactions or the valid termination of this Agreement pursuant to Section 8.1, neither Parent nor Merger Sub shall, directly or indirectly, through any Affiliate or any of its or their Representatives, directly or indirectly, (i) initiate, solicit, pursue, discuss, inquire about or make any proposal that constitutes a Parent Acquisition Proposal, (ii) continue or engage in negotiations or discussions concerning, or provide any non-public information to or request any information from any Person relating to, any Parent Acquisition Proposal other than information to or from any other Person that is traditionally provided in the regular course of business to third parties where Parent, Merger Sub and their officers, directors and Affiliates have no reason to believe that such information may be utilized to evaluate any such Parent Acquisition Proposal, or (iii) agree to, approve or recommend, or otherwise enter into any Contract with respect to, any Parent Acquisition Proposal. Neither the Parent Board nor any committee thereof shall (i) withhold, withdraw or modify or qualify, or propose publicly to withhold, withdraw or modify or qualify, in a manner adverse to the Company, the approval, determination of advisability, or recommendation by the Parent Board or such committee of this Agreement and the other matters set forth in Section 5.5(a) of the Parent Disclosure Letter, (ii) make any other public statement in connection with the Parent Stockholders Meeting by or on behalf the Parent Board that would reasonably be expected to have the same effect or (iii) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Parent Acquisition Proposal or (iv) cause or permit Parent to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement relating to any Parent Acquisition Proposal.

(d)          For purposes of this Agreement:

(i)          “Acquisition Proposal” means any proposal, Contract, offer or inquiry by any Person or Persons for or with respect to (regardless how structured) (A) the acquisition of twenty percent (20%) or more of any class or series of the equity interests of the Company or any of its Subsidiaries pursuant to a merger, consolidation, dissolution, recapitalization, refinancing or otherwise, (B) a transaction pursuant to which the Company issues or would issue, or such Person or Persons acquires or would acquire, twenty percent (20%) or more of any class or series of the equity interests of the Company or any Subsidiary thereof or (C) a transaction pursuant to which such Person or Persons acquires or would acquire in any manner, directly or indirectly, any assets of the Company or any Subsidiary thereof constituting twenty percent (20%) or more of the fair market value of the assets of the Company and its Subsidiaries taken as a whole, other than, in each case, the Transactions. Notwithstanding the above, an Acquisition Proposal will not include any item set forth in Section 5.2(a)(iv), (a)(v) or (d)(iii) or on Section 5.2(a)(iv), (a)(v) or (d)(iii) of the Company Disclosure Letter.

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(ii)         “Intervening Event” means any material facts, changes, events, occurrences, developments or circumstances occurring or arising after the date of this Agreement and prior to the time that the Company Stockholder Approval is obtained, which were not known by (or if known, the consequences of which were not reasonably foreseeable by) the Company Board as of or prior to the date of this Agreement; provided, that in no event shall the receipt, existence or terms of an Acquisition Proposal constitute an Intervening Event.

(iii)        “Parent Acquisition Proposal” means any proposal, Contract, offer or inquiry by any Person or Persons for or with respect to (regardless how structured) (A)  the acquisition of twenty percent (20%) or more of any class of the equity interests of another Person pursuant to a merger, consolidation, dissolution, recapitalization, refinancing or otherwise, (B) a transaction pursuant to which another Person issues or would issue, or Parent, its stockholders or any of its Subsidiaries acquire or would acquire, twenty percent (20%) or more of any class of the equity interests of such other Person or (C) a transaction pursuant to which Parent or any of its Subsidiaries acquires or would acquire in any manner, directly or indirectly, any assets of another Person constituting twenty percent (20%) or more of the fair market value of the assets of such other Person, other than, in each case, the Transactions.

(iv)        “Superior Proposal” means any Acquisition Proposal not made in violation of this Agreement made by a third party to acquire 50% or more of the equity securities of the Company or the consolidated total assets of the Company, pursuant to a stock purchase, a merger, a consolidation or a sale of its assets, (A) on terms that the Company Board determines in its good faith judgment (after consultation with its financial advisor) to be more favorable, from a financial point of view, to the Selling Stockholders than the Transactions contemplated by this Agreement, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of this Agreement in accordance with Section 9.1 hereof) and (B) that is subject to no financing condition and is made by a Person who the Company Board has reasonably concluded in good faith will have adequate sources of financing to consummate such Superior Proposal, taking into account all financial, regulatory, legal and other aspects of such proposal.

Section 5.7           Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Parent and the Company. Thereafter, neither Parent nor the Company will issue any press release or make any statements which are public or are reasonably likely to become public to the extent relating to the Transactions without the other party’s consent, not to be unreasonably withheld, conditioned or delayed, except as may be required by applicable Law or any stock exchange rule; provided, however, that the foregoing shall not apply to any press release or other public statement to the extent containing only such information as was contained in a press release or other public statement previously issued or made in accordance with this Section 5.7.

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Section 5.8           Notification of Certain Matters. Each party (other than the Sellers Representative) shall give prompt notice to the other party if any of the following occur after the date of this Agreement: (a) receipt of any notice or other communication from any Governmental Entity or Nasdaq (or any other securities market) in connection with this Agreement or the Transactions; or (b) such party becoming aware of the occurrence of an event that would reasonably be expected to prevent or materially delay the consummation of the Transactions or that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied; provided, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute the failure of any condition set forth in Article VI, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying fact, change, event or circumstance would independently result in a failure of the conditions set forth in Article VI to be satisfied.

Section 5.9           Access to Information.

(a)          Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party (other than the Sellers Representative) shall and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other Representatives of the other party, during normal business hours during the period prior to the Effective Time, reasonable access to all of its and its Subsidiaries’ properties, books, Contracts, commitments and records, and to its and its Subsidiaries’ officers, employees, accountants, counsel and other Representatives and, during such period, each such party shall, and shall cause its Subsidiaries to, promptly make available to the other party, subject, in the case of competitively sensitive information, to any customary “clean-room” arrangements agreed between the parties, (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities Laws and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request. Each such party shall use commercially reasonable efforts to minimize any interference with the other party’s regular business operations during any such access.

(b)          No investigation by any of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of any other party set forth herein.

(c)          This Section 5.9 shall not require either party or any of its Subsidiaries to permit any access, or to disclose any information, that in the reasonable, good faith judgment of such party would reasonably be expected to result in (i) any violation of any Contract or Law to which such party is a party or is subject or cause any privilege (including attorney-client privilege) which such party or any of its Subsidiaries would be entitled to assert to be undermined with respect to such information or violate or prejudice the rights of the other party’s or its Subsidiaries’ customers or (ii) if such party or any of its Subsidiaries, on the one hand, and the other party or any of its Subsidiaries, on the other hand, are adverse parties in a litigation, such information being reasonably pertinent thereto. The parties will use their reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of clause (i) of the preceding sentence apply.

(d)          The information provided pursuant to this Section 5.9 shall be used solely for the purpose of the Transactions, and unless and until the Merger is consummated, such information shall be kept confidential by the recipient thereof in accordance with, and such recipient shall otherwise abide by and be subject to the terms and conditions of the Confidentiality Agreement. If this Agreement is terminated, Parent and the Company shall and shall cause each of their Representatives to promptly, return or destroy (and certify destruction of) all information provided pursuant to this Section 5.9.

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Section 5.10         Reasonable Best Efforts.

(a)          The parties hereto (other than the Sellers Representative) shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and Filings, to obtain as promptly as practicable all permits, Consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the Merger and the other Transactions, and to comply with the terms and conditions of all such permits, Consents, approvals and authorizations of all such Governmental Entities. The parties (other than the Sellers Representative) shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain any such approvals). Each of Parent and the Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, which appears in any Filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Each such party will provide the other with copies of any applications and all correspondence relating thereto prior to Filing, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality. The parties hereto (other than the Sellers Representative) agree that they will consult with each other with respect to the obtaining of all permits, Consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the Transactions and each such party will keep the other apprised of the status of matters relating to completion of the Transactions. Each such party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the Transactions. Each such party shall each use its reasonable best efforts to (i) take all action reasonably necessary to ensure that no state Takeover Laws is or becomes applicable to any of the Transactions and (ii) if any state Takeover Laws becomes applicable to any of the Transactions, take all action to enable the Transactions to be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Takeover Law on the Transactions.

(b)          In furtherance and not in limitation of the foregoing, each of Parent and the Company shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment so as to enable the Closing to occur as soon as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate Order, or otherwise, the sale, divestiture or disposition of businesses or assets of Parent, the Company and their respective Subsidiaries. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall require Parent, the Company or their respective Subsidiaries to take, or agree to take, any actions specified in this Section 5.10 that, individually or in the aggregate, would reasonably be expected to have a material and adverse effect on the Company, any of its Subsidiaries or Parent (in any case, measured on a scale relative to Parent, the Company and the Company Subsidiaries on a combined basis taken as a whole) (a “Materially Burdensome Regulatory Condition”).

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(c)          Nothing in this Agreement, including this Section 5.10, obligates Parent, Merger Sub or the Company to waive any conditions to such parties’ obligations to consummate the Transactions as set forth in Article VI.

Section 5.11         Indemnification.

(a)          From and after the Effective Time, all rights to indemnification and advancement of expenses for acts or omissions occurring through the Effective Time in favor of the current or former directors and officers of Parent, the Company and their respective Subsidiaries (each, an “Indemnitee” and, collectively, the “Indemnitees”) as provided in the Parent’s or Company’s, as applicable, certificate of incorporation and by-laws and the organizational documents of such Subsidiaries as currently in effect, and all rights with respect thereto, shall survive the Merger and shall continue in full force and effect in accordance with their terms and shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in a manner that would adversely affect the rights thereunder of the Indemnitees.

(b)          In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, Parent shall, and shall cause the Surviving Corporation to, cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 5.11.

(c)          For a period of six (6) years after the Effective Time, Parent shall or shall cause the Surviving Corporation to, obtain and maintain in effect policies of directors’ and officers’ liability insurance with respect to claims against the Indemnitees arising from facts or events which occurred at or before the Effective Time (including the Transactions) with coverage, amounts, terms and conditions commensurate with directors’ and officers’ liability insurance policies generally applicable to companies with common stock listed on a national securities exchange or quoted in an automated inter-dealer quotation system, but in any event no less advantageous to the insured than such policies currently maintained by Parent and the Company, plus separate Side A coverage as set forth in Section 5.11(c) of the Company Disclosure Letter in an amount not less than $15,000,000 in coverage, and with a deductible for all claims not in excess of $500,000; provided, however, that Parent shall not be obligated to expend, on an annual basis, an amount in excess of three hundred percent (300%) of the aggregate annual premium paid as of the date hereof by Parent or the Company, as applicable, for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Parent shall cause to be maintained policies of insurance that provide the maximum coverage available with a deductible for all claims not in excess of $500,000, at an annual premium equal to the Premium Cap. In lieu of the foregoing, Parent may obtain at or prior to the Effective Time a six-year “tail” policy under Parent’s or the Company’s, as applicable, existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence.

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(d)          The provisions of this Section 5.11 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the applicable party’s certificate of incorporation, bylaws or similar organization documents in effect as of the date of this Agreement or in any Contract of the applicable party or its respective Subsidiaries in effect as of the date of this Agreement.

(e)          The obligations of Parent and the Surviving Corporation under this Section 5.11 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 5.11 applies without the consent of such affected Indemnitee (it being expressly agreed that the Indemnitee to whom this Section 5.11 applies shall be third-party beneficiaries of this Section 5.11, each of whom may enforce the provisions of this Section 5.11).

(f)          Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Parent or the Company or any of their respective Subsidiaries for any of their respective Directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.11 is not prior to or in substitution for any such claims under such policies.

Section 5.12         Control of Operations. Notwithstanding anything else in this Agreement that may be deemed to the contrary, nothing in this Agreement shall, directly or indirectly, give any party control over any other party’s operations, business or decision-making before the Effective Time, and control over all such matters shall remain in the hands of the relevant party, subject to the terms and conditions of this Agreement.

Section 5.13         Stock Exchange Listing. Parent shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger and the Transactions to be listed on the Nasdaq, subject to official notice of issuance, prior to the respective Effective Time.

Section 5.14         Section 16 Matters. Prior to the Effective Time, Parent shall take all such steps as may be required to cause any dispositions of Parent Common Stock (including derivative securities with respect Parent Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

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Section 5.15         Trust Account.

(a)          At each such point that redemptions are submitted for 500,000 or more shares of Parent Capital Stock, Parent shall notify the Company as soon as reasonably practicable (not to exceed five (5) Business Day) if it is notified in writing of any such redemptions by a holder of Parent Capital Stock. For the sake of clarity, a notification shall be made if there is a redemption of 500,000 shares of Parent Capital Stock, 1,000,000 shares of Parent Capital Stock and so on. In addition, upon written request from the Company, Parent will provide to the Company the most recent account statements of the Trust Account in Parent’s possession within five (5) Business Days of each such request.

(b)          As of the Effective Time, the obligations of Parent to dissolve or liquidate within a specified time period as contained in the Parent Charter will be terminated and Parent shall have no obligation whatsoever to dissolve and liquidate the assets of Parent by reason of the consummation of the Merger or otherwise, and no stockholder of Parent shall be entitled to receive any amount from the Trust Account except with respect to such stockholder’s Redemption Shares in accordance with Article II. At least forty-eight (48) hours prior to the Closing Date, Parent shall provide notice to the Trustee in accordance with Section 1(i) of the Trust Agreement and shall deliver any other documents, opinions, or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee on the Closing Date and prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Parent and thereafter Parent shall cause the Trust Account and the Trust Agreement to terminate.

(c)          Immediately following Parent’s receipt of the funds held in the Trust Account on the Closing Date, and prior to the Effective Time, Parent shall pay all liabilities and obligations of Parent due and owing or incurred at or prior to the Effective Time, including (i) the Convertible Promissory Note to the extent of any outstanding amount that has not been converted into Parent Warrants, and (ii) the fees of Citigroup Global Markets Inc. set forth in Section 3.16 of the Parent Disclosure Letter.

Section 5.16         Tax Matters. As soon as reasonably practicable after the date of this Agreement, the Company shall deliver to Parent a copy of the proposed form of the Tax Opinion together with all letters or certificates that form the basis therefor (collectively, the “Tax Opinion Materials”). Parent shall be entitled to a reasonable amount of time to provide the Company with written comments on the Tax Opinion Materials. The Company shall consider in good faith any such written comments from Parent for incorporation into the Tax Opinion Materials.  The Company shall furnish Parent with a copy of the final Tax Opinion Materials. In connection with therewith, the Company, Parent and Merger Sub shall deliver to Orrick, Herrington & Sutcliffe LLP representation letters, dated as of the Closing Date, in the form reasonably requested by Orrick, Herrington & Sutcliffe LLP, for the purpose of rendering the Tax Opinion.  The parties to this Agreement intend that the Merger will qualify as a reorganization under Section 368(a) of the Code, and hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).  Neither Parent nor the Company shall take any action prior to the Closing, and Parent shall not take any action or fail to take any action (and shall prevent the Company and the Surviving Corporation from taking any action or failing to take any action) following the Closing, that would cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  Parent, the Company and the Surviving Corporation shall report the Merger for income Tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, including the Filing of the statement required by Treasury Regulations Section 1.368-3, unless otherwise required by a Tax authority pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

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Section 5.17         Voting Agreement. Upon signing of the Merger Agreement, each Person set forth in Section 5.17 of the Parent Disclosure Letter shall have delivered to the Company and Parent a duly executed counterpart signature page to the Voting Agreement.

Section 5.18         Sponsor Lock-Up Restriction. Parent shall not release, amend or waive the lock-up restrictions set forth in the Letter Agreement, by and between Easterly Acquisition Sponsor, LLC (the “Sponsor”) and Parent, and shall enforce any violations thereof in accordance with its terms.

Section 5.19         Section 280G. Prior to the Effective Time, the Company shall use commercially reasonable efforts to (i) obtain waivers from each Person who has a right to any payments and/or benefits as a result of or in connection with the Transactions that would be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code) and as to which such Person waives his or her rights to some or all of such payments and/or benefits (the “Waived 280G Benefits”) applicable to such Person so that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code), and (ii) following the execution of the waivers described in clause (i) above, solicit the approval of the stockholders of the Company to the extent and in the manner required under Section 280G(b)(5)(B) of the Code of any Waived 280G Benefits. Prior to soliciting such waivers and approvals, the Company shall provide drafts of such waivers and such stockholder approval materials to Parent for Parent’s review and comment, and the Company shall consider in good faith all reasonable comments of Parent thereon. Prior to the Closing Date, the Company shall deliver to Parent evidence that a vote of the stockholders of the Company was solicited in accordance with the foregoing provisions of this Section 5.19.

Section 5.20         Benefit Plans. Parent shall take all necessary action to, subject to Parent Stockholder Approval, adopt and approve the Sungevity Holdings, Inc. 2016 Omnibus Equity Incentive Plan in the form attached hereto as Exhibit G (the “Parent Stock Plan”) and the Sungevity Holdings, Inc. 2016 Employee Stock Purchase Plan in the form attached hereto as Exhibit H (the “Parent Stock Purchase Plan”). Immediately after the adoption and approval of the Parent Stock Plan and the granting of the Employee Grant Shares, the unallocated shares or other unallocated incentive equity awards available the Parent Stock Plan and the share reserve for the Parent Stock Purchase Plan shall be 9,600,000 and 1,800,000, respectively.

Section 5.21         S-8. With respect to the Parent Stock Plan and the Parent Stock Purchase Plan, Parent shall file with the SEC a registration statement on Form S-8 (or any successor form). Such registration statement shall be filed following the Closing as soon as eligibility requirements are met.

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Section 5.22         Indebtedness Joinder. Parent and each of its Subsidiaries, to the extent required (the “Debt Parties”), shall deliver immediately prior to the Effective Time a joinder agreement or guaranty in form and substance satisfactory to Parent and Hercules Capital, Inc., a Maryland corporation (f/k/a Hercules Technology Growth Capital, Inc.) (the “Agent”) which shall only be effective as of the Effective Time and pursuant to which, among other things, the Debt Parties shall agree to comply with any and all covenants under the that certain Loan and Security Agreement dated as of March 31, 2015, as amended, by and among the Company, its Subsidiaries and the Agent (the “LSA”) and have granted security interests and provided account control agreements on the same terms as set forth in the LSA.

Section 5.23         Investor Agreements. The Company shall cause any stockholders agreements, voting agreements (other than the Voting Agreement), registration rights agreements, co-sale agreements and any other similar Contracts between the Company and any holders of Company Capital Stock, including any such Contract granting any Person investor rights, rights of first refusal, registration rights or Director designation rights (collectively, the “Investor Agreements”), to be terminated immediately prior to the Effective Time, without any liability being imposed on the part of Parent or the Surviving Corporation.

Article VI

CONDITIONS TO THE MERGER

Section 6.1           Conditions to Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by the Company on behalf of itself and its Subsidiaries, and Parent on behalf of itself and Merger Sub):

(a)          Parent Stockholder Approval. Parent shall have obtained the Parent Stockholder Approval.

(b)          Company Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

(c)          Listing. The shares of Parent Common Stock issuable pursuant to this Agreement shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

(d)          Statutes and Injunctions. No Order shall have been promulgated, entered, enforced, enacted or issued or shall be applicable to the Merger or other Transactions by any Governmental Entity which prohibits, restrains or makes illegal the consummation of the Merger or other Transactions and shall continue in effect.

(e)          Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop Order, and no proceedings for that purpose shall have been initiated or Threatened by the SEC and not withdrawn.

(f)          Governmental Consents. The waiting period applicable to the Merger and the Transactions under the HSR Act and any other applicable Antitrust Laws shall have expired or early termination shall have been granted and any other approvals the failure of which to be obtained would reasonably be expected to be, individually, or in the aggregate, material to Parent, the Company and the Company Subsidiaries taken as a whole, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (such approvals and the expiration of such waiting periods being referred to herein as the “Required Governmental Consents”), and no such Required Governmental Consent shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

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(g)          Escrow Agreement. Parent, Sellers Representative and the Escrow Agent shall have executed the Escrow Agreement.

Section 6.2           Conditions to Obligations of the Company to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction on or prior to the Closing Date of the following conditions (which may be waived in whole or in part by the Company):

(a)          Representations and Warranties of Parent and Merger Sub. The representations and warranties of Parent and Merger Sub set forth in this Agreement (except those representations and warranties set forth in the proviso below) shall be true and correct in all respects (without giving effect to any materiality or Parent Material Adverse Effect qualifier therein), as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent that the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have a Parent Material Adverse Effect; provided that the representations and warranties of Parent set forth in (i) Section 3.2(a), (ii) Section 3.3, (iii) Section 3.6(b) and (iv) Section 3.20(b) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date). The Company shall have received a certificate validly executed and signed on behalf of Parent by its chief executive officer or chief financial officer certifying that this condition has been satisfied.

(b)          Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied with all of the obligations, agreements and covenants required by this Agreement to be performed or complied with by it in all material respects and the Company shall have received a certificate validly executed and signed on behalf of Parent by its chief executive officer or chief financial officer certifying that this condition has been satisfied.

(c)          No Material Adverse Effect. Since the date hereof, there shall not have been any event or circumstance which shall have resulted in a Parent Material Adverse Effect and no change or event shall have occurred that would reasonably be expected to result in such a Parent Material Adverse Effect.

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(d)          Tax Opinion. The Company shall have received the opinion of Orrick, Herrington & Sutcliffe LLP, counsel to the Company, in form and substance reasonably satisfactory to the Company, on the basis of certain facts, representations and assumptions set forth in such opinion, dated as of the Closing Date, to the effect that the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Tax Opinion”). In rendering the Tax Opinion, such counsel shall be entitled to receive and rely upon representations of officers of the Company, Parent and Merger Sub as to such matters as such counsel may reasonably request. The Company shall furnish Parent with a copy of the final Tax Opinion delivered to the Company.

(e)          Minimum Available Cash. The amount of Available Cash as of immediately prior to Closing shall be not less than $75,000,000.

(f)          Director and Officer Resignations. Parent shall deliver evidence reasonably satisfactory to the Company of the resignation of each director and officer set forth in Section 6.2(f) of the Parent Disclosure Letter.

(g)          Parent Charter. The Parent Charter shall be amended and restated in the form of the Parent Restated Charter.

Section 6.3           Conditions to Obligation of Parent and Merger Sub to Effect the Merger. The obligation of Parent and Merger Sub to consummate the Merger is subject to the satisfaction on or prior to the Closing Date of the following conditions (which may be waived in whole or in part by Parent on behalf of itself and Merger Sub):

(a)          Representations and Warranties of the Company. The representations and warranties of the Company set forth in this Agreement (except those representations and warranties set forth in the proviso below) shall be true and correct in all respects (without giving effect to any materiality or Company Material Adverse Effect qualifier therein), as of the date of this Agreement and as of the Closing Date as though made on or as of such date, except to the extent that the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have a Company Material Adverse Effect; provided, that the representations and warranties of the Company set forth in (i) Sections 4.2(a), 4.2(b), 4.2(c), (ii) Section 4.4 and (iii) Section 4.7 (b) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date). Parent shall have received a certificate validly executed and signed on behalf of the Company by its chief executive officer or chief financial officer certifying that this condition has been satisfied.

(b)          Performance of Obligations of the Company. The Company shall have performed or complied with, as applicable, all of the obligations, agreements and covenants required by this Agreement to be performed or complied with by it in all material respects and Parent shall have received a certificate validly executed and signed on behalf of the Company by its chief executive officer or chief financial officer certifying that this condition has been satisfied.

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(c)          No Material Adverse Effect. Since the date hereof, there shall not have been any event or circumstance which shall have resulted in a Company Material Adverse Effect and no change or event shall have occurred that would reasonably be expected to result in such a Company Material Adverse Effect.

(d)          Accuracy of Consideration Spreadsheet. Parent shall have received a certificate validly executed and signed on behalf of the Company by its chief executive officer or chief financial officer certifying that the information set forth in the Consideration Spreadsheet delivered by the Company to Parent in accordance with Section 2.1(c) is true and correct in all material respects (provided that the items set forth in Section 2.1(c)(i), (ii) and (iii) shall be true and correct in all respects).

(e)          Appraisal Rights. Holders representing not more than ten percent (10%) of the total number of outstanding shares of Company Capital Stock (on an as converted and fully diluted basis) issued and outstanding immediately prior to the Effective Time shall have exercised appraisal rights under the Appraisal Rights Statute.

(f)          Written Consent and Joinder Agreement. Parent shall have received valid Written Consent and Joinder Agreements validly executed by stockholders of the Company representing the Company Stockholder Approval.

(g)          Required Derivative Security Consents. The Company shall have received all Required Derivative Security Consents.

Article VII

INDEMNIFICATION

Section 7.1           Specified Survival. Notwithstanding Section 9.3, except in the case of fraud or intentional misrepresentation, in which case the representations and warranties shall survive for the longest period of time permitted under Delaware Law, the parties agree that the representations and warranties set forth in Article IV shall survive the Closing until the date that is ten (10) Business Days after the date on which Parent is required to file its Annual Report on Form 10-K pursuant to the Exchange Act for its 2017 fiscal year (the “Survival Period”).

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Section 7.2           Indemnification by Each Indemnifying Holder. Subject to the limitations on recourse and recovery set forth in this Article VII, Parent and the Surviving Corporation and their respective employees, directors and officers (in each case, solely in their capacity as such) (each such Person, excluding any Selling Stockholders, a “Parent Indemnified Party”) shall be indemnified, defended and held harmless out of the Escrow Account by each Indemnifying Holder, severally and not jointly, from and against any and all Losses of any Parent Indemnified Party after the Closing, arising out of or relating to (a) any inaccuracy or breach of the representations and warranties set forth in Article IV, (b) any breach or violation of any agreement or covenant of the Company contained in this Agreement required to be performed at or prior to the Closing, (c) (i) any Appraisal Rights Claim or (ii) Sales Process Claims to the extent such claims exceed insurance coverage for such claims, or (d) any errors, inaccuracies or omissions in the Consideration Spreadsheet delivered by the Company to Parent as contemplated by this Agreement (any of such Losses, a “Parent Indemnification Claim”); provided, that any references to “material,” “Company Material Adverse Effect” or words of similar import in any such representation or warranty shall be disregarded for purposes of determining whether any such breach or inaccuracy thereof has occurred and the ultimate amount of any Losses subject to indemnification hereunder. To the extent any Losses are subject to indemnification hereunder, Parent and the Sellers Representative shall instruct the Escrow Agent, on behalf of the Indemnifying Holders to promptly surrender to Parent from the Escrow Account a number of shares of Parent Common Stock, valued at a per share price of $10.00 (irrespective of the then market value of the Parent Common Stock), equal to the value of such Losses. The total aggregate amount of Escrow Shares in the Escrow Account as of the Closing Date (such shares, together, the “Total Escrow Shares”) shall be the sole source of payment to any Parent Indemnified Party to recover any Losses pursuant to this Article VII. Upon the date that is ten (10) Business Days after the date on which Parent is required to file its Annual Report on Form 10-K pursuant to the Exchange Act for its 2016 fiscal year (the “Initial Release Date”), Parent and Sellers Representative shall instruct the Escrow Agent to deliver to the Exchange Agent for further distribution to the Indemnifying Holders fifty percent (50%) of the balance of the Total Escrow Shares remaining in the Escrow Account other than, to the extent applicable, a number of Total Escrow Shares equal in value to the amount of Losses asserted with respect to any Parent Indemnification Claim in accordance with this Agreement asserted prior to the Initial Release Date and still pending upon the Initial Release Date. Upon termination of the Survival Period, Parent and Sellers Representative shall instruct the Escrow Agent to deliver to the Exchange Agent for further distribution to the Indemnifying Holders the balance of the Total Escrow Shares remaining in the Escrow Account other than, to the extent applicable, a number of Total Escrow Shares equal in value to the amount of Losses asserted with respect to any Parent Indemnification Claim in accordance with this Agreement asserted prior to the termination of the Survival Period and still pending upon the termination of the Survival Period (a “Pending Claim”). Upon the resolution of all of such Pending Claims, (i) Parent shall instruct the Escrow Agent to deliver to the Exchange Agent for further distribution to the Indemnifying Holders the balance of the Total Escrow Shares not required to be surrendered to a Parent Indemnified Party as payment with respect to such Pending Claim and (ii) Parent and the Sellers Representative shall instruct the Escrow Agent, on behalf of the Indemnifying Holders, to promptly surrender to Parent from the Escrow Account (to the extent not already done with respect to a Pending Claim pursuant to the second sentence of this Section 7.2) the number of shares of Parent Common Stock (calculated in accordance with the second sentence of this Section 7.2) required to be surrendered to a Parent Indemnified Party as payment with respect to such Pending Claim.

Section 7.3           Limitations.

(a)          Minimum Claim. If any Parent Indemnification Claim pursuant to Section 7.2(a) relating to any single event or series of related events that is indemnifiable under Section 7.2(a) results in aggregate Losses to the Parent Indemnified Parties that do not exceed $100,000, such Losses shall not be deemed to be Losses under this Agreement and shall not be eligible for indemnification under this Article VII.

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(b)          Deductible. Other than with respect to Losses resulting from a breach or inaccuracy of the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.15, 4.18 and 4.19, the Indemnifying Holders shall not be liable hereunder with respect to any Parent Indemnification Claim (i) pursuant to Section 7.2(a), unless and until the aggregate amount of all Parent Indemnification Claims exceeds $2,000,000, in which case the Indemnifying Holders shall be liable for the amount of all Losses subject to indemnification pursuant to Section 7.2(a) hereunder only in excess of such amount or (ii) pursuant to Section 7.2(c)(ii) unless and until the aggregate amount of all Parent Indemnification Claims pursuant to Section 7.2(c)(ii) exceeds $500,000, in which case the Indemnifying Holders shall be liable for the amount of all Losses subject to indemnification pursuant to Section 7.2(c)(ii) hereunder only in excess of such amount.

(c)          Limitations as to Time. No Parent Indemnified Party shall be entitled to make any claim with respect to a breach of any representation that survives the Closing pursuant to Section 7.1, unless (i) such Parent Indemnified Party has provided proper written notice with respect to such Parent Indemnification Claim, specifying in reasonable detail, the basis of the claim, to Sellers Representative prior to the expiration of the Survival Period and (ii) such claim is made in respect of Losses (A) specified in reasonable detail and incurred prior to the expiration of the Survival Period or (B) reasonably estimated and reasonably expected to arise in connection with such Parent Indemnification Claim.

(d)          Maximum Liability. The Indemnifying Holders shall not have any liability with respect to Losses that are indemnifiable in accordance with Section 7.2 in excess of the funds or Parent Capital Stock held in the Escrow Account. The Total Escrow Shares shall be the sole source of payment to any Parent Indemnified Party to recover any Losses indemnifiable in accordance with the immediately preceding sentence.

(e)          Losses Net of Insurance Proceeds and Other Third-Party Recoveries. All Losses for which any Parent Indemnified Party would otherwise be entitled to indemnification under this Article VII shall be reduced by the net amount of insurance proceeds, actual Tax benefits realized in the year of the indemnification payment or a preceding year, provided that such benefits shall include only benefits realized in the year of such Loss or the year immediately succeeding such Loss (such benefits, the “Tax Benefits”), indemnification payments and other third-party recoveries actually received by any Parent Indemnified Party in respect of any Losses incurred by such Parent Indemnified Party. In the event any Parent Indemnified Party or any of its Affiliates is entitled to any insurance proceeds, Tax Benefits, indemnity payments or any third-party recoveries in respect of any Losses (or any of the circumstances giving rise thereto) for which such Parent Indemnified Party is entitled to indemnification pursuant to this Section 7.3(e), such Parent Indemnified Party shall use commercially reasonable efforts to obtain, receive or realize such proceeds, benefits, payments or recoveries. In the event that any such insurance proceeds, Tax Benefits, indemnity payments or other third-party recoveries not previously taken into account are obtained by a Parent Indemnified Party subsequent to receipt by such Parent Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, Tax Benefits, indemnity payments or other third-party recoveries relate, appropriate refunds shall be made promptly by the relevant Parent Indemnified Parties of all or the relevant portion of such recovery, appropriate payments shall be made promptly by the relevant Parent Indemnified Parties. All such payments or recoveries shall be determined net of any expenses, costs or other fees incurred by the Parent Indemnified Party, including any loss or erosion of coverage, increase in premiums or the costs and expenses of outside counsel and other advisors to such Parent Indemnified Party.

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(f)          Duty to Mitigate. A Parent Indemnified Party shall use commercially reasonably efforts to mitigate all Losses for which such Parent Indemnified Party would otherwise be entitled to indemnification under this Article VII; provided, that no Parent Indemnified Party shall be required to (i) take any action or refrain from taking any action that is contrary to any applicable Contract, Order or Law binding on it or any Affiliate thereof or (ii) incur any out-of-pocket expense in connection with such mitigation (other than de minimis incidental expenses).

Section 7.4           Characterization of Payments. For Tax purposes, the parties agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Article VII as an adjustment to the Merger Consideration payable pursuant to Article II.

Section 7.5           Third Party Claims.

(a)          Promptly after receipt by any Parent Indemnified Party of notice of the commencement or assertion of any action, Proceeding, demand, claim or investigation by a third party (an “Asserted Liability”) that may result in a Loss which is indemnifiable under this Article VII, such Parent Indemnified Party shall promptly deliver a Claim Notice with respect thereto to Sellers Representative; provided that a failure to provide such Claim Notice promptly shall not amount to a waiver of such claim unless and only to the extent that the resulting delay materially prejudices the position of the Indemnifying Holders, as the indemnifying party, with respect to such claim.

(b)          Sellers Representative shall have thirty (30) days from receipt of the Claim Notice pursuant to Section 7.5(a) (the “Notice Period”) to notify in writing the Parent Indemnified Party who submitted a Claim Notice (i) whether or not Sellers Representative disputes the liability to such Parent Indemnified Party hereunder with respect to the Loss, and (ii) whether or not Sellers Representative desires at the cost and expense of the Indemnifying Holders to defend such Parent Indemnified Party against such Asserted Liability (regardless of whether or not it disputes the liability with respect to such Asserted Liability). Notwithstanding the foregoing, Sellers Representative shall not be entitled to assume control of the defense of an Asserted Liability without Parent’s written consent (in its sole discretion) if (i) such Asserted Liability relates to or arises in connection with any criminal Proceeding, indictment, allegation or investigation of Parent or any of its Subsidiaries, including the Surviving Company and its Subsidiaries, by a Governmental Entity, (ii) such Asserted Liability seeks to impose any material liability, obligation or restriction upon Parent or any of its Subsidiaries, including the Surviving Company and its Subsidiaries, other than for money damages, (iii) the amount of claimed Losses relating to such Claim exceeds the value of the remaining Total Escrow Shares or would have or would reasonably be expected to have a Material Adverse Effect on Parent and the Surviving Corporation, or (iv) counsel to Parent has advised Parent that there are one or more defenses available to a Parent Indemnified Party that are not available to the Indemnifying Holders or a conflict of interest exists between a Parent Indemnified Party and the Indemnifying Holders, in the opinion of counsel to such Parent Indemnified Party, in respect of such Asserted Liability.

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(c)          If Sellers Representative notifies the Parent Indemnified Party within the Notice Period that it desires to defend the Parent Indemnified Party against an Asserted Liability, subject to Section 7.5(b), Sellers Representative shall have the right to defend all appropriate proceedings with counsel of its own choosing (but reasonably satisfactory to the Parent Indemnified Party) and such proceedings shall be diligently prosecuted by it. If Sellers Representative exercises the right to undertake any such defense against any Asserted Liability, (i) the Parent Indemnified Party shall provide reasonable cooperation to Sellers Representative in such defense, at the Indemnifying Holders’ cost and expense, (ii) Sellers Representative shall keep the Parent Indemnified Party appraised of material developments regarding such Asserted Liability and (iii) the Parent Indemnified Party may elect, at such Parent Indemnified Party’s sole cost and expense, to participate in such defense with separate counsel of its choice.

(d)          If Sellers Representative elects not to defend the Parent Indemnified Party against an Asserted Liability or does not provide an answer within the Notice Period or Parent does not consent to Sellers Representative assuming control of the defense under Section 7.5(b), Parent shall be entitled to assume control of and appoint lead counsel for defense of such Asserted Liability and all reasonable fees and expenses of one firm of attorneys (in addition to local counsel to the extent reasonably necessary) in connection thereof shall be considered Losses for purposes of this Article VII and shall be subject to indemnification hereunder, if and only if it is ultimately determined that such Asserted Liability arose out of, resulted from, related to or was in connection with a matter listed in Section 7.2. If Parent undertakes the defense of any Asserted Liability in accordance with this Section 7.5(d), (i) Sellers Representative shall provide reasonable cooperation to Parent in such defense, (ii) Parent shall keep Sellers Representative appraised of material developments regarding such Asserted Liability, and (iii) Sellers Representative may elect, at the Indemnifying Holders’ sole cost and expense, to participate in such defense with separate counsel of its choice.

Section 7.6           Direct Claims. In any case in which a Parent Indemnified Party seeks indemnification hereunder which is not subject to Section 7.5, such Parent Indemnified Party shall promptly deliver a Claim Notice with respect thereto to Sellers Representative. Subject to the limitations set forth in this Article VII, the failure of a Parent Indemnified Party to provide prompt notice of such claim shall not amount to a waiver of such claim unless and only to the extent that the resulting delay materially prejudices the position of the Indemnifying Holders, as the indemnifying party, with respect to such claim. If within thirty (30) days of receipt of such notice, Sellers Representative has not contested such claim in writing, Indemnifying Holders will be responsible for the full amount thereof within ten (10) days after the expiration of such period in accordance with Section 7.2 and subject to Section 7.3.

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Section 7.7           No Circular Recovery.

(a)          Notwithstanding the fact that a Parent Indemnified Party may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect to any fact, event, condition or circumstance, no Parent Indemnified Party shall be entitled to recover the amount of any Losses suffered by such Parent Indemnified Party more than once under this Agreement in respect of such fact, event, condition or circumstance. Effective upon Closing, and by virtue of the Company Stockholder Approval, each Selling Stockholder hereby agrees that it shall not make, and hereby waives (and shall cause its Affiliates not to make and waive), any claim for indemnification, subrogation, contribution, advancement, or other claim against Parent, the Surviving Corporation or any of their Subsidiaries by reason of the fact that such Selling Stockholder was a controlling person, director, employee, stockholder, member or Representative of Parent, the Surviving Corporation, the Company or any of their Subsidiaries or was serving as such for another Person at the request of Parent, the Surviving Corporation or any of their Subsidiaries (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to Law, a Person’s certificate of incorporation, bylaws or comparable governing documents, Contract or otherwise) (the “Released Claims”) with respect to any claim brought by Parent or the Surviving Corporation under this Agreement or the Transactions; provided, however, that nothing contained herein shall operate to release, and the Released Claims shall not include (i) any rights or claims available to it under this Agreement or any other agreement entered into by the Selling Stockholders in connection with the execution of this Agreement or the Transactions; (ii) rights to continuing indemnification under the Company’s certificate of incorporation or bylaws or any indemnification agreement between Company and such Selling Stockholder; and (iii) any rights to receive salaries, bonuses, expenses or other payments or compensation, unreimbursed claims under health and welfare plans and the entitlement to continuation coverage benefits or other similar benefits required to be provided by Law.

(b)          Each Selling Stockholder acknowledges that he, she or it is familiar with Section 1542 of the Civil Code of the State of California (“Section 1542”), which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Each Selling Stockholder, by virtue of the Merger, hereby waives and relinquishes on behalf of himself, herself or itself, his, her or its heirs, executors, administrators and assigns any rights and benefits that such Selling Stockholder may have under Section 1542 or any similar statute or common law principle of any jurisdiction. Each Selling Stockholder, by virtue of the Merger, acknowledges that he, she or it may hereafter discover facts in addition to or different from those that such Selling Stockholder now knows or believes to be true with respect to the subject matter of this release, but it is such Selling Stockholder’s intention to fully and finally and forever settle and release any and all Released Claims (other than as set forth in the proviso included in Section 7.7(a) above) that do now exist, may exist or heretofore have existed with respect to the subject matter of this release. In furtherance of this intention, the release contained herein shall be and remain in effect as a full and complete general release notwithstanding the discovery or existence of any such additional or different facts. This release is conditioned upon the consummation of the Merger as contemplated hereunder and shall become null and void and shall have no effect whatsoever, without any action on the part of any Person, upon termination of the Merger Agreement for any reason.

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Section 7.8           Exclusive Remedy. The parties agree that, following the Effective Time, the sole and exclusive remedy of the Parent Indemnified Parties for breaches of the Merger Agreement and the other matters specified in this Article VII shall be the rights to indemnification set forth in this Article VII; provided, however, the limitations set forth in this Section 7.8 shall not apply with respect to any equitable remedy or claims for fraud or intentional misrepresentation of this Agreement.

Article VIII

TERMINATION

Section 8.1           Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Parent Stockholder Approval:

(a)          By the mutual written consent of the Company and Parent.

(b)          By either of the Company or Parent:

(i)          if any Governmental Entity of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the Transactions and such Order shall have become final and non-appealable or if any Governmental Entity that must grant a Required Governmental Consent has denied approval of the Transactions and such denial has become final and non-appealable;

(ii)         if the Transactions shall not have been consummated by earlier of (i) one hundred sixteen (116) days after the date the Form S-4 is initially filed with the SEC and (ii) December 28, 2016 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to Parent or the Company if its action or failure to act constitutes a material breach or violation of any of its covenants, agreements or other obligations hereunder and such material breach or violation has been the principal cause of or directly resulted in (A) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger set forth in Article VI prior to the Outside Date or (B) the failure of the Closing to occur by the Outside Date; or

(iii)        if the Parent Stockholder Approval shall not have been obtained upon a vote taken thereon at the Parent Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof.

(c)          By Parent, if the Company Stockholder Approval is not obtained by the date of the Parent Stockholders Meeting.

(d)          By Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, if occurring or continuing on the Closing Date, (i) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) is not cured by the earlier of the Outside Date and thirty (30) days following written notice of such breach to the Company, or by its nature or timing is incapable of being cured during such period; provided, that Parent is not then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

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(e)          By the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, if occurring or continuing on the Closing Date, (i) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) is not cured by the earlier of the Outside Date and thirty (30) days following written notice of such breach to Parent, or by its nature or timing is incapable of being cured during such period; provided, that the Company is not then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(f)          By Parent, prior to the time at which the Company Stockholder Approval has been obtained, if (i) an Adverse Recommendation Change shall have occurred or (ii) the Company shall have breached in any material respect Section 5.4(a) or Section 5.6.

Section 8.2           Effect of Termination. In the event of the termination of this Agreement by either Parent or the Company as provided in Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other party specifying the provision hereof pursuant to which such termination is made. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company, Parent or Merger Sub, other than this Section 8.2, Section 8.3 and Article IX, which provisions shall survive such termination; provided, however, that, subject to the terms of this Agreement, if such termination shall result from the failure of any party to perform an agreement or covenant contained herein, nothing in this Section 8.2 shall relieve any party of any liability as a result of such failure or breach. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive the termination of this Agreement in accordance with their terms.

Section 8.3           Termination Fee; Expenses.

(a)          Except as otherwise provided in this Section 8.3 and except for (a) the Filing or similar fees in connection with obtaining any required approvals of Governmental Entities or third parties, (b) the expenses in connection with printing and mailing the Proxy/Consent Solicitation Statement, and (c) all SEC filing fees relating to the Transactions (which fees and expenses shall be borne, in the case of each of the foregoing clauses (a) through (c), by the Company), all fees and expenses incurred by the parties hereto shall be borne solely by the party that has incurred such fees and expenses. Notwithstanding the foregoing, in the event that this Agreement is terminated (other than pursuant to Section 8.1(e)), then the Company shall pay to Parent, within three (3) Business Days of the date of such termination, the amount of any costs and expenses of the type described in the first sentence of Section 6 of the Letter of Intent, dated as of April 20, 2016, by and between Parent and the Company, that have been incurred by or on behalf of Parent prior to the date of this Agreement.

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(b)          In the event that (i) this Agreement is, or, at the time of a termination of this Agreement, could have been, terminated pursuant to Section 8.1(b)(ii) or Section 8.1(c) and (ii) prior to the termination of this Agreement, an Acquisition Proposal (substituting “fifty percent (50%)” for “twenty percent (20%)” in the definition of “Acquisition Proposal”) for the Company is publicly disclosed, announced or otherwise made public or made known to senior management of the Company (in each case, other than by Parent), and (iii) the Company promptly rejects (including, if requested by Parent, by doing so publicly) any and all proposals made by, and any negotiations with, the party making such Acquisition Proposal, and (iv) the Company Board does not solicit Selling Stockholders to be in favor of such rejected Acquisition Proposal, and (v) if, within twelve (12) months following such termination, the Company enters into a definitive agreement providing for, and subsequently consummates, an Acquisition Proposal with such party that was rejected in clause (iii) (substituting “fifty percent (50%)” for “twenty percent (20%)” in the definition of “Acquisition Proposal,”), then the Company shall pay to Parent an amount equal to the lesser of $12,000,000 or five percent (5%) of the Fair Market Value of the Company (the “Termination Fee”), by wire transfer of same day funds, simultaneously with the consummation of any such transaction.

(c)          In the event that (i) this Agreement is, or, at the time of a termination of this Agreement, could have been, terminated pursuant to Section 8.1(b)(ii) or Section 8.1(c), and (ii) prior to the termination of this Agreement, an Acquisition Proposal (substituting “fifty percent (50%)” for “twenty percent (20%)” in the definition of “Acquisition Proposal”) for the Company is publicly disclosed, announced or otherwise made public or made known to senior management of the Company (in each case, other than by Parent), and (iii) (A) the criteria in Section 8.3(b)(iii) above is not satisfied with respect to such Acquisition Proposal or (B) the Company Board solicits Selling Stockholders to be in favor of a rejected Acquisition Proposal, and (iv) if, within twelve (12) months following such termination, the Company enters into a definitive agreement providing for, and subsequently consummates, an Acquisition Proposal (substituting “fifty percent (50%)” for “twenty percent (20%)” in the definition of “Acquisition Proposal,” and whether or not it is the same Acquisition Proposal as referenced in clause (ii)), then the Company shall pay to Parent an amount equal to the Termination Fee, by wire transfer of same day funds, simultaneously with the consummation of any such transaction.

(d)          In the event that this Agreement is terminated by Parent pursuant to Section 8.1(f), then the Company shall pay to Parent the Termination Fee within three (3) Business Days of the date of termination of this Agreement.

(e)          The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement. The payments contemplated hereby shall be paid pursuant to this Section 8.3 regardless of any alleged breach by the payee of its obligations hereunder; provided, that no payment pursuant to this Section 8.3 shall operate or be construed as a waiver by the party of any breach of this Agreement by the other party or of any rights of the party in respect thereof. Notwithstanding anything to the contrary in this Agreement, in no event shall the full amount of the Termination Fee be paid more than once by the Company.

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Section 8.4           Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 8.1 or an amendment or waiver of this Agreement pursuant to Section 9.1 or Section 9.2 shall, in order to be effective, require, in the case of the Company, Parent and Merger Sub, action by their respective Boards of Directors or a duly authorized committee thereof. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of Parent or the Company.

Article IX

MISCELLANEOUS

Section 9.1           Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of Parent or the Company contemplated hereby, by written agreement of the parties hereto at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that no amendment, modification or supplement of this Agreement shall be made following the adoption of this Agreement by Parent’s stockholders or the Company’s stockholders unless, to the extent required, approved by Parent’s stockholders or the Company’s stockholders, as applicable.

Section 9.2           Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Except as required by applicable Law, no waiver of this Agreement shall require the approval of the stockholders of either Parent, Merger Sub or the Company. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 9.3           Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time, except as stated herein.

Section 9.4           Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile transmission (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

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(a)          if to the Company, to:

Sungevity, Inc.
66 Franklin St.

Oakland, CA 94607

Attention: Andrew Birch
Telephone No: (510) 496-5500
Facsimile: (510) 380-6875

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP
The Orrick Building
405 Howard Street

San Francisco, CA 94105-2669
Attention: Andrew D. Thorpe
Telephone No.: (415) 773-5700
Facsimile: (415) 773-5759

(b)          if to Parent or Merger Sub, to:

Easterly Acquisition Corp.
375 Park Avenue
21st Floor
New York, NY 10152
Attention: Avshalom Kalichstein

Telephone No: (646) 712-8300
Facsimile: (646) 383-9413

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
875 Third Avenue
New York, NY 10022
Attention: Alexander B. Johnson
Telephone No.: (212) 918-3030
Facsimile: (212) 918-3100

(c)          if to Sellers Representative, to:

Shareholder Representative Services LLC
1614 15th Street, Suite 200
Denver, CO 80202
Attention: Managing Director

Telephone No.: (303) 648-4085
Facsimile: (303) 623-0294

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Section 9.5           Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or via portable document format (.pdf)), it being understood that all parties need not sign the same counterpart.

Section 9.6           Entire Agreement; Third Party Beneficiaries. This Agreement (including the Exhibits hereto and the documents and the instruments referred to herein), the Confidentiality Agreement and any agreements entered into contemporaneously herewith: (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) except as provided in Section 5.11 are not intended to confer upon any Person other than the parties hereto any rights or remedies.

Section 9.7           Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 9.8           Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 9.9           Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be directly or indirectly assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any entity that is wholly owned, directly or indirectly, by Parent; provided, that, no such assignment shall be permitted hereunder if such assignment would reasonably be expected to (a) materially prevent or delay the consummation of the Transactions or (b) result in any of the conditions to the Merger set forth in Article VI not being satisfied. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

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Section 9.10         Headings; Interpretation. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. “Include,” “includes,” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter and the Parent Disclosure Letter. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “made available,” “delivered” or “provided” or terms of similar import, when used in the representations (including any attendant definitions) shall mean, in the case of the Company, made available and delivered to Parent and its Representatives prior to the date of this Agreement and, in the case of Parent, made available to the Company and its Representatives prior to the date of this Agreement in the electronic data room maintained by the Company or delivered to the Company and its Representatives. Unless otherwise specified, all references to “$” refer to United States dollars. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. All Exhibits and schedules annexed hereto or referred to herein, and the Parent Disclosure Letter and the Company Disclosure Letter, are hereby incorporated in and made a part of this Agreement as if set forth in full herein; provided, however, that the fact that any item of information is disclosed in either the Parent Disclosure Letter or the Company Disclosure Letter shall not be construed to mean that such information is required to be disclosed by this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. This Agreement is the product of negotiations by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

Section 9.11         Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 9.12         Exclusive Jurisdiction. Each of the parties hereto (a) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware, in the event any dispute arises out of this Agreement or any of the Transactions, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, any court of the United States located in the State of Delaware and (d) consents to service of process being made through the notice procedures set forth in Section 9.4.

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Section 9.13         WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.14         Sellers Representative.

(a)          Upon and by virtue of the Company Stockholder Approval, each holder of Company Common Stock, Company Preferred Stock, In-the-Money Warrants and Common Stock Allocation Participant (collectively, the “Selling Stockholders”) collectively and irrevocably constitute and appoint Sellers Representative from and after the date hereof, to do any and all things and execute any and all documents that Sellers Representative determines are required or permitted to be taken by Sellers Representative under this Agreement and the agreements ancillary hereto, including without limitation with respect to any Parent Indemnified Claims (including the settlement thereof) and with respect to performing the duties or exercising the rights granted to Sellers Representative hereunder and the under the agreements ancillary hereto, which shall include the power and authority to: (i) give and receive notices and communications to or from Parent (on behalf of itself or any other Parent Indemnified Party) and/or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the Transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement or the Escrow Agreement expressly contemplates that any such notice or communication shall be given or received by the Selling Stockholders individually); (ii) authorize deliveries to Parent from the Escrow Account in satisfaction of claims asserted by Parent (on behalf of itself or any other Parent Indemnified Party, including by not objecting to claims thereto); (iii) object to any Parent Indemnification Claims; (iv) consent or agree to, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with Orders of courts and awards or arbitrators with respect to such Parent Indemnification Claims; and (v) take all actions necessary or appropriate in the judgment of Sellers Representative for the accomplishment of, and to assert, enforce and protect the rights and interests of the Selling Stockholders with respect to, the foregoing, including to engage outside counsel, accountants and other advisors and incur such other expenses on behalf of the Selling Stockholders in connection with the foregoing.

(b)          Parent shall have the right to rely upon all actions taken or omitted to be taken by Sellers Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon the Selling Stockholders.

(c)          The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Selling Stockholder and (ii) shall survive the consummation of the Merger, and any action taken by Sellers Representative pursuant to the authority granted in this Agreement shall be effective and binding on each Selling Stockholder notwithstanding any contrary action of or direction from such Selling Stockholder, except for actions or omissions of Sellers Representative constituting willful misconduct.

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(d)          Sellers Representative represents and warrants that it is a limited liability company, duly organized, validly existing and in good standing under the Laws of Colorado, and it has the requisite limited liability company power and authority, and has taken all limited liability company action necessary or required, to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Sellers Representative and, assuming that this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of Sellers Representative, subject to the Laws of agency.

(e)          The Sellers Representative shall at all times act in its capacity as Sellers Representative in a manner that the Sellers Representative believes to be in the best interest of the Selling Stockholders. The Sellers Representative shall not be liable to any Selling Stockholder for any act done or omitted hereunder as Sellers Representative while acting in good faith and absent its gross negligence or bad faith. The Selling Stockholders, severally and not jointly (based on each Selling Stockholder’s Pro Rata Portion compared to the aggregate of the Pro Rata Portions of all Selling Stockholders), shall indemnify and defend the Sellers Representative and hold the Sellers Representative harmless from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, the “Representative Losses”) arising out of or in connection with the Sellers Representative’s execution and performance of this Agreement and any agreements ancillary hereto, including the Escrow Agreement, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Sellers Representative, the Sellers Representative will reimburse the Selling Stockholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Sellers Representative by the Selling Stockholders, any such Representative Losses may be recovered by the Sellers Representative from (i) the Expense Fund and (ii) the amounts in the Escrow Account at such time as remaining amounts would otherwise be distributable to the Selling Stockholders; provided, that while this section allows the Sellers Representative to be paid from the Expense Fund and the Escrow Account, this does not relieve the Selling Stockholders from their obligation to promptly pay (in accordance with the third sentence of this Section 9.14(e)) such Representative Losses as they are suffered or incurred, nor does it prevent the Sellers Representative from seeking any remedies available to it at Law or otherwise. In no event will the Sellers Representative be required to advance its own funds on behalf of the Selling Stockholders or otherwise. The Selling Stockholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Sellers Representative or the termination of this Agreement.

(f)          The Sellers Representative shall have reasonable access during normal business hours to information about the Parent and Surviving Corporation and the reasonable assistance of the Parent and Surviving Corporation’s officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Sellers Representative shall treat confidentially and not disclose any nonpublic information from or about the Parent, the Surviving Corporation or the Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

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(g)          Except as otherwise decided by the written consent of Selling Stockholders holding a majority of the Escrow Shares, as of immediately following the Effective Time, the Advisory Committee will have three (3) members and, in case of any resignation or vacancy for any other reason, the remaining members of the Advisory Committee will appoint any other Selling Stockholder to fill the vacancy on the Advisory Committee. The Advisory Committee may, via majority vote, direct Sellers Representative in respect of any post-Closing actions on behalf of the Selling Stockholders, subject to Sellers Representative’s right to act in accordance with this Agreement and to exclude from decisions any person that it determines in good faith to be conflicted. In the absence of timely directives, Sellers Representative may act as it believes to be in the best interests of the Selling Stockholders.

(h)          The Advisory Committee will not disclose or use any information received from the Sellers Representative unless required by Law (after advance consultation with the Sellers Representative). In the event of any pending or Threatened action, claim, dispute or other Proceeding related to this Agreement, the Sellers Representative and the Advisory Committee intend to consult with each other and have a commonality of interest with respect thereto and agree that it is their intention and understanding that sharing of information will not waive or diminish the continued protection of the attorney-client privilege, the work product doctrine or any other applicable privilege or doctrine. The Sellers Representative may opt not to convey any information if the Sellers Representative in good faith determines that it could jeopardize the confidential treatment thereof.

(i)          The Sellers Representative may resign upon thirty (30) day notice in the event of circumstances rendering it impracticable for Sellers Representative to continue to effectively serve, including amendments increasing Sellers Representative’s responsibilities without its consent or failure to pay amounts due to Sellers Representative. The rights and obligations of Sellers Representative pursuant to this Agreement, and the grant of authority to such Sellers Representative set forth in this Section 9.14 may be assigned from time to time or a vacancy in such position may be filled upon written consent of the Selling Stockholders receiving a majority-in-interest of the Merger Consideration; provided, however, that no such assignment shall be effective unless and until (i) evidence of the consent referred to in the immediately preceding sentence is provided to Parent and (ii) the assignee of such rights and obligations becomes a party to this Agreement by executing a joinder in a form reasonably acceptable to Parent. Upon any such assignment, the Person accepting and assuming the rights and obligations of Sellers Representative shall become, for all purposes, Sellers Representative hereunder.

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(j)          Upon the Closing, the Company will wire to the Sellers Representative an amount of $75,000 (the “Expense Fund”), which will be used for the purposes of paying directly, or reimbursing the Sellers Representative for, any third party expenses pursuant to this Agreement and the agreements ancillary hereto. The Selling Stockholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Sellers Representative any ownership right that they may otherwise have had in any such interest or earnings. The Sellers Representative will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Sellers Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Sellers Representative will deliver the balance of the Expense Fund to the Exchange Agent for further distribution to the Selling Stockholders. For Tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Selling Stockholders at the time of Closing.

Section 9.15         Trust Account Waiver. The Company acknowledges that Parent is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated July 29, 2015 (the “Prospectus”), substantially all of Parent’s assets consist of the cash proceeds of the IPO and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of Parent, certain of its public stockholders and the underwriters of the IPO. The Company acknowledges that it has been advised by Parent that, except with respect to interest earned on the funds held in the Trust Account that may be released to Parent to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (a) if Parent completes the Transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; and (b) if Parent fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Parent in limited amounts to permit Parent to pay the costs and expenses of its liquidation and dissolution, and then to Parent’s public stockholders. For and in consideration of Parent entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocable waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Parent.

Section 9.16         Waiver of Conflicts Regarding Representation. Each of the parties hereto acknowledges and agrees that the Company and the Selling Stockholders have retained Orrick, Herrington & Sutcliffe LLP and  Morrison & Foerster LLP (collectively, “Firms”) to act as their counsel in connection with the Transactions. After the Closing, it is possible that Firms will represent the Selling Stockholders and/or the Sellers Representative (individually and collectively, the “Seller Group”) solely in connection with the Transactions contemplated by this Agreement, including, for the avoidance of doubt, with respect to any claim for indemnification against the Selling Stockholders. Parent, the Surviving Corporation, and the Company hereby agree that Firms (or any successor) may represent the Seller Group in the future solely in connection with issues that may arise under this Agreement and any claims that may be made hereunder, including a dispute that arises after the Closing between Parent (and/or Company) and the Sellers Representative. Firms (or any successor) may serve as counsel to all or a portion of the Seller Group or any director, member, partner, officer, employee, Representative, or Affiliate of the Seller Group, solely in connection with any litigation, claim or obligation arising out of or relating to this Agreement, or the Transactions. Each of the parties hereto consents thereto, and waives any conflict of interest arising therefrom, and each such party shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Each of the parties hereto acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in this connection.

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Section 9.17         Definitions. As used in this Agreement, the following terms and those set forth in the Index of Defined Terms, when used in this Agreement, and the Exhibits, schedules, and other documents delivered in connection herewith, shall have the meanings specified in this Section 9.17 or on the corresponding page number of the Index of Defined Terms:

“Adjusted Company Preferred Consideration” means the total number of shares of Parent Company Common Stock issuable to all shares of Company Preferred Stock pursuant to Sections 2.1(b)(i) through (iv), without giving effect to any reduction pursuant to Section 2.1(b)(vii) or Section 2.2(c).

“Advisory Committee” means Robert Davenport III, Alec Guettel and Andrew Birch.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; and “control” has the meaning specified in Rule 405 under the Securities Act.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Preference” means the Adjusted Company Preferred Share Consideration applicable to each series, as may be reduced by Section 2.1(b)(vii).

“Appraisal Rights Claim” means any claim relating to the exercise or purported exercise of appraisal or dissenter’s rights under the Appraisal Rights Statute (including all legal fees and expenses and other court cost and expenses), as well as any obligation to issue (or pay) additional consideration in respect of any Dissenting Shares in excess of what such stockholder would have received pursuant to Article II of the Merger Agreement.

“Available Cash” means the amount of cash in U.S. dollars equal to (a) unrestricted cash and cash equivalents, determined in accordance with GAAP, held by Parent outside of the Trust Account, plus (b) the amount of the funds contained in the Trust Account not subject to valid requests for redemption that have not been withdrawn, minus (c) deferred underwriting fees, minus (d) any Parent transaction expenses that are accrued and unpaid as of Closing, minus (e) any liability or obligation known by Parent, including without limitation the Convertible Promissory Note to the extent of any outstanding amount that has not been converted into Parent Warrants; provided, that any liability or obligation for reasonable expenses that are accrued and unpaid as of Closing that were incurred for the purposes or for the benefit of the Parent and the Company following the Closing in an amount not to exceed $450,000 in the aggregate shall not be subtracted from clause (a) and (b).

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“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or commercial banks in the County of New York are authorized or required by Law to be closed.

“Claim Notice” means a written notice of a claim for indemnification pursuant to this Agreement specifying in reasonable detail the nature of, and factual and legal basis for, the claim for which indemnification is sought, a reasonable description of the Losses suffered (other than with respect to an Asserted Liability), the amount of such claim, if known, and the provisions of this Agreement upon which such claim for indemnification is made.

“Common Stock Allocation Participant” means the participants entitled to receive a portion of the Common Stock Allocation as set forth in Section 2.1(h) hereof.

“Company Class A Common Stock” means the Company’s Class A common stock, par value $0.001 per share.

“Company Class A Warrants” means warrants to acquire Company Class A Common Stock.

“Company Class B Common Stock” means the Company’s Class B common stock, par value $0.001 per share.

“Company Intellectual Property” means all Intellectual Property owned, licensed or used by the Company or one of its Subsidiaries.

“Company Preferred Warrants” means warrants to acquire Company Preferred Stock.

“Company Series A Per Share Consideration” means the lesser of (i) 0.0075525 shares of Parent Common Stock and (ii) (A) the Aggregate Parent Common Stock minus the total shares of Parent Common Stock issued pursuant to Sections 2.1(b)(i), 2.1(b)(ii) and 2.1(b)(iii), divided by (B) the total number of shares of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time, including any shares of Company Series A Preferred Stock issued pursuant to Section 2.6(b) (other than Dissenting Shares).

“Company Series A Preferred Stock” means the Company’s Series A preferred stock, par value $0.001 per share.

“Company Series A Warrants” means warrants to acquire Company Series A Preferred Stock.

“Company Series B Per Share Consideration” means the lesser of (i) 0.0075525 shares of Parent Common Stock and (ii) (A) the Aggregate Parent Common Stock minus the total shares of Parent Common Stock issued pursuant to Sections 2.1(b)(i) and 2.1(b)(ii), divided by (B) the total number of shares of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time, including any shares of Company Series B Preferred Stock issued pursuant to Section 2.6(b) (other than Dissenting Shares).

“Company Series B Preferred Stock” means the Company’s Series B preferred stock, par value $0.001 per share.

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“Company Series B Warrants” means warrants to acquire Company Series B Preferred Stock.

“Company Series C Per Share Consideration” means the lesser of (i) 0.00855 shares of Parent Common Stock and (ii) (A) the Aggregate Parent Common Stock minus the total shares of Parent Common Stock issued pursuant to Section 2.1(b)(i), divided by (B) the total number of shares of Company Series C Preferred Stock issued and outstanding immediately prior to the Effective Time, including any shares of Company Series C Preferred Stock issued pursuant to Section 2.6(b) (other than Dissenting Shares).

“Company Series C Preferred Stock” means the Company’s Series C preferred stock, par value $0.001 per share.

“Company Series C Warrants” means warrants to acquire Company Series C Preferred Stock.

“Company Series D Per Share Consideration” means the lesser of (i) 0.0093195 shares of Parent Common Stock and (ii) the Aggregate Parent Common Stock divided by the total number of shares of the Company Series D Preferred Stock issued and outstanding immediately prior to the Effective Time, including any shares of Company Series D Preferred Stock issued pursuant to Section 2.6(b) (other than Dissenting Shares).

“Company Series D Preferred Stock” means the Company’s Series D preferred stock, par value $0.001 per share, and shall include any shares of Company Series D Preferred Stock issued immediately prior to the Effective Time upon conversion of any subordinated convertible notes.

“Company Series D Warrants” means warrants to acquire Company Series D Preferred Stock.

“Company Stock Options” means options to acquire shares of Company Class B Common Stock issued pursuant to the Company Stock Plans.

“Company Stock Plans” means the Sungevity, Inc. 2007 Stock Option and Grant Plan, as amended.

“Confidentiality Agreement” means the confidentiality letter agreement dated March 21, 2016 between Parent and the Company, as the same may be amended, supplemented or otherwise modified by the parties.

“Convertible Promissory Note” means the Convertible Promissory Note, dated as of March 17, 2016, issued by Parent to Easterly Acquisition Corp.

“Director” means a member of the Company Board or the board of directors of any of its Subsidiaries, as applicable.

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“Fair Market Value of the Company” means the total value of the Company based on the consideration payable with respect to an Acquisition Proposal, regardless of the total amount of the Company Capital Stock acquired, as determined in good faith by Parent and the Company. In the event that any consideration payable for the Company Capital Stock is securities and such securities are (i) publicly-listed securities of another Person, then the value of such securities shall be the volume weighted average price of such securities for the ten (10) trading days prior to the closing of the consummation of such Acquisition Proposal or (ii) non-publicly listed securities of another Person, then the value shall be determined in good faith by the Company Board and subject to the approval of Parent.

“GAAP” means generally accepted accounting principles in the United States.

“Hazardous Substances” means any substance, material, or waste that poses a hazard or threat to human health, safety, natural resources, or the environment or that is listed, defined, regulated, or forms the basis of liability under any Environmental Law, including “hazardous substances” as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., and petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Implied Merger Consideration Per Company Common Share” means the Common Exchange Ratio multiplied by $10.00.

“Indebtedness” means, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any cost associated with prepaying any such debt, (b) capitalized lease obligations, (c) letters of credit, (d) the principal of and premium in respect of obligations evidenced by bonds, debentures, notes and similar instruments and all other obligations of a Person upon which interest is paid by such Person, including accrued interest, (e) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, (f) negative balances in bank accounts, (g) amounts in respect of checks in transit, (h) net cash payment obligations under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), (i) all liabilities relating to securitization or factoring programs or arrangements, and (j) all Indebtedness of another Person referred to in clauses (a) through (i) above guaranteed (including keep well arrangements) directly or indirectly, jointly or severally, in any manner, in each case, other than (i) deposits and (ii) federal or other similar governmental funds borrowings.

“Indemnifying Holders” means holders of Company Preferred Stock, Company Common Stock and In-the-Money Warrants. For avoidance of doubt, Indemnifying Holders excludes Common Stock Allocation Participants.

“Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

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“Knowledge” and “known” means the actual knowledge of the individuals set forth in Section 9.17 of the Parent Disclosure Letter, in the case of Parent, or Section 9.17 of the Company Disclosure Letter, in the case of Company.

“Laws” means, any United States, federal, state or local or any foreign law (in each case, statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, statute, regulation (domestic or foreign) or other similar requirement enacted, issued, adopted, promulgated, entered into or applied by a Governmental Entity.

“Liens” means, any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever, excluding restrictions imposed by securities Laws.

“Losses” means any and all claims, demands, suits, proceedings, judgments, losses, charges, penalties, and fees, and reasonable costs and expenses (including reasonable attorneys’ fees and expenses) sustained, suffered or incurred by any Indemnified Party arising from any matter which is the subject of indemnification under Article VII, but excluding incidental, consequential or punitive damages or any liability for lost profits, except to the extent such Losses are an Asserted Liability or are reasonably foreseeable.

“Material Adverse Effect” means, with respect to Parent, on the one hand, or the Company, on the other hand, any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate, (a) has or would be reasonably expected to have a material adverse effect on the business, results of operations, assets, liabilities or financial condition of such party and its Subsidiaries, taken as a whole, except to the extent such material adverse effect results from (i) any changes in regional or global economic conditions, including changes affecting credit, financial or capital markets or changes in interest rates or exchange rates, except to the extent that such changes in conditions have a greater adverse materially disproportionate effect on such party and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which such party and any of its Subsidiaries operate, (ii) any changes in conditions generally affecting any of the industries in which such party and its Subsidiaries operate, except to the extent that such changes in conditions have a greater adverse materially disproportionate effect on such party and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in such industries, (iii) any decline in the market price or trading volume or credit rating of such party or the securities of such party (it being understood that the facts or occurrences giving rise to or contributing to such decline may be taken into account in determining whether there has been or would be a Material Adverse Effect), (iv) any regulatory, legislative or political conditions, in each case in the United States or any other jurisdiction, except to the extent that such conditions have a greater adverse materially disproportionate effect on such party and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which such party and any of its Subsidiaries operate, (v) the execution and delivery of this Agreement or the public announcement, performance, pendency or consummation of the Merger or any of the other Transactions, including the impact thereof on the relationships, contractual or otherwise, of such party or any of its Subsidiaries with customers, employees, suppliers or other Persons or any litigation arising from this Agreement or the Transactions, (vi) any retrospective or prospective change in applicable Laws (including, for the avoidance of doubt, any Renewable Portfolio Standard and any import tariff on solar panels or related equipment), regulation or GAAP (or authoritative interpretations thereof) or the enforcement, implementation or interpretation thereof, (vii) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, except to the extent that such conditions have a greater adverse materially disproportionate effect on such party and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which such party and any of its Subsidiaries operate, (viii) any action permitted or required to be taken pursuant to or in accordance with this Agreement or taken at the request of the other party or with the other party’s express written consent, (ix) any failure by the party to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise to or contributing to such decline may be taken into account in determining whether there has been or would be a Material Adverse Effect), (x) any change affecting the international, national, regional, state, provincial or local electric generating, transmission or distribution industry, (xi) any change in international, national, regional, state, provincial or local wholesale or retail electric power prices, (xii) any change or development in international, national, regional, state, provincial or local electric transmission or distribution systems, (xiii) any effect of weather, geological or meteorological events, or (xiv) volcanoes, tsunamis, pandemics, earthquakes, floods, storms, hurricanes, tornados or other natural disasters, except to the extent that such conditions have a greater adverse materially disproportionate effect on such party and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which such party and any of its Subsidiaries operate; or (b) would prevent or materially delay the consummation by Parent or the Company, as applicable, of the Merger and the other Transactions on a timely basis.

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“Material Contracts” shall mean (a) with respect to the Company or any of its Subsidiaries, (i) any Contract which contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of any line of business by the Company or any of its Subsidiaries, (ii) any Contract with or to a labor union or guild (including any collective bargaining agreement), (iii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements, in each case relating to Indebtedness in excess of $2,000,000 (other than deposit liabilities, trade payables, and securities sold under repurchase agreements), (iv) any Contract that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or its Subsidiaries, taken as a whole, (v) any Contract that is a consulting agreement or data processing, software programming or licensing Contract involving the payment of more than $1,000,000 per year (other than any such Contracts that are terminable by the Company or its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions (other than the condition of notice)), (vi) any Contract that relates to the supply, manufacturing, distribution, marketing, advertising or promotion of products or services involving in any such case payments by the Company or any of its Subsidiaries of more than $2,500,000 per year, or with regard to solar equipment, $10,000,000 per year; (vii) any Contract that relates to the supply of products or services by the Company or its Subsidiaries involving in any such case payments to the Company or any of its Subsidiaries of more than $2,000,000 per year; (viii) any Contract that constitutes an employment agreement which provides for annual compensation in excess of $350,000 or any option agreement or restricted stock unit agreement in excess of $350,000; (ix) any Contract that provides for severance, retention, change of control or other similar payments to any member of the Company Board, officer or employee involving payments in excess of $150,000; (x) any Contract for the licensing or development of Company Intellectual Property in excess of $350,000; and (xi) any Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by the Company or any of its Subsidiaries of assets with a fair market value in excess of $1,000,000; provided, that the amounts in (i) through (xi), excluding the amount noted in (v), noted above refer to payments due on or after the date hereof, or paid by the Company and cannot be terminated by the Company on less than ninety (90) days’ notice without material payment or penalty; or (b) with respect to Parent, (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by Parent with the SEC, (ii) any Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by Parent of assets, securities, or properties, or relating to any Business Combination, (iii) any Contract relating to the Trust Account or the assets thereof, (iv) any Contract with any officer, director or Affiliate of Parent or with any underwriter of the IPO or (v) any other Contract under which Parent is obligated to make payment or incur costs in excess of $250,000 in any year.

“Nasdaq” means The NASDAQ Capital Market.

“New Convertible Notes” means an aggregate principal amount of up to $20,000,000 of subordinated convertible notes issued or issuable by the Company on or after the date hereof and prior to the date the Form S-4 is declared effective by the SEC, which shall automatically and fully convert (including any accrued but unpaid interest and any other amounts payable thereunder) immediately prior to the Merger, and upon certain other agreed events, into Company Series D Preferred Stock, together with and any additional Company Series D Warrants issued in connection with the sale of such subordinated convertible notes (which warrants shall automatically be exercised into Company Series D Stock immediately prior to the Merger).

“Open Source Software” means all software or other materials distributed as “open source”, “free software,” “copyleft software,” or under similar licensing or distribution terms, including without limitation, any software or material that requires as a condition of use, modification, or distribution that other software incorporated into, derived from or distributed with such software or material (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge.

“Order” means any order, writ, injunction, decree, judgment, award, injunction, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity (in each case, whether temporary, preliminary or permanent).

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“Per Share Calculations” means the Company Common Per Share Consideration, Adjusted Company Series A Per Share Consideration, Adjusted Company Series B Per Share Consideration, Adjusted Company Series C Per Share Consideration and Adjusted Company Series D Per Share Consideration.

“Permitted Lien” means (i) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been taken and, in each case, are specifically adjusted for in accordance with this Agreement, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens arising or incurred in the ordinary course of business with respect to charges not yet due and payable or being contested in good faith by appropriate procedures and, in each case, for which there are adequate reserves and are specifically adjusted for in accordance with this Agreement, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) gaps in the chain of title evident from the records of the relevant Government Entity maintaining such records, easements, rights-of-way, covenants, restrictions and other encumbrances of record as of the date hereof which do not, individually or in the aggregate, (x) interfere with the use of the real property for its intended purposes in the ordinary course of the business or (y) materially impair the value of such real property, (v) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that, individually or in the aggregate, are not material in amount and that do not, in any case, materially detract from the value or the use of the property subject thereto, (vi) statutory landlords’ liens and liens granted to landlords under any lease which do not, individually or in the aggregate, (x) interfere with the use of the real property for its intended purposes in the ordinary course of the business or (y) materially impair the value of such real property, (vii) any purchase money security interests, equipment leases or similar financing arrangements and (viii) the permitted liens set forth on Section 9.17 of the Company Disclosure Letter.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pro Rata Portion” means, with respect to each Selling Stockholder, an amount equal to the quotient obtained by dividing (i) the total shares of Parent Common Stock received by such Selling Stockholder by (ii) 35,000,000.

“Preference Cutback Amount” means a number of shares of Parent Common Stock equal to (A) the sum of (x) the Adjusted Company Preferred Consideration plus (y) 1,750,000 shares of Parent Common Stock minus (B) the sum of (1) 35,000,000 shares of Parent Common Stock and (2) the Shared Cutback Amount; provided, however, that the Preference Cutback Amount shall be zero if the above calculation is a negative number.

“Proceeding” means any suit, action, proceeding, arbitration, mediation, audit, hearing or, to the Knowledge of the Person in question, investigation or inquiry (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

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“Release” means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Substances from any source into or upon the indoor or outdoor environment.

“Renewable Portfolio Standard” means any international, national, state or local renewable portfolio standard program.

“Sales Process Claim” means any claim by a Selling Stockholder: (a) against the Company or any Director, officer or agent of the Company (X) challenging, disputing or objecting to the Merger or the Merger Consideration, or (Y) alleging violations of fiduciary duty in connection with the Merger or the other Transactions, or (b) relating to any alleged action or failure to act on its behalf by Sellers Representative or the authority of Sellers Representative.

“Shared Cutback Amount” means the lesser of (i) 700,000 shares of Parent Common Stock and (ii) a number of shares of Parent Common Stock equal to (A) the sum of (x) the Adjusted Company Preferred Consideration plus (y) 1,750,000 shares of Parent Common Stock minus (B) 35,000,000 shares of Parent Common Stock; provided, however, that the Shared Cutback Amount shall be zero if the calculation in clause (ii) is a negative number.

“Subsidiary” when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, or (ii) that would be required to be consolidated in such party’s financial statements under GAAP.

“Tax Return” shall mean any return, report or statement filed or required to be filed with any Governmental Entity with respect to Taxes, including any election, notification, appendix schedule or attachment thereto, and including any amendments thereof.

“Taxes” shall mean all taxes of any kind imposed by any Governmental Entity, including those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, excise, employment, escheat, withholding, franchise, profits, license, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, but only to the extent the foregoing are in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity.

“Threatened” means threatened, whether or not in writing unless otherwise specified.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement, all as of the date first written above.

SUNGEVITY, INC.

By:	/s/ Andrew Birch
Name: Andrew Birch
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

SHAREHOLDER REPRESENTATIVE SERVICES LLC,
solely in its capacity as Sellers Representative

By:	/s/ W. Paul Koenig
Name: W. Paul Koenig
Title: Managing Director

2

EASTERLY ACQUISITION CORP.

By:	/s/ Avhsalom Kalichstein
Name: Avshalom Kalichstein
Title: Chief Executive Officer

SOLARIS MERGER SUB INC.

By:	/s/ Avhsalom Kalichstein
Name: Avshalom Kalichstein
Title: President

[Signature Page to Agreement and Plan of Merger]